UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OPENLANE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Proxy Statement is dated as of September 8, 2011 and is being mailed, along with the accompanying annexes, to the holders of the Company’s capital stock on or about September 9, 2011. You should not assume that the information contained herein is accurate as of any date other than the date hereof or as of the date or dates referenced herein or in any of the documents provided herewith.

OPENLANE, INC.
2200 Bridge Parkway, Suite 202
Redwood City, CA 94065

Dear OPENLANE, Inc. Stockholder:

OPENLANE, Inc., a Delaware corporation (“OPENLANE” or the “Company”), is furnishing this proxy statement for Merger, Solicitation of Acknowledgment, Advisory Consent on Executive Compensation and Notice of Appraisal Rights (this “Proxy Statement”) to its stockholders of record as of August 11, 2011 in connection with the proposed acquisition of OPENLANE by ADESA, Inc., a Delaware corporation (“ADESA” or “Purchaser”) and a wholly owned subsidiary of KAR Auction Services, Inc., a Delaware corporation (“KAR”), pursuant to an Agreement and Plan of Merger, dated as of August 15, 2011, by and among ADESA, KAR, as the Guarantor, Riley Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ADESA (“Merger Sub”), OPENLANE, and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative (the “Securityholders’ Representative”), which is attached hereto as Annex A (as may be amended, supplemented or modified from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Sub will be merged (the “Merger”) with and into OPENLANE, with OPENLANE surviving as a wholly owned subsidiary of ADESA. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

On August 16, 2011, OPENLANE stockholders representing the requisite number of shares to adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement did so through an action by written consent. This Proxy Statement is being sent to you pursuant to Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) for purposes of (i) requesting that you acknowledge and adopt certain stockholder resolutions approving and ratifying the Merger and waiving your appraisal rights by executing the Stockholder Acknowledgement attached hereto as Annex B (the “ Stockholder Acknowledgment”), (ii) providing a non-binding, advisory consent to approve “golden parachute” compensation potentially payable under existing agreements between the Company and certain executive officers of the Company by executing the Advisory Consent attached hereto as Annex C (the “Advisory Consent”), (iii) informing you of your appraisal rights under Delaware law, as more fully described in Annex D attached hereto and (iv) informing you of certain corporate actions taken by the Company as more fully set forth in Annex E. Each stockholder is entitled to the number of votes equal to the number of shares of OPENLANE common stock (“Common Stock”) into which all shares of OPENLANE capital stock held by such stockholder on the record date could be converted in accordance with OPENLANE’s Amended and Restated Certificate of Incorporation (the “Company Charter”).

Under the terms of the Merger Agreement, Purchaser has agreed to pay $210 million, plus an increase for excess cash on OPENLANE’s balance sheet at the consummation of the Merger, in cash to the holders of the Company’s securities (the “Securityholders”), subject to certain adjustments as described below (the “Merger Consideration”), in exchange for all of the outstanding equity securities of the Company. In addition, under the terms of the Merger Agreement, the OPENLANE securityholders (the “Securityholders”) are obligated to indemnify Purchaser for certain losses and damages that Purchaser or certain other parties may incur in connection with the Merger. To partially secure the indemnification obligations of the Securityholders, Purchaser will deposit up to $26 million of the Merger Consideration (the “Escrow Amount”), to be held in escrow pursuant to the terms of the Merger Agreement.

The Company’s Board of Directors (the “Board”), by resolutions duly adopted, unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders (the “Stockholders”), (ii) approved the Merger Agreement in accordance with the provisions of Delaware law, (iii) directed that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to the Stockholders for their adoption and approval by written consent and (iv) recommends that the Stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement. A specially appointed committee of the Board has specified the close of business on August 11, 2011 as the record date for the purpose of determining the stockholders of record who are entitled to act with respect to the proposals set forth herein.

By executing and delivering the Stockholder Acknowledgment to the Company, you will acknowledge and adopt the resolutions attached to the Stockholder Acknowledgment at Annex B and, in addition, expressly agree and acknowledge:

•	That you are aware of the availability of appraisal rights under Section 262 of the DGCL, in connection with the Merger (under Delaware law, OPENLANE stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal within 20 days of the date of the mailing of this Proxy Statement and comply with the other Delaware law procedures explained in this Proxy Statement);
•	That you agree to irrevocably and unconditionally waive, cause to be waived, and prevent the exercise of any rights of appraisal, any dissenters rights and any similar rights relating to the Merger that the you may have by virtue of, or with respect to, any shares of capital stock of the Company owned by you (including those rights pursuant to Section 262 of the DGCL);
•	That you agree to irrevocably nominate, constitute and appoint Shareholder Representative Services LLC, as the Securityholders’ Representative;
•	That you agree to be bound by the provisions of the Merger Agreement requiring that a portion of the Merger Consideration otherwise payable to you in the Merger be held in escrow pursuant to the terms of the Merger Agreement to partially secure the indemnification obligations of the Securityholders under the Merger Agreement;
•	That you agree to be bound by the indemnification obligations contained in Article IX of the Merger Agreement;
•	That you waive any notice rights you might have with respect to the Merger; and
•	If you are a holder of Preferred Stock and are a party to that certain Third Amended and Restated Investors’ Rights Agreement dated October 29, 2008, that you approve of the termination of such agreement, effective as of and contingent upon the effective time of the Merger.

By executing and delivering the Advisory Consent to the Company, you will provide a consent with respect to the resolutions set forth in the Advisory Consent at Annex C and, in addition, expressly agree and acknowledge:

•	That you are providing a non-binding, advisory consent to approve “golden parachute” compensation potentially payable under existing agreements between the Company and certain executive officers of the Company.

You may approve and ratify the matters described above by executing the Stockholder Acknowledgment attached hereto at Annex B and the Advisory Consent attached hereto at Annex C and delivering each to the Company’s legal counsel in the manner described in the box titled “ACTIONS REQUESTED OF YOU” below. The Stockholder Acknowledgment and the Advisory Consent are separate actions, and you may choose to execute one without executing the other.

The proposed Merger is a complex transaction. The summary of the Merger, the Merger Agreement, the Stockholder Acknowledgment, the Advisory Consent and the other terms described in this Proxy Statement are only a summary, do not purport to be complete and are in each case qualified in their entirety by the actual terms thereof provided in the Merger Agreement, the Stockholder Acknowledgment, the Advisory Consent and the attachments thereto and documents contemplated thereby. You should also consult with your own legal, tax and accounting advisors regarding the consequences of the proposed Merger and the related transactions.

ACTIONS REQUESTED OF YOU
After reviewing this Proxy Statement and the documents attached hereto, if you wish to adopt the stockholder resolutions relating to the Merger and/or provide a non-binding advisory consent with respect to executive compensation matters, we ask that you reply to this Proxy Statement promptly and in any event prior to Wednesday, September 28, 2011, by taking the following steps:
IF YOU ARE A STOCKHOLDER OF RECORD (YOU HOLD SHARES IN YOUR NAME):
1. Tear out, execute and date the Stockholder Acknowledgment attached hereto as Annex B and/or tear out, execute and date the Advisory Consent attached hereto as Annex C.
2. Fax or e-mail the signature pages directly to: Neela Morrison, Attorney, Wilson Sonsini Goodrich & Rosati, P.C., the Company’s legal counsel, at (650) 493-6811 or nmorrison@wsgr.com.

3.

Send your original executed Stockholder Acknowledgment and/or Advisory Consent to: Reeta Sharma, Corporate Paralegal, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050.

IF YOU ARE NOT A STOCKHOLDER OF RECORD (YOUR SHARES ARE HELD BY A BROKER OR OTHER NOMINEE):

1.

Instruct your broker to execute and date the Stockholder Acknowledgment attached hereto as Annex B and/or the Advisory Consent attached hereto as Annex C on your behalf and return it to Wilson Sonsini Goodrich & Rosati, P.C. in the manner described above.

YOUR PROMPT ATTENTION IS IMPORTANT TO THE CONSUMMATION OF THE MERGER.
If you have any questions regarding the foregoing, please contact Scott Cross, Assistant Secretary of the Company at (480) 809-3400 or at stockholderquestions@openlane.com.
IMPORTANT NOTICE: THIS PROXY STATEMENT SERVES AS YOUR NOTICE PURSUANT TO SECTION 228(e) OF THE DGCL OF THE STOCKHOLDER ACTIONS TAKEN BY WRITTEN CONSENT ON AUGUST 16, 2011 WITH RESPECT TO (1) THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AND (2) THE ELECTION TO CONVERT ALL SHARES OF PREFERRED STOCK OF THE COMPANY TO SHARES OF COMMON STOCK IMMEDIATELY PRIOR TO AND CONTINGENT UPON THE CONSUMMATION OF THE MERGER, EACH AS DESCRIBED MORE FULLY HEREIN.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and, if given or made, you should not rely upon such information or representation as having been authorized by the Company.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Sincerely,

Peter Kelly
Chief Executive Officer and Director

ADDITIONAL INFORMATION

See “Where You Can Find More Information” on page 57. You can obtain additional copies of this Proxy Statement and the attachments thereto by requesting them in writing from OPENLANE, Inc., Attn: Assistant Secretary, 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065. You will not be charged for any of the documents that you request. If you wish to request documents, you should do so by Tuesday, September 20, 2011.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed Merger. These questions and answers may not address all questions that may be important to you as a holder of shares of OPENLANE capital stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement. We sometimes make reference to OPENLANE, Inc. and its subsidiaries in this Proxy Statement by using the terms “OPENLANE,” “the Company,” “we,” “our” or “us.”

Q:	What is the transaction?
A:	OPENLANE and ADESA have entered into a Merger Agreement pursuant to which, subject to the terms and conditions of the Merger Agreement, ADESA will acquire OPENLANE through the merger of a wholly owned subsidiary of ADESA with and into OPENLANE. OPENLANE will be the surviving corporation (which we refer to as the surviving corporation) in the Merger and will continue as a wholly owned subsidiary of ADESA.
Q:	What will an OPENLANE stockholder receive in the Merger?
A:	For every share of Common Stock held at the time of the Merger, after giving effect to the automatic conversion of all outstanding shares of the Company’s preferred stock (the “Preferred Stock”) into shares of Common Stock, as described below, OPENLANE stockholders (other than stockholders who have perfected their appraisal rights under Delaware law) will be entitled to receive the per share merger consideration of up to approximately $8.30 in cash, without interest, less any applicable withholding taxes. This amount is a current estimate only and may be reduced or increased in accordance with the terms of the Merger Agreement. At the consummation of the Merger, the per share merger consideration will be determined by calculating the quotient (a) the numerator of which is equal to $210 million (i) plus an increase for excess cash on OPENLANE’s balance sheet at the consummation of the Merger; (ii) plus the aggregate exercise price of outstanding options and in-the-money warrants; (iii) minus outstanding indebtedness; and (iv) minus certain transaction-related expenses and (b) the denominator of which is equal to the sum of (without double counting) (i) the aggregate number of shares of Common Stock (after giving effect to the automatic conversion of the Preferred Stock into Common Stock) issued and outstanding as of the effective time of the Merger, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise of the in-the-money options and warrants outstanding as of the effective time of the Merger (such quotient, the “Per Share Merger Consideration”). A portion of the Per Share Merger Consideration payable to the Securityholders will be deposited into an escrow account as partial security for the Securityholders’ indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification.” We refer to the portion of the Per Share Merger Consideration that will be paid at the time of the consummation of the Merger (i.e., the Per Share Merger Consideration less the portion to be placed in escrow) as the “Per Share Closing Consideration.”
Q:	Will the outstanding Preferred Stock be automatically converted to Common Stock?
A:	Yes. Pursuant to the Company Charter, holders of a majority of the outstanding shares of Preferred Stock as of the record date elected on August 16, 2011 by written consent to automatically convert all outstanding shares of Preferred Stock to Common Stock immediately prior to and contingent upon the consummation of the Merger. As a result, all shares of Preferred Stock that you hold will be converted to Common Stock immediately prior to and contingent upon the consummation of the Merger.
Q:	What will happen in the Merger to OPENLANE’s stock options?
A:	Immediately prior to the effective time of the Merger, the vesting of all options to purchase shares of Common Stock (each, a “Company Option”) will accelerate in full contingent upon the consummation of the Merger and all options issued and outstanding on the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Common Stock as to which the applicable Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration over the exercise price of the applicable Company Option, plus a pro-rata portion of any subsequent distributions from the escrow account and any additional payments made pursuant to the terms of the Merger Agreement (up to the amount of the Per Share Merger Consideration). A portion of the Merger Consideration otherwise payable to the holders of Company Options will be deposited into the escrow account as partial security for such holders’ indemnification obligations under the Merger Agreement, as described below in the section beginning on page 35 entitled “Escrow and Indemnification.”
Q:	What will happen in the Merger to OPENLANE’s warrants?
A:	OPENLANE has agreed to use reasonable best efforts to enter into a warrant termination agreement with each warrant holder pursuant to which, effective as of and contingent upon the effective time of the Merger, all of such holders’ warrants will be cancelled in exchange for (1) a cash payment equal to the product of the number of shares of OPENLANE capital stock subject to such warrants, as converted into shares of Common Stock, multiplied by the Per Share Closing Consideration, less the exercise price of the applicable warrants, less the amount of any applicable withholding taxes plus a pro-rata portion of any subsequent distributions from the escrow account and any additional payments made pursuant to the terms of the Merger Agreement (up to the amount of the Per Share Merger Consideration) (we refer to the amount described in this clause 1 as the “Warrant Consideration”) or (2) if the exercise price of the applicable warrant is greater than the Per Share Merger Consideration, a nominal cash payment as consideration for executing the warrant termination agreement. A portion of the Warrant Consideration payable to the warrant holders will be deposited into the escrow account as partial security for the warrant holders’ indemnification obligations under the Merger Agreement, as described below in the section beginning on page 35 entitled “Escrow and Indemnification.”
Q:	Do any OPENLANE executive officers have interests in the Merger that may differ from those of OPENLANE stockholders?
A:	Yes. In considering the recommendation of the Board with respect to the Merger Agreement, you should be aware that certain of OPENLANE’s executive officers have economic interests in the Merger that are different from, or in addition to, their interests as OPENLANE stockholders generally. The members of the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. Please see “Interests of OPENLANE’s Directors and Executive Officers in the Merger” on page 24 for further details.
Q:	When do you expect the Merger to be completed?
A:	The Merger will close once the closing conditions, including OPENLANE stockholder approval and regulatory approvals, are satisfied or waived. Please see “Conditions to the Merger” on page 44 for further details.
Q:	Why am I receiving this Proxy Statement?
A:	You are receiving this Proxy Statement because you were a stockholder of OPENLANE as of August 11, 2011, the record date determined by the Board. All stockholders of OPENLANE as of the record date are being asked to acknowledge and adopt the stockholder resolutions attached to the Stockholder Acknowledgment and provide an advisory consent with respect to the “golden parachute” compensation set forth in the Advisory Consent. Copies of the Merger Agreement, the Stockholder Acknowledgment and the Advisory Consent are attached to this Proxy Statement as Annex A, Annex B and Annex C, respectively.
Q:	What consent is required to adopt the Merger Agreement?
A:	Under Delaware law and the Company Charter, the adoption of the Merger Agreement requires the written consent of the holders of at least (i) a majority of the outstanding Preferred Stock (voting together as single class on an as converted to Common Stock basis) and (ii) a majority of the outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis). The Company obtained such majority approval on August 16, 2011. In addition, under the Merger Agreement, as a condition to completing the Merger, stockholders representing at least 75% of the outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) must consent to the approval and adoption of the Merger Agreement. The Company expects to obtain such 75% approval at or around the time of the mailing of this Proxy Statement. In addition, the Company’s stockholders are being asked to execute and deliver to the Company the Stockholder Acknowledgment and thereby agree to be bound by the same stockholder resolutions as were adopted in connection with obtaining the consents described above.
Q:	Why am I being asked to provide a non-binding, advisory consent to approve the “golden parachute” compensation potentially payable under existing agreements to certain executive officers of the Company?
A:	The SEC has recently adopted new rules that require us to seek a non-binding, advisory vote with respect to certain payments potentially payable under existing agreements to certain of the Company’s executive officers in connection with the Merger.
Q:	What consent of the Company’s stockholders is required to approve the non-binding proposal regarding the “golden parachute” compensation potentially payable under existing agreements to certain executive officers of the Company?
A:	Approval of the non-binding proposal regarding the “golden parachute” compensation potentially payable under existing agreements to certain executive officers of the Company requires the affirmative consent of a majority of the outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis).
Q:	What will happen if the Company’s stockholders do not approve the “golden parachute” compensation?
A:	Approval of the “golden parachute” compensation potentially payable under existing arrangements between certain executive officers and the Company is not a condition to the consummation of the Merger. The consent with respect to the “golden parachute” compensation is an advisory consent and will not be binding on the Company or Purchaser. Therefore, if the Merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to the executive officers (if any) when due regardless of whether such compensation is approved.
Q:	How does the Board recommend that I act with respect to the Stockholder Acknowledgment?
A:	The Board has unanimously determined that it is in the best interests of OPENLANE and its stockholders that OPENLANE enter into the Merger Agreement and consummate the Merger and unanimously recommends that you execute and return the Stockholder Acknowledgment. You should read the section entitled “The Merger — Reasons for the Merger; Recommendation of the OPENLANE Board of Directors” beginning on page 22.
Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this Proxy Statement, including the annexes and the other documents referred to in this Proxy Statement, please follow the instructions in the box appearing on page iii entitled “ACTIONS REQUESTED OF YOU.” You have one vote for each share of Common Stock that you would own if all of the shares of OPENLANE capital stock that you own as of the record date were converted into Common Stock.
Q:	May I revoke my acknowledgment or my consent after I have delivered my Stockholder Acknowledgment and/or Advisory Consent?
A:	You may not revoke your Stockholder Acknowledgment after you have delivered your Stockholder Acknowledgment to the Company. The Advisory Consent is irrevocable once the full percentage consent being sought has been received. If you are a record holder, to revoke your Advisory Consent, you must deliver to the Company’s Assistant Secretary a signed written notice of revocation bearing a date later than the date of your Advisory Consent, stating that your Advisory Consent is revoked. If you are not a record holder, you must instruct your broker or other nominee to revoke your consent on your behalf. If your written revocation is received after the Company has received the full percentage consent being sought, your revocation will not be effective. All written notices of revocation and related communications should be addressed to: OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary.
Q:	Should I send in my stock certificates now?
A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of OPENLANE capital stock for a portion of the Merger Consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.
Q:	Am I entitled to appraisal rights in connection with the Merger?
A:	Stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see “Appraisal Rights” on page 49. In addition, a copy of Section 262 of the DGCL is attached as Annex D to this Proxy Statement.
Q:	What are the material U.S. federal income tax consequences of the Merger to me?
A:	The receipt of the portion of the Merger Consideration to which a Stockholder is entitled pursuant to the Merger Agreement for such Stockholder’s shares of OPENLANE capital stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of OPENLANE capital stock will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of Merger Consideration received in the Merger and (ii) the holder’s adjusted tax basis in the shares. Because your individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the Merger to you (including the application and effect of any state, local or non-U.S. income and other tax laws). See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 31.
Q:	Who can answer further questions?
A:	For additional questions about the Merger, assistance in submitting the Stockholder Acknowledgment or Advisory Consent, or additional copies of the Proxy Statement, the Stockholder Acknowledgment or the Advisory Consent, please contact us at:

OPENLANE, Inc.
2200 Bridge Parkway, Suite 202
Redwood City, CA 94065
Attn: Scott Cross, Assistant Secretary
Phone: (480) 809-3400
Email: stockholderquestions@openlane.com

If your broker or other nominee holds your shares in “street name,” you should also call your broker or other nominee for additional information.

SUMMARY

The following summary highlights information in this Proxy Statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire Proxy Statement and its annexes and the documents referred to in this Proxy Statement. We sometimes make reference to OPENLANE, Inc. and its subsidiaries in this Proxy Statement by using the terms “OPENLANE,” “the Company,” “we,” “our” or “us.” Each item in this summary includes a page reference directing you to a more complete description of the item in this Proxy Statement.

The Merger (Page 19)

The Agreement and Plan of Merger, dated as of August 15, 2011, (as may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among ADESA, Inc., a wholly owned subsidiary of KAR Auction Services, Inc. (“ADESA or “Purchaser”), Riley Acquisition, Inc., a wholly owned subsidiary of ADESA (“Merger Sub”), KAR Auction Services, Inc., as the Guarantor (“KAR”), OPENLANE and Shareholder Representative Services LLC, as the Securityholders’ Representative (the “Securityholders’ Representative”) provides that Merger Sub will merge with and into OPENLANE (the “Merger”). As a result of the Merger, OPENLANE will become a wholly owned subsidiary of ADESA. At the effective time of the Merger, each outstanding share of OPENLANE common stock (“Common Stock”), after giving effect to the automatic conversion of all shares of OPENLANE preferred stock (“Preferred Stock”) into Common Stock as described in this Proxy Statement, and subject to the indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification,” will be automatically converted into the right to receive up to approximately $8.30 in cash, without interest and less applicable withholding taxes (other than shares of Common Stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) as described in this Proxy Statement). This amount is a current estimate only and may be reduced or increased in accordance with the terms of the Merger Agreement. At the consummation of the Merger, the per share merger consideration will be determined by calculating the quotient (a) the numerator of which is equal to $210 million (i) plus an increase for excess cash on OPENLANE’s balance sheet at the consummation of the Merger; (ii) plus the aggregate exercise price of outstanding options and in-the-money warrants; (iii) minus outstanding indebtedness; and (iv) minus certain transaction-related expenses and (b) the denominator of which is equal to the sum of (without double counting) (i) the aggregate number of shares of Common Stock (after giving effect to the automatic conversion of the Preferred Stock into Common Stock) issued and outstanding as of the effective time of the Merger, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise of the in-the-money options and warrants outstanding as of the effective time of the Merger (such quotient, the “Per Share Merger Consideration”). At closing, a portion of the Per Share Merger Consideration payable to the OPENLANE securityholders (the “Securityholders”) will be deposited into an escrow account as partial security for the Securityholders’ indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification.” We refer to the portion of the Per Share Merger Consideration that will be paid at the time of the consummation of the Merger (i.e., the Per Share Merger Consideration less the portion to be placed in escrow) as the “Per Share Closing Consideration.”

At the effective time of the Merger, any shares of OPENLANE capital stock owned by OPENLANE or any of its subsidiaries will be cancelled and extinguished without any conversion thereof and no merger consideration will be paid by ADESA with respect to such shares.

The Stockholder Acknowledgment and Advisory Consent (Page 15)

Purpose of the Stockholder Acknowledgment.  You are being asked to consider and consent to the stockholder resolutions attached to the Stockholder Acknowledgment, which include the adoption of the Merger Agreement, the waiver of your appraisal rights, the appointment of Shareholders Representative Services as the Securityholders’ Representative pursuant to the Merger Agreement, the waiver of any notice rights you might have in connection with the Merger, and certain other matters described herein. You may acknowledge and adopt the stockholder resolutions relating to the Merger described above by executing the Stockholder Acknowledgment attached hereto at Annex B (the “Stockholder Acknowledgment”) and delivering it to the Company’s legal counsel in the manner described in the box titled “ACTIONS REQUESTED OF YOU” on page iii.

Purpose of the Advisory Consent.  You are being asked to provide a non-binding, advisory consent to approve “golden parachute” compensation potentially payable to certain executive officers under existing agreements between the Company and certain executive officers of the Company. You may provide a non-binding advisory consent in favor of such payments by executing the Advisory Consent attached hereto at Annex C (the “Advisory Consent”) and delivering it to the Company’s legal counsel in the manner described in the box titled “ACTIONS REQUESTED OF YOU” on page iii.

Record Date.  The record date for both the Stockholder Acknowledgment and the Advisory Consent is the close of business on August 11, 2011. Each stockholder is entitled to the number of votes equal to the number of shares of Common Stock into which all shares of OPENLANE capital stock held by such stockholder on the record date could be converted in accordance with OPENLANE’s Amended and Restated Certificate of Incorporation (the “Company Charter”). As of August 11, 2011, there were 8,238,312 shares of Common Stock issued, outstanding and entitled to vote, and 16,122,606 shares of Preferred Stock (equal to 16,278,668 shares of Common Stock on an as-converted basis) issued, outstanding and entitled to vote.

Consent Required.  Under Delaware law and the Company Charter, the adoption of the Merger Agreement requires the consent of the holders of at least (i) a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as converted to Common Stock basis) and (ii) a majority of the outstanding shares of capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) (items (i) and (ii) collectively, the “Majority Consent”). On August 16, 2011, the Company obtained the Majority Consent. In addition, under the Merger Agreement, as a condition to completing the Merger, stockholders representing at least 75% of the outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) must consent to the approval and adoption of the Merger Agreement (the “Super-Majority Consent”). In addition, the Company’s stockholders are being asked to execute and deliver to the Company the Stockholder Acknowledgment and thereby agree to be bound by the same stockholder resolutions as were adopted in connection with obtaining the Majority Consent.

Approval of the non-binding, advisory proposal regarding the “golden parachute” compensation potentially payable under existing agreements to certain executive officers of the Company requires the affirmative consent of the holders of a majority of the shares of outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis). Approval of this proposal is separate and apart from the consent to adopt the Merger Agreement. Accordingly, you may approve the proposal to adopt the Merger Agreement and not approve this proposal on executive compensation and vice versa.

Revocability of Acknowledgment and Consent.  The Stockholder Acknowledgment is irrevocable once it has been delivered to the Company. The Advisory Consent is irrevocable once the full percentage consent being sought has been received. If you are a record holder, to revoke your Advisory Consent, you must deliver to the Company’s Assistant Secretary a signed written notice of revocation bearing a date later than the date of your Advisory Consent, stating that your Advisory Consent is revoked. If you are not a record holder, you must instruct your broker or other nominee to revoke your Advisory Consent on your behalf. If your written revocation is received after the Company has received the full percentage consent being sought, your revocation will not be effective. All written notices of revocation and related communications should be addressed to: OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary.

The Companies (Page 18)

OPENLANE.  OPENLANE, Inc., a Delaware corporation, is a leading online auction company in North America that enables automotive dealers to buy and sell wholesale vehicles. OPENLANE offers end-to-end auto remarketing solutions to auto manufacturers, captive finance companies, lease and daily rental companies, financial institutions and wholesale auto auctions throughout the United States and Canada. OPENLANE’s principal executive offices are located at 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, and its telephone number is (650) 412-4000. See also “Where You Can Find More Information.”

ADESA.  ADESA, Inc., a Delaware corporation, is a leading provider of wholesale used vehicle auctions. ADESA’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

Riley Acquisition, Inc.  Riley Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ADESA, was formed solely for the purpose of facilitating ADESA’s acquisition of OPENLANE. Riley Acquisition, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Riley Acquisition, Inc. will merge with and into OPENLANE and will cease to exist. Riley Acquisition, Inc.’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

KAR.  KAR Auction Services, Inc., a Delaware corporation, is the holding company for ADESA, Insurance Auto Auctions, Inc., a leading salvage auto auction company, and Automotive Finance Corporation, a leading provider of floorplan financing to independent used vehicle dealers. KAR’s common stock is publicly traded on the New York Stock Exchange under the symbol “KAR.” KAR’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

Reasons for the Merger (Page 22)

In reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the OPENLANE board of directors (the “Board”) consulted with OPENLANE’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision. In particular, the Board reviewed the strategic alternatives available to the Company, including remaining as a stand-alone company and conducting an initial public offering, and concluded that the Merger and the Merger Agreement reflected the highest value reasonably attainable for OPENLANE stockholders.

Recommendation of the OPENLANE Board of Directors (Page 22)

The Board, by resolutions duly adopted, unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders (the “Stockholders”), (ii) approved the Merger Agreement in accordance with the provisions of Delaware law, (iii) directed that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to the Stockholders for their adoption and approval by written consent and (iv) recommends that the Stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

Financial Statements (Page 54)

The following financial statements of the Company are available without charge upon request to Stockholders as of the record date: (1) the audited consolidated balance sheet of the Company as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of income, shareholders’ deficit and cash flow for the year then ended and (2) the unaudited consolidated balance sheet of the Company as of June 30, 2011 and the related unaudited consolidated statements of income, shareholders’ deficit and cash flow for the six-month period then ended. You may request the financial statements by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com.

Treatment of Preferred Stock (Page 38)

Pursuant to the Company Charter, holders of a majority of the outstanding shares of Preferred Stock as of the record date elected on August 16, 2011 by written consent to automatically convert all outstanding shares of Preferred Stock to Common Stock immediately prior to and contingent upon the consummation of the Merger. As a result, all shares of Preferred Stock that you hold will be converted to Common Stock immediately prior to and contingent upon the consummation of the Merger. Accordingly, for each share of Common Stock that your shares of Preferred Stock are converted into, you (i) will receive the up to the Per Share Closing Consideration plus a pro-rata portion of any subsequent distributions from the escrow account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration) and (ii) will not receive any liquidation preference that may be set forth in the

Company Charter. A portion of the Merger Consideration otherwise payable to the holders of Preferred Stock will be deposited into the escrow account as partial security for such holders’ indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification.”

Treatment of Stock Options (Page 37)

Immediately prior to the effective time of the Merger, the vesting of all options to purchase Common Stock (each, a “Company Option”) will accelerate in full contingent upon the consummation of the Merger and all options issued and outstanding on the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Common Stock as to which the applicable Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration over the exercise price of the Company Option, plus a pro-rata portion of any subsequent distributions from the escrow account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration). A portion of the Merger Consideration otherwise payable to the holders of Company Options will be deposited into the escrow account as partial security for such holders’ indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification.”

Treatment of Warrants (Page 38)

OPENLANE has agreed to use reasonable best efforts to enter into a warrant termination agreement with each warrant holder pursuant to which, effective as of and contingent upon the effective time of the Merger, all of such holder’s warrants will be cancelled in exchange for (1) a cash payment equal to the product of the number of shares of OPENLANE capital stock subject to such warrants, as converted into shares of Common Stock, multiplied by the Per Share Closing Consideration, less the exercise price of the applicable warrants, less the amount of any applicable withholding taxes plus a pro-rata portion of any subsequent distributions from the escrow account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration) (we refer to the amount described in this clause 1 as the “Warrant Consideration”) or (2) if exercise price of the applicable warrant is greater than the Per Share Merger Consideration, a nominal cash payment as consideration for executing the warrant termination agreement. A portion of the Warrant Consideration payable to the warrant holders will be deposited into the escrow account as partial security for the warrant holders’ indemnification obligations under the Merger Agreement, as described below in the section entitled “Escrow and Indemnification.”

Certain Material U.S. Federal Income Tax Consequences of the Merger (Page 31)

The receipt of Merger Consideration for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Common Stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of Merger Consideration received in the Merger and (2) the holder’s adjusted tax basis in the shares. Stockholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.

Interests of OPENLANE’s Directors and Executive Officers in the Merger (Page 24)

In considering the recommendation of the Board with respect to the Merger Agreement, Stockholders should be aware that OPENLANE’s directors and executive officers have economic interests in the Merger that may be different from, or in addition to, their interests as Stockholders. The Board was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. All of the members of the Board currently, whether personally or through an affiliate, own stock of OPENLANE and/or Company Options to acquire stock of OPENLANE. Accordingly, the directors will receive their pro rata share of cash in exchange for all securities of OPENLANE that they currently own. Unvested and outstanding Company Options held by directors and/or officers immediately prior to the consummation of the Merger will be treated as described above under Treatment of Stock Options. Certain officers of OPENLANE, specifically, Peter Kelly, Michael Briggs, Nagendra Palle, Gary Edelstein and Todd Hodnett (the “Key Employees”), have received offer letters from Purchaser or one of its affiliates and entered into Non-Solicitation, Non-Competition and Severance Agreements or Severance and Consulting Agreements with Purchaser or one of its affiliates, which provide, contingent on the consummation of the Merger, for employment with Purchaser or one of its affiliates, severance and other benefits in the case of qualifying separations from service.

Certain of OPENLANE’s executive officers are parties to offer letters with OPENLANE, which provide for benefits in the case of qualifying separations from service in connection with a change in control of OPENLANE, including consummation of the Merger.

Under the Merger Agreement, the Company may purchase insurance policies providing coverage for six years after the effective time of the Merger for directors’ and officers’ liability insurance. In addition, executive officers and directors of OPENLANE have rights as set forth in the Company Charter and various agreements with the Company to indemnification and directors’ and officers’ liability insurance that will survive consummation of the Merger.

Capital Stock Ownership of OPENLANE’s Directors and Executive Officers (Page 52)

As of August 11, 2011, the record date, the directors and executive officers of OPENLANE beneficially owned in the aggregate approximately 15,899,376 shares of OPENLANE capital stock entitled to vote on as converted to Common Stock basis, representing approximately 65% of OPENLANE’s outstanding capital stock as of the record date.

Escrow and Indemnification (Page 35)

At the effective time of the Merger, ADESA will deposit up to $26 million of the Merger Consideration that would otherwise be received by the Securityholders in an escrow account to serve as partial security for the indemnification obligations of the Securityholders under the Merger Agreement.

Subject to the provisions and limitations set forth in the Merger Agreement, from and after the effective time of the Merger, each Securityholder is required to, severally and not jointly, indemnify, defend and hold harmless Purchaser and certain of its affiliates for any and all losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication): the inaccuracy or breach of any representation or warranty of the Company contained in the Merger Agreement; the breach of any agreement or covenant of the Company contained in the Merger Agreement; certain transaction expenses to the extent not paid prior to the consummation of the Merger; any outstanding Indebtedness to the extent not paid at or prior to the the consummation of the Merger; any claim to the extent relating to the transactions contemplated by the Merger Agreement brought by a Stockholder in their capacity as a stockholder, in each case, against the Company, any of its subsidiaries or any of their respective officers or directors who held such positions prior to the effective time of the Merger; any amounts paid with respect to shares held by Stockholders who exercise their appraisal rights that are in excess of the amount that would have been payable with respect to such shares pursuant to the Merger Agreement; any amounts paid as consideration to holders of out-of-the money warrants executing warrant termination agreements; certain specified securities law compliance matters; matters related to obtaining contractual consents from certain third parties; and certain specified indemnification matters, including among others, tax and employee benefit compliance matters.

Maximum indemnification obligations of individual Securityholders are capped at the portion of the Merger Consideration actually received by such Securityholder, subject to additional caps within that amount, with most aggregate obligations capped at $21 million.

Appointment of the Securityholders’ Representative (Page 37)

Pursuant to the Merger Agreement, Shareholder Representative Services, LLC has been irrevocably appointed and designated as the Securityholders’ Representative. The Securityholders’ Representative will have full power and authority to act on behalf of all Securityholders with respect to all matters relating to the Merger Agreement. A decision of the Securityholders’ Representative will constitute a decision of all of the Securityholders and will be final, binding and conclusive upon each of the Securityholders, and the Merger Agreement provides that Purchaser, Merger Sub and OPENLANE may rely on the decisions, actions, consents and instructions of the Securityholders’ Representative. The Securityholders will indemnify and hold the Securityholders’ Representative harmless from and against for any loss, liability or expense arising in connection with any act or omission of the Securityholders’ Representative, except in the case a liability for gross negligence or willful misconduct.

A portion of the total Merger Consideration equal to $200,000 will be set aside and held by the Securityholders’ Representative in a segregated client bank account for the sole purpose of paying directly or reimbursing the Securityholders’ Representative for any expenses, losses or obligations. If such account is depleted, the Securityholders’ Representative may recover such expenses, losses or obligations from the funds in the escrow account otherwise distributable to the Securityholders.

Appraisal Rights (Page 49)

Under Delaware law, Stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal within 20 days of the date of mailing of this Proxy Statement and comply with the other Delaware law procedures explained in this Proxy Statement.

Conditions to the Merger (Page 44)

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the Merger is subject to the satisfaction of the following mutual conditions:

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any governmental entity necessary for the consummation of the transactions contemplated by the Merger Agreement and related documents being obtained or made;
•	there being in effect no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity nor other legal restraint or prohibition preventing or, in certain specified circumstances, seeking to prevent the consummation of the transactions contemplated by the Merger Agreement and related documents;
•	there being no action taken or threatened, and there being no law or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Merger Agreement and related documents, by any governmental entity that would (i) make the consummation of the transactions contemplated thereby illegal or prevent the consummation of any material aspect of the transactions contemplated thereby, or (ii) render any party unable to consummate the transactions contemplated thereby; and
•	the certificate of merger being accepted for filing by the Secretary of State of the State of Delaware.

Conditions to OPENLANE’s Obligations.  The obligation of OPENLANE to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by ADESA and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the date of the consummation of the Merger as though made at such time (other than representations or warranties made as of a specified date, which representations and warranties must be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on ADESA or the ability of ADESA or Merger Sub to perform its obligations under the Merger Agreement;
•	ADESA and Merger Sub having performed in all respects all obligations and covenants required to be performed by them under the Merger Agreement as of the date of the consummation of the Merger; and
•	the delivery by ADESA and Merger Sub to OPENLANE of certain ancillary documents, including an executed counterpart to the escrow agreement, a certificate of the corporate secretary of ADESA as to certain corporate matters, and a certificate of the corporate secretary of Merger Sub as to certain corporate matters.

Conditions to ADESA’s and Merger Sub’s Obligations.  The obligation of ADESA and Merger Sub to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by OPENLANE in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the date of the consummation of the Merger as though made at such time (other than representations or warranties made as of a specified date, which representations and warranties must be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on OPENLANE (as defined on page 45).
•	OPENLANE having performed in all material respects all obligations and covenants required to be performed by it under the Merger Agreement as of the date of the consummation of the Merger;
•	there having occurred no Material Adverse Effect on OPENLANE that has not been cured;
•	the delivery by OPENLANE to ADESA of a certificate executed by OPENLANE’s Chief Executive Officer as to compliance with the conditions described in the foregoing three bullet points;
•	the delivery by OPENLANE to ADESA of certain ancillary documents, including payoff letters with respect to indebtedness, invoices reflecting transaction expenses, an executed counterpart to the escrow agreement, a certificate of the corporate secretary of OPENLANE as to certain corporate matters, certificates of good standing from the jurisdictions in which OPENLANE and its subsidiaries are organized or qualified to do business, a legal opinion provided by OPENLANE’s outside legal counsel, certification that an interest in OPENLANE is not a U.S. real property interest within the meaning of the Internal Revenue Code, written resignations of certain directors and officers of OPENLANE and its subsidiaries, evidence of the termination of the Investors’ Rights Agreement, delivery of an executed counterpart to an assumption agreement relating to guarantee obligations to be assumed by OPENLANE after the consummation of the Merger, and delivery of required third party consents;
•	the delivery by OPENLANE to ADESA of the Majority Consent no later than 11:59 pm on the first business day following the execution of the Merger Agreement;
•	holders of not more than 10% of the outstanding shares of OPENLANE’s capital stock (as determined immediately prior to the effective time of the Merger on an as converted to Common Stock basis) having demanded, properly and in writing, appraisal for shares of OPENLANE capital stock held by such holder in accordance with Section 262 of the DGCL; and
•	the delivery by OPENLANE to ADESA of the Super-Majority Consent.

No Solicitation (Page 40)

OPENLANE has agreed, effective immediately upon signing of the Merger Agreement, to cease any activities, discussions or negotiations with any third parties conducted prior to signing of the Merger Agreement with respect to any alternative transaction proposal (as described below). In addition, subject to certain exceptions described below, OPENLANE has agreed not to, and has agreed to cause certain of its affiliates not to:

•	discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any alternative acquisition transaction, meaning any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets (other than the sale of inventory in the ordinary course of business) or the capital stock of OPENLANE or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement;
•	facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an alternative acquisition transaction;

•	furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of OPENLANE or its subsidiaries in connection with an alternative acquisition transaction; or
•	otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

OPENLANE has agreed that, until the earlier of the consummation of the Merger or the termination date of the Merger Agreement, OPENLANE will immediately notify ADESA orally and in writing if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Termination of the Merger Agreement (Page 46)

OPENLANE and ADESA may terminate the Merger Agreement by mutual written consent at any time before the consummation of the Merger. In addition, either ADESA or OPENLANE may terminate the Merger Agreement before the consummation of the Merger if:

•	the Majority Consent is not delivered by 11:59 pm on the first business day following the execution of the Merger Agreement; or
•	any permanent injunction or other order of a governmental entity preventing the consummation of the Merger shall have become final and nonappealable.

ADESA may also terminate the Merger Agreement if:

•	there has been a breach by OPENLANE of any representation, warranty, covenant or agreement on the part of OPENLANE contained in the Merger Agreement and such breach is not capable of being cured or has not been cured within twenty days after ADESA notifies OPENLANE of such breach, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions to ADESA’s and Merger Sub’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement to be satisfied; or
•	the conditions to ADESA’s and Merger Sub’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement have not been satisfied or waived (to the extent they may be waived) by May 15, 2012, unless ADESA’s or Merger Sub’s breach of the Merger Agreement has been a principal cause of the failure of the consummation of the Merger to occur on or before such date.

OPENLANE may also terminate the Merger Agreement if:

•	there has been a breach by ADESA or Merger Sub of any representation, warranty, covenant or agreement on the part of ADESA or Merger Sub contained in the Merger Agreement and such breach is not capable of being cured or has not been cured within twenty days after OPENLANE notifies ADESA of such breach, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions to OPENLANE’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement to be satisfied; or
•	the conditions to OPENLANE’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement have not been satisfied or waived (to the extent they may be waived) by May 15, 2012, unless OPENLANE’s breach of the Merger Agreement has been a principal cause of the failure of the consummation of the Merger to occur on or before such date.

Termination Fees and Expenses (Page 47)

If the Merger Agreement is validly terminated, no party will have any liability or any further obligation to any other party under the Merger Agreement, except that the termination of the Merger Agreement will not release any party from any liability or damage to any other party arising out of such party’s willful default or material breach under the Merger Agreement.

Regulatory Approvals (Page 33)

Each of ADESA, Merger Sub and OPENLANE has agreed to cooperate with one another and to use their reasonable best efforts to promptly take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including making all required or recommended filings under applicable antitrust laws, and to obtain all governmental and third party authorizations and consents that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. In addition, ADESA, Merger Sub and OPENLANE have agreed to:

•	make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), within five business days of the execution of the Merger Agreement and supply as promptly as practicable any additional information and documentary material requested pursuant to the HSR Act;
•	cooperate in all respects with each other in connection with any filing or submission to a governmental entity, or any investigation or inquiry by a governmental entity, including keeping each other informed in all material respects an on a reasonably timely basis of any material communication with a governmental entity or in connection with a private party proceeding, in each case regarding the transactions contemplated by the Merger Agreement;
•	provide the other party with an opportunity to participate in any material meetings with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity, subject to applicable law, and provide the other party with an opportunity to review and provide comments on any material draft submissions, filings or other communications to be provided to the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity;
•	use their reasonable best efforts to resolve any objections a governmental entity or third party may assert with respect to the transactions contemplated by the Merger Agreement, provided that ADESA is not required to agree to dispose or divest any of its (or its affiliates’) or the Company’s or its subsidiaries’ assets, businesses or product lines, or to enter into a hold separate agreement; and
•	use their reasonable best efforts to defend any litigation challenging the consummation of the transactions contemplated by the Merger Agreement and to avoid or eliminate any impediment to obtaining required governmental approvals.

Consummation of the Merger (Page 44)

The Merger will close once various closing conditions, including Stockholder approval and regulatory approvals, are satisfied or waived.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement, and the documents to which we refer you in this Proxy Statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this Proxy Statement, including, without limitation, under the headings “Summary,” “The Merger,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the Merger on OPENLANE’s business relationships, operating results and business generally;
•	the retention of certain key employees at OPENLANE;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule, if at all, or other conditions to the consummation of the transaction may not be satisfied;
•	the amount of the costs, fees, expenses and charges related to the Merger; and
•	OPENLANE’s and ADESA’s ability to meet expectations regarding the timing and consummation of the Merger.

Many of the factors that will determine OPENLANE’s future results are beyond OPENLANE’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Statement represent OPENLANE’s views as of the date of this Proxy Statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE STOCKHOLDER ACKNOWLEDGMENT AND THE ADVISORY CONSENT

Purpose of the Stockholder Acknowledgment

This Proxy Statement is being furnished to OPENLANE’s Stockholders as part of the solicitation of Stockholder Acknowledgment by the Board in connection with the proposed acquisition of OPENLANE by ADESA. By executing and delivering the Stockholder Acknowledgment to the Company, you will adopt and consent to the resolutions attached to the Stockholder Acknowledgment at Annex B and, in addition, expressly agree and acknowledge:

•	That you are aware of the availability of appraisal rights under Section 262 of the DGCL, in connection with the Merger (under Delaware law, Stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal within 20 days of the date of mailing of this Proxy Statement and comply with the other Delaware law procedures explained in this Proxy Statement);
•	That you agree to irrevocably and unconditionally waive, cause to be waived, and prevent the exercise of any rights of appraisal, any dissenters rights and any similar rights relating to the Merger that the you may have by virtue of, or with respect to, any shares of capital stock of the Company owned by you (including those rights pursuant to Section 262 of the DGCL);
•	That you agree to irrevocably nominate, constitute and appoint Shareholder Representative Services LLC, as the Securityholders’ Representative;
•	That you agree to be bound by the provisions of the Merger Agreement requiring that a portion of the Merger Consideration otherwise payable to you in the Merger be held in escrow pursuant to the terms of the Merger Agreement to partially secure the indemnification obligations of the Securityholders under the Merger Agreement;
•	That you agree to be bound by the indemnification obligations contained in Article IX of the Merger Agreement;
•	That you waive any notice rights you might have with respect to the Merger; and
•	If you are a holder of Preferred Stock and are a party to that certain Third Amended and Restated Investors’ Rights Agreement dated October 29, 2008 (the “Investors’ Rights Agreement”), that you approve of the termination of the Investor Rights Agreement, effective as of and contingent upon the effective time of the Merger.

If you are a stockholder of record, meaning you hold your shares of OPENLANE capital stock in your name, you may acknowledge and adopt the stockholder resolutions relating to the Merger described above by executing the Stockholder Acknowledgment attached hereto at Annex B and delivering it to the Company’s legal counsel in the manner described in the box titled “ACTIONS REQUESTED OF YOU” on page iii. If you are not a stockholder of record, meaning your shares of OPENLANE capital stock are held by a broker or other nominee, you must contact your broker or other nominee and provide instructions as to what action should be taken by your broker or other nominee with respect to your shares. If you fail to provide your broker or other nominee with instructions, your broker or other nominee will not be able to act with respect to your shares.

A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. You are urged to read this Proxy Statement, the Merger Agreement and the documents referenced herein and therein in their entirety.

Purpose of the Advisory Consent

In connection with the Merger, we are required to seek stockholder approval, on an advisory basis, of the “golden parachute” compensation potentially payable under existing arrangements between the Company and certain executive officers. By executing and delivering the Advisory Consent to the Company, you will approve and ratify the resolutions set forth in the Advisory Consent at Annex C and, in addition, expressly agree and acknowledge that you are providing a non-binding, advisory consent to approve “golden parachute” compensation potentially payable under existing agreements between the Company and certain executive officers of the Company.

If you are a stockholder of record, meaning you hold your shares of OPENLANE capital stock in your name, you may approve the payments described above by executing the Advisory Consent attached hereto at Annex C and delivering it to the Company’s legal counsel in the manner described in the box titled “ACTIONS REQUESTED OF YOU” on page iii. If you are not a stockholder of record, meaning your shares of OPENLANE capital stock are held by a broker or other nominee, you must contact your broker or other nominee and provide instructions as to what action should be taken by your broker or other nominee with respect to your shares. If you fail to provide your broker or other nominee with instructions, your broker or other nominee will not be able to act with respect to your shares.

Record Date

We have fixed the close of business on August 11, 2011 as the record date for both the Stockholder Acknowledgment and the Advisory Consent, and only holders of record of OPENLANE capital stock on the record date are entitled to act on the Stockholder Acknowledgment and the Advisory Consent. As of August 11, 2011, there were 8,238,312 shares of Common Stock issued, outstanding and entitled to vote, and 16,122,606 shares of Preferred Stock (equal to 16,278,668 shares of Common Stock on an as converted basis) issued, outstanding and entitled to vote. Each Stockholder is entitled to the number of votes equal to the number of shares of Common Stock into which all shares of OPENLANE capital stock held by such Stockholder on the record date could be converted in accordance with the Company Charter.

Consent Required for Approval

Stockholder Acknowledgment.  You may choose not to execute and deliver the Stockholder Acknowledgment. Under Delaware law and the Company Charter, the adoption of the Merger Agreement requires the written consent of the holders of at least (i) a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as converted to Common Stock basis) and (ii) a majority of the outstanding shares of capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) (items (i) and (ii) collectively, the “Majority Consent”). On August 16, 2011, the Company obtained the Majority Consent. In addition, under the Merger Agreement, as a condition to completing the Merger, Stockholders representing at least 75% of the outstanding capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) must consent to the approval and adoption of the Merger Agreement (the “Super-Majority Consent”). The Company expects to obtain the Super-Majority Consent at or around the time of the mailing of this Proxy Statement.

In addition, Stockholders are being asked to execute and deliver to the Company the Stockholder Acknowledgment and thereby agree to be bound by the same stockholder resolutions as were adopted in connection with obtaining the Majority Consent and Super-Majority Consent. Because the Majority Consent and the Super-Majority Consent has or will be obtained, the Company’s ability to satisfy its obligations to obtain stockholder approval under the Merger Agreement and Delaware law will not be affected if you do not execute and deliver the Stockholder Acknowledgment, or if you fail to provide your broker or other nominee with instructions to do so.

As of the record date, OPENLANE’s directors and executive officers held and are entitled to vote, in the aggregate, approximately 15,899,376 shares of OPENLANE capital stock, on an as converted to Common Stock basis, representing approximately 65% of OPENLANE’s outstanding voting power.

Advisory Consent.  You may provide an advisory consent with respect to the “golden parachute” compensation potentially payable under existing arrangements that certain executive officers. Approval of the non-binding proposal regarding the “golden parachute” compensation potentially payable to certain executive officers of the Company requires the affirmative approval of the holders of a majority of the outstanding shares of capital stock of the Company (voting together as a single class on an as converted to Common Stock basis) but is not a condition to the consummation of the Merger. The consent with respect to the “golden parachute” compensation is an advisory consent and will not be binding on the Company or Purchaser. Therefore, if the Merger is approved by our Stockholders and completed, the “golden parachute” compensation will still be paid to the executive officers (if any) when due regardless of whether such compensation is approved. The consent to this proposal is separate and apart from the consent to adopt the Merger Agreement. Accordingly, you may approve the proposal to adopt the Merger Agreement and not to approve this proposal on executive compensation and vice versa.

Revocation

The Stockholder Acknowledgment is irrevocable once it has been delivered to the Company. The Advisory Consent is irrevocable once the full percentage consent being sought has been received. If you are a record holder, to revoke your Advisory Consent, you must deliver to the Company’s Assistant Secretary a signed written notice of revocation bearing a date later than the date of your Advisory Consent, stating that your Advisory Consent is revoked. If you are not a record holder, you must instruct your broker or other nominee to revoke your Advisory Consent on your behalf. If your written revocation is received after the Company has received the full percentage consent being sought, your revocation will not be effective. All written notices of revocation and related communications should be addressed to: OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary.

Solicitation of Consent

This solicitation is being made and paid for by OPENLANE on behalf of our Board. Our directors, officers and employees may solicit consent by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward consent solicitation material to the beneficial owners of shares of OPENLANE capital stock that such brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Filing of this Proxy Statement

We recently discovered that we were required pursuant to Rule 12h-3 promulgated under the Securities Exchange Act of 1934, or the 1934 Act, to resume filing periodic reports required by Section 12(g) of the 1934 Act beginning with our Form 10-K for our fiscal year ended December 31, 2006 as a result of having more than 500 Stockholders of record of our Series D Preferred Stock as of such date. Our Series D Preferred Stock represented 2.88% of our total outstanding capital stock on a fully diluted basis as of June 30, 2011. In August 2011, we concluded that we would file this Proxy Statement with the SEC and otherwise comply with the requirements of Regulation 14A of the 1934 Act in connection with the Merger. As a result of our failure to comply with Rule 12h-3, we could be subject to administrative and/or civil actions by the SEC, the costs of which could result in a claim for indemnification by ADESA pursuant to the Merger Agreement.

Questions and Additional Information

If you have questions about the Merger or how to submit your Stockholder Acknowledgment or Advisory Consent, or if you need additional copies of this Proxy Statement, the Stockholder Acknowledgment or the Advisory Consent, please contact OPENLANE at 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by calling Scott Cross, Assistant Secretary, at (480) 809-3400 or sending an email to stockholderquestions@openlane.com.

Availability of Documents

Documents referenced in this Proxy Statement will be provided by first class mail without charge to each person to whom this Proxy Statement is delivered upon written or oral request of such person. See “Where You Can Find More Information” for more information regarding how you may request any of the documents referenced in this Proxy Statement or other information concerning OPENLANE.

THE COMPANIES

OPENLANE.  OPENLANE, Inc., a Delaware corporation, is a leading online auction company in North America that enables automotive dealers to buy and sell wholesale vehicles. OPENLANE offers end-to-end auto remarketing solutions to auto manufacturers, captive finance companies, lease and daily rental companies, financial institutions and wholesale auto auctions throughout the United States and Canada. OPENLANE’s principal executive offices are located at 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, and its telephone number is (650) 412-4000. See also “Where You Can Find More Information.”

ADESA.  ADESA, Inc., a Delaware corporation, is a leading provider of wholesale used vehicle auctions. ADESA’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

Riley Acquisition, Inc.  Riley Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ADESA, was formed solely for the purpose of facilitating ADESA’s acquisition of OPENLANE. Riley Acquisition, Inc. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Riley Acquisition, Inc. will merge with and into OPENLANE and will cease to exist. Riley Acquisition, Inc.’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

KAR.  KAR Auction Services, Inc., a Delaware corporation, is the holding company for ADESA, Insurance Auto Auctions, Inc., a leading salvage auto auction company, and Automotive Finance Corporation, a leading provider of floorplan financing to independent used vehicle dealers. KAR’s common stock is publicly traded on the New York Stock Exchange under the symbol “KAR.” KAR’s principal executive offices are located at 13085 Hamilton Crossing Boulevard, Carmel, Indiana 46032, and its telephone number is (800) 923-3725.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and which is incorporated by reference into this Proxy Statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

The Board and members of OPENLANE’s senior management, from time to time, have engaged in internal and external discussions in order to explore strategic relationships (including potential acquisitions) that would maximize OPENLANE’s value. On or about June 1, 2009, OPENLANE entered into a non-disclosure agreement with Company A, and informal strategic talks occurred between the two companies’ CEOs in 2009 and 2010.

In the winter and spring of 2010, OPENLANE’s management discussed with Montgomery and Company (“Montgomery”) potential interest in OPENLANE from strategic acquirers, solicited input on how to maximize shareholder value and on strategies for potential market outreach. On May 7, 2010, OPENLANE and Montgomery signed a formal engagement agreement in order to move ahead with a proposed market outreach to a limited number of strategic acquirers, including KAR and Company A. On May 18, 2010, a conference call occurred between OPENLANE and KAR’s Chairman, Brian Clingen, and CEO, Jim Hallett, in which OPENLANE thanked KAR for its interest in OPENLANE’s business and deferred a more detailed conversation to their respective advisors. Two days later on May 20, 2010, Montgomery followed up with Messrs. Clingen and Hallett to discuss their desire to move forward and to ascertain what initial information KAR might require of OPENLANE for discussions to proceed. On May 24, 2010, Montgomery responded to diligence inquiries.

On June 4, 2010, Montgomery had a call with Messrs. Clingen and Hallett in which KAR’s management indicated that it was unable to put a price on the table at that point in time, and Montgomery indicated that it was not authorized to offer a price to KAR.

On June 8, 2010, Montgomery had a call with Company A’s management about a potential transaction, and on June 21, 2010, Montgomery received a call from the chief financial officer of Company A with respect to diligence.

On July 23, 2010, Montgomery had a call with Company A’s CFO to clarify certain diligence questions, as well as to provide responses to the diligence questions asked by Company A, and five days later on July 28, 2010, Montgomery had a call with Company A’s CEO to assess Company A’s interest in OPENLANE in light of the diligence materials that had been provided.

On August 6, 2010, members of OPENLANE’s and Company A’s respective management teams met at Company A’s offices. This meeting was followed up by a call between OPENLANE’s then-CEO, Daniel Farrar, and Company A’s CEO and members of his technical team regarding information technology integration.

In late August 2010, Mr. Farrar received a call from Company A’s CEO, indicating that while Company A’s CEO was not authorized to make a formal written offer for OPENLANE, he could provide a verbal valuation. The preliminary valuation was substantially below OPENLANE’s expectations and, after Mr. Farrar spoke with the strategy committee of the Board, he called Company A’s CEO and told him that discussions could not continue on the basis of Company A’s preliminary valuation. Company A’s CEO said that he understood OPENLANE’s position.

In September 2010, OPENLANE terminated its formal engagement of Montgomery for the purposes of performing a market outreach process.

In November 2010, in advance of OPENLANE’s December 2010 Board meeting, discussions occurred between OPENLANE’s management and Montgomery regarding scenarios for maximizing shareholder value with or without an acquisition, as well as regarding a planned presentation on strategic alternatives for the OPENLANE directors. On December 8, 2010, Montgomery and OPENLANE’s management discussed the strategic alternatives with the Board.

On January 10, 2011, OPENLANE’s then-CFO, Peter Kelly, and a member of its Board met with Company A’s CEO and a member of Company A’s board of directors in which Company A expressed interest in re-engaging in discussions.

On January 27, 2011, Mr. Kelly met with Company A’s CEO at Company A’s offices to discuss different aspects of the business and potential post-merger synergies. The following day, on January 28, 2011, Company A’s CEO called Mr. Kelly to deliver a verbal offer to acquire the Company.

Effective as of January 31, 2011, Mr. Farrar voluntary resigned from OPENLANE and from his position as CEO. At the next meeting of the Board, on February 15, 2011, the Board appointed Mr. Kelly to the position of CEO, in addition to his position as CFO.

On February 15, 2011, the Board discussed Company A’s offer and, after careful consideration and deliberation, rejected it, instructing Mr. Kelly to make a counter-offer to Company A, which was delivered to Company A by Mr. Kelly via a phone call three days later on February 18, 2011 to Company A’s CEO.

On February 21, 2011, Company A’s CEO called Mr. Kelly to indicate that Company A was not prepared to revise its bid to the level of OPENLANE’s counter-offer.

On March 23, 2011, Michael Stein, OPENLANE’s Chairman, met with Sanjeev Mehra, a managing director of Goldman Sachs and a director of KAR. Messrs Stein and Mehra discussed a number of topics, including a potential strategic relationship between KAR and OPENLANE, and concluded that, as a next step, Mr. Stein should speak with Brian Clingen, KAR’s Chairman. Beginning on March 28, 2011, Messrs. Stein and Clingen had several discussions regarding the industry in general and KAR’s interest in a potential strategic transaction with OPENLANE.

On its regularly scheduled meeting on April 14, 2011, the Board appointed Mr. Kelly as a member of the Board.

On April 28, 2011, following a review by KAR of selected information provided to it by OPENLANE’s management, Mr. Clingen met with Mr. Stein to further discuss the terms of a potential transaction.

On May 6, 2011, OPENLANE received a written indication of interest, or an IOI, from KAR. On May 11, 2011, the Board held a meeting to discuss the KAR IOI and directed Mr. Stein to continue negotiations of the IOI with Mr. Clingen in accordance with the Board’s direction and directed management to reengage with Montgomery.

On May 13, 2011, after considering the potential damage to OPENLANE’s business to the extent it became widely know that it was considering a sale, the Board and its strategy committee directed management to engage Montgomery to perform limited outreach to potential acquirors. Upon such instruction, OPENLANE and Montgomery entered into a new engagement agreement to move ahead with a proposed market outreach to a limited number of strategic acquirers, including KAR and Company B.

On May 23, 2001, the Board held a meeting where it discussed the KAR IOI and, after careful consideration and deliberation, directed management to make a counter-offer to KAR in accordance with the Board’s direction. On the following day, May 24, 2011, OPENLANE responded to KAR’s interest by providing a mark-up of the IOI.

On June 6, 2011, OPENLANE’s management team and Montgomery discussed strategy for outreach to Company B, and during the week of June 6, Montgomery contacted Company B regarding a potential acquisition target in its vertical market.

On June 8, 2011, Montgomery and OPENLANE’s advisory team discussed strategy with respect to getting clarity from KAR around key issues, as well as to lay groundwork for moving forward.

On June 8 and 9, 2011, Montgomery called Company B regarding OPENLANE. On June 15, 2011, Montgomery and OPENLANE management had a conference call with Company B to discuss a potential acquisition of OPENLANE and the business outlook.

On June 13, 2011, KAR delivered a revised IOI to OPENLANE and Montgomery, and on the same day, OPENLANE’s strategy committee of its Board met to discuss the revised IOI, the key terms that must be met for OPENLANE to move forward. On the following day, June 14, 2011, OPENLANE delivered a further revised IOI to KAR.

On June 16, 2011, at a meeting of the Board, the directors of OPENLANE further discussed strategic alternatives, including a detailed discussion of the status of Montgomery’s outreach and considered, among other things, the factors set forth below in “Reasons for the Merger; Recommendation of the OPENLANE Board of Directors.”

On June 20, 2011, members of OPENLANE’s management discussed the IOI received from KAR with Montgomery and OPENLANE’s counsel Wilson Sonsini Goodrich & Rosati, PC (“WSGR”). On the same day, the strategy committee of the Board met. That same day, Company B delivered a written IOI to the OPENLANE.

On June 21, 2011, Montgomery reached out to Company B’s corporate development vice president to indicate that Company B’s offer would need to be narrowed to the top end of their range in order to move forward.

On June 22, 2011, the Board met to discuss the IOIs received from KAR and from Company B, as well as the parameters for proceeding forward and considered, among other things, the factors set forth below in “Reasons for the Merger; Recommendation of the OPENLANE Board of Directors.” At the direction of the Board, a representative of OPENLANE’s management reached out to Company B’s CEO to discuss the potential for Company B resubmitting its offer, but received no response. On June 24, 2011, OPENLANE and KAR signed the IOI with a 30-day exclusivity provision.

Starting on June 30, 2011, daily diligence calls began between OPENLANE, KAR and their respective representatives and advisors, and OPENLANE provided to KAR and its representatives and advisors access to a virtual data site containing diligence on the Company.

On July 1, 2011, WSGR and OPENLANE received from KAR and its counsel an initial draft of the Merger Agreement.

On July 10, 2011, WSGR and OPENLANE provided a revised draft of the Merger Agreement to KAR.

On July 18, 2011, the executive and management teams of OPENLANE and KAR and their respective representatives and advisors met in Chicago and Mr. Kelly and other members of management reviewed the operations of the business and their respective areas of responsibility within the Company.

On July 22, 2011, the Board met to discuss the status of due diligence in advance of the expiration of the 30 day period of exclusivity. The exclusivity period expired two days later, on July 24, 2011.

On July 26, 2011, WSGR and OPENLANE provided a revised draft of the Merger Agreement to KAR and its counsel. Between July 26, 2011 and August 14, 2011, representatives of OPENLANE and WSGR discussed with representatives of KAR and its counsel on numerous occasions the remaining unresolved issues in the draft Merger Agreement and related documents. In addition, during this period, representatives of KAR and its counsel completed their due diligence investigation of OPENLANE, including, between August 9, 2011 and August 12, 2011, due diligence meetings with OPENLANE customers by Messrs. Hallett and Kelly.

On August 11, 2011, the Board met to review and discuss the proposed transaction with KAR and the status of negotiations on the Merger Agreement. At the meeting, representatives of WSGR summarized the principal terms and conditions of the proposed Merger Agreement with KAR and its wholly owned subsidiary, ADESA, and reviewed the Board’s previously discussed fiduciary duties in this context. After careful consideration and deliberation, the Board unanimously determined that it is in the best interests of OPENLANE and its Stockholders that OPENLANE enter into the Merger Agreement and consummate the Merger.

On August 15, 2011, OPENLANE, ADESA and KAR entered into the definitive Merger Agreement.

Reasons for the Merger; Recommendation of the OPENLANE Board of Directors

The Board, by resolutions duly adopted, unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its Stockholders, (ii) approved the Merger Agreement in accordance with the provisions of Delaware law, (iii) directed that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to the Stockholders for their adoption and approval by written consent and (iv) recommends that the Stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

In the course of reaching its determination, the Board consulted with the Company’s senior management team, as well as its legal and financial advisors, and considered a number of positive factors and potential benefits of the Merger, each of which the members of the Board believed supported its decision. The factors the Board considered included the following material factors:

•	its knowledge of the Company’s business, operations, financial condition, earnings and prospects, industry and macroeconomic trends, including the Board’s consideration and evaluation of the strategic plan and the execution risks and uncertainties related to achieving that plan, compared to the relative certainty of realizing a fair cash value for the Stockholders in the Merger;
•	its knowledge of the current environment in the online remarketing industry, including the information provided by the Company’s senior management team and financial advisors with respect to trends in the industry, the possibility of continued industry challenges from a declining off lease market in the next few years, and the likely effects of these factors on OPENLANE’s ability to maintain growth in the near term;
•	recognizing the impact of the off lease volume decline on OPENLANE’s performance and the risks associated with offsetting the off lease impact with diversified sales;
•	recognizing that a merger with ADESA could potentially accelerate growth of diversified segments taking advantage of OPENLANE’s online auction platform;
•	the possible revenue synergies achievable by leveraging ADESA’s physical auction platform;
•	the possible increase in “network effect” for OPENLANE’s online auction business by increasing both the number of vehicles listed and number of buying dealers as a result of the Merger;
•	the possible increase in transport opportunities for OPENLANE’s CarsArrive Network Inc. subsidiary as a result of the Merger;
•	the possible alternatives to the sale of OPENLANE, including continuing to operate OPENLANE on a stand-alone basis and conducting an initial public offering, and the range of potential benefits to the Stockholders of these alternatives, as well as the Board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for OPENLANE to create greater value for its Stockholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;
•	the price proposed by KAR, which reflected extensive negotiations between the parties and represented the highest price the Company had received and, to the best knowledge of the Board, could receive, from KAR for the acquisition of OPENLANE. The Board noted that the final purchase price was substantially consistent to the top end of the price range proposed by KAR in its initial indication of interest and the price did not materially diminish subsequent to due diligence and negotiations;
•	the fact that the Merger consideration is all cash, allowing the Stockholders to realize immediately a fair value for their investment, while also providing the Stockholders certainty of value for their shares;

•	the business reputation of KAR and its management, the substantial financial resources of KAR, and KAR’s expressed desire to complete a transaction promptly, which the Board believed supported the conclusion that a transaction with KAR and ADESA could be completed in an orderly and timely manner;
•	the availability of appraisal rights to holders of the Company’s stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and
•	the terms of the Merger Agreement and the related agreements, including the limited number and nature of the conditions to ADESA’s obligation to consummate the Merger and the obligations of ADESA with respect to obtaining all regulatory approvals required for the consummation of the Merger, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the Merger would ultimately be consummated on a timely basis.

The Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to OPENLANE if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on OPENLANE’s business and its relationships with customers and suppliers;
•	the fact that the Merger will be subject to antitrust review under the HSR Act, which could delay or prevent consummation of the Merger, despite OPENLANE’s efforts to negotiate terms and conditions in the Merger Agreement that optimize the likelihood that all required approvals will be obtained;
•	the fact that the Stockholders will not participate in any future earnings or growth of OPENLANE, KAR or ADESA and will not benefit from any appreciation in value of OPENLANE, KAR or ADESA, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;
•	the fact that a portion of the merger consideration otherwise payable to the Stockholders will be held in escrow for at least 18 months and may not be paid out to such Stockholders at all;
•	the fact that the merger consideration otherwise payable to the Stockholders may be ratably reduced by the amount of certain losses suffered by ADESA or its affiliates for which ADESA and affiliates are indemnified under the Merger Agreement;
•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business only in the ordinary course (with various specified exceptions) and subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed;
•	the fact that the Company is prohibited by the Merger Agreement from furnishing information to and conducting negotiations with third parties in connection with an alternative transaction; and
•	the fact that an all cash transaction would be taxable for U.S. income tax purposes to the Stockholders that are U.S. persons (and under certain circumstances to the Stockholders who are non-U.S. persons).

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Merger. After considering these factors, as well as others, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the Board may have assigned different weights to various factors. The Board unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

THE BOARD OF DIRECTORS OF OPENLANE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF OPENLANE VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Interests of OPENLANE’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that OPENLANE’s executive officers and directors have economic interests in the Merger that may be different from, or in addition to, those of Stockholders generally. The Board was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve, and declare advisable, the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

Treatment of OPENLANE Equity Awards

The treatment of all equity awards, including those held by the directors and executive officers of OPENLANE, is summarized below.

Immediately prior to the effective time of the Merger, all Company Options will be accelerated in full contingent upon the consummation of the Merger, and all Company Options issued and outstanding at the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Common Stock as to which the applicable Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration over the exercise price of the Company Option, plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration).

The following table sets forth the aggregate number of the outstanding and unexpired Company Options held by each of the executive officers and members of the Board that would be cancelled and converted into the right to receive cash at the effective time (assuming the Merger transaction were to have closed on September 30, 2011). The estimated total value is based on Per Share Merger Consideration of $8.30. However, the actual amount of cash consideration the executive officers and directors will receive in exchange for the Company Options may vary and cannot be determined until the effective time of the Merger.

Name	Number of Shares Subject to Vested Company Options	Number of Shares Subject to Unvested Company Options Subject to Accelerated Vesting	Weighted Average Exercise Price of Company Options (Vested and Unvested)	Estimated Total Value*
EXECUTIVE OFFICERS
Peter Kelly	355,649	551,564	$2.78	$5,011,140
Michael Briggs	124,420	73,751	$3.13	$1,025,436
Laurel Finch	132,082	92,918	$3.08	$1,174,000
Nagendra Palle	189,998	125,002	$3.07	$1,646,000
Andrew Iorgulescu	328,394	55,420	$2.67	$2,159,733
Gary Edelstein	290,416	49,584	$1.69	$2,248,100
Charles Tapp	97,707	37,293	$3.04	$710,000
Scott Cross	170,606	32,137	$2.23	$1,229,794
Daniel Farrar**	615,999	0	$3.10	$3,203,195
DIRECTORS
Adam Boyden	70,000	0	$2.40	$412,900
Mark Bronder	80,000	0	$2.23	$485,900
Paul Madera	10,000	0	$2.78	$55,200
David Marquardt	80,000	0	$2.23	$485,900
R. Gary McCauley	80,000	0	$2.23	$485,900
L. David Sikes	85,000	0	$2.28	$511,900
Michael Stein	190,000	0	$0.88	$1,409,900

*	The estimated total value was determined by adding (i) the number of shares subject to vested Company Options, multiplied by the excess of the estimated Per Share Closing Consideration (as defined in the Merger Agreement) of $8.30 over the exercise price of the vested Company Option, and (ii) the number of shares subject to unvested Company Options, multiplied by the excess of the estimated Per Share Closing Consideration of $8.30 over the exercise price of the unvested Company Option subject to accelerated vesting.
**	Mr. Farrar’s employment with the Company terminated on January 31, 2011.

Change in Control Arrangements.  Certain of OPENLANE’s executive officers are parties to offer letters with OPENLANE, which provide for benefits in the case of qualifying separations from service in connection with a change in control of OPENLANE, including consummation of the Merger.

Pursuant to an offer letter dated May 30, 2008 between OPENLANE and Laurel Finch, VP, General Counsel and Corporate Secretary, if Ms. Finch’s employment is terminated without Cause, as defined in her offer letter, or resigns for Good Reason, as defined in her offer letter, in either case within six months after a Change of Control, as defined in her offer letter and including consummation of the Merger, then subject to Ms. Finch signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), (x) 50% of the then unvested portion of her outstanding equity awards will immediately vest and, if applicable, become exercisable as of the date of such termination, (y) all repurchase or reacquisition rights will immediately end, and (z) she will have been deemed to have satisfied all milestone requirements necessary to receive her annual bonus for the then current review period.

Pursuant to an offer letter dated November 30, 2007 between OPENLANE and Nagendra Palle, VP of Analytics and GM of iDeal Business, as amended by the Compensation Committee of the Board pursuant to minutes of such committee meeting held on February 4, 2009, if Mr. Palle’s employment is terminated without Cause, as defined in his offer letter, or resigns for Good Reason, as defined in his offer letter and including consummation of the Merger, in either case within six months after a Change of Control, as defined in his offer letter and including consummation of the Merger, then subject to Mr. Palle signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), (x) 50% of the then unvested portion of his outstanding equity awards will immediately vest and, if applicable, become exercisable as of the date of such termination, (y) all repurchase or reacquisition rights will immediately end, and (z) he will have been deemed to have satisfied all milestone requirements necessary to receive his annual bonus for the then current review period. On July 26, 2011, the Compensation Committee of the Board granted Mr. Palle a cash bonus of $300,000, effective and contingent on the consummation of the Merger.

Pursuant to an offer letter dated October 19, 2007 between OPENLANE and Charles Tapp, VP, Institutional Sales, if Mr. Tapp’s employment is terminated without Cause, as defined in his offer letter, or resigns for Good Reason, as defined in his offer letter, in either case within six months after a Change in Control, as defined in his offer letter and including consummation of the Merger, then subject to Mr. Tapp signing and not revoking a separation and release of claims with the Company, then 50% of the unvested portion of his outstanding equity awards will immediately vest and, if applicable, become exercisable on the date of such termination, all repurchase or reacquisition rights will immediately lapse, and all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Please note that although the offer letters entered into between the Company and each of Laurel Finch, Nagendra Palle and Charles Tapp provide for equity acceleration in the case of a qualifying separation from service in connection with a change in control of OPENLANE, pursuant to the terms of the Merger Agreement, all Company Options will accelerate in connection with the Merger.

In addition, OPENLANE has not entered into any agreement with Gary Edelstein that provides him with benefits in the event of a change of control. Further, although Mr. Edelstein’s employment agreement does not specifically address entitlements on termination of employment, in the event of a without cause dismissal, Mr. Edelstein would be entitled to receive reasonable notice of termination or pay in lieu thereof under Canadian common law.

Agreements with Purchaser.

Peter Kelly.  Mr. Kelly entered into an offer letter with KAR dated August 14, 2011, pursuant to which he will become Chief Executive Officer and President of the Company following (and contingent upon) the consummation of the Merger. Pursuant to the terms of his offer letter, Mr. Kelly will receive a base salary of $332,000 per year and an annual auto allowance of $18,000. For his 2011 bonus opportunity, Mr. Kelly will continue to participate at the same target level as he did prior to the Merger. Effective January 1, 2012, Mr. Kelly will be eligible to participate in the KAR Annual Incentive Plan at a target incentive opportunity of 100% of his base salary.

Subject to the approval of KAR’s Compensation Committee, Mr. Kelly will receive a stock option grant to purchase 350,000 shares of KAR common stock vesting ratably over a four-year period. Mr. Kelly will also be eligible to participate in KAR’s benefit plans.

Mr. Kelly has also agreed to certain non-solicitation and non-competition provisions during the course of his employment and for a period of 12 months following a termination of employment.

Mr. Kelly has entered into a Severance and Consulting Agreement with ADESA which provides that if Mr. Kelly’s employment is terminated as a result of a Termination Without Cause (as defined in his Severance and Consulting Agreement) or a Resignation for Good Reason (as defined in his Severance and Consulting Agreement), in exchange for a waiver and release of claims and Mr. Kelly’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Kelly will receive the following severance benefits: (i) an amount equal to Mr. Kelly’s base salary for a one-year period payable over time, and (ii) reimbursement of medical and dental benefits for Mr. Kelly and his beneficiaries for a period of up to one-year. At the employer’s sole discretion, and in lieu of any severance to which Mr. Kelly may be eligible, Mr. Kelly agrees to provide services as a consultant of the employer for up to 12 months from his termination date at the same base pay as in effect prior to entering into such a consulting agreement.

Michael Briggs.  Mr. Briggs entered into an offer letter with KAR dated August 14, 2011, pursuant to which he will become Senior Vice President of Transportation of the Company and President and Chief Executive Officer of CarsArrive Network, Inc. following (and contingent upon) the consummation of the Merger. Pursuant to the terms of his offer letter, Mr. Briggs will receive a base salary of $250,000 per year. For his 2011 bonus opportunity, Mr. Briggs will continue to participate at the same target level as he did prior to the Merger. Effective January 1, 2012, Mr. Briggs will be eligible to participate in the KAR Annual Incentive Plan at a target incentive opportunity of 45% of his base salary.

Subject to the approval of KAR’s Compensation Committee, Mr. Briggs will receive a stock option grant to purchase 35,000 shares of KAR common stock vesting ratably over a four-year period. Mr. Briggs will also be eligible to participate in KAR’s benefit plans.

Mr. Briggs has also agreed to certain non-solicitation and non-competition provisions during the course of his employment and for a period of 12 months following a termination of employment.

Mr. Briggs has entered into a Non-Solicitation, Non-Competition and Severance Agreement with ADESA which provides that if Mr. Briggs’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Briggs’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Briggs will receive the following severance benefits: (i) an amount equal to Mr. Briggs’s base salary for a one-year period payable over time, and (ii) reimbursement of medical and dental benefits for Mr. Briggs and his beneficiaries for a period of up to one-year.

Nagendra Palle.  Mr. Palle entered into an offer letter with KAR dated August 14, 2011, pursuant to which he will become Senior Vice President of Product Management of the Company following (and contingent upon) the consummation of the Merger. Pursuant to the terms of his offer letter, Mr. Palle will receive a base salary of $270,000 per year. For his 2011 bonus opportunity, Mr. Palle will continue to participate at the same target level as he did prior to the Merger. Effective January 1, 2012, Mr. Palle will be eligible to participate in the KAR Annual Incentive Plan at a target incentive opportunity of 45% of his base salary.

Subject to the approval of KAR’s Compensation Committee, Mr. Palle will receive a stock option grant to purchase 100,000 shares of KAR common stock vesting ratably over a four-year period. Mr. Palle will also be eligible to participate in KAR’s benefit plans.

Mr. Palle has also agreed to certain non-solicitation and non-competition provisions during the course of his employment and for a period of 12 months following a termination of employment.

Mr. Palle has entered into a Non-Solicitation, Non-Competition and Severance Agreement with ADESA which provides that if Mr. Palle’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Palle’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Palle will receive the following severance benefits: (i) an amount equal to Mr. Palle’s base salary for a one-year period payable over time, and (ii) reimbursement of medical and dental benefits for Mr. Palle and his beneficiaries for a period of up to one-year.

Gary Edelstein.  Mr. Edelstein entered into an offer letter with KAR dated August 14, 2011, pursuant to which he will become Chief Information Officer and Senior Vice President of the Company following (and contingent upon) the consummation of the Merger. Pursuant to the terms of his offer letter, Mr. Edelstein will receive a base salary of $270,000 per year. For his 2011 bonus opportunity, Mr. Edelstein will continue to participate at the same target level as he did prior to the Merger. Effective January 1, 2012, Mr. Edelstein will be eligible to participate in the KAR Annual Incentive Plan at a target incentive opportunity of 45% of his base salary.

Subject to the approval of KAR’s Compensation Committee, Mr. Edelstein will receive a stock option grant to purchase 100,000 shares of KAR common stock vesting ratably over a four-year period. Mr. Edelstein will also be eligible to participate in KAR’s benefit plans.

Mr. Edelstein has also agreed to certain non-solicitation and non-competition provisions during the course of his employment and for a period of 12 months following a termination of employment.

Mr. Edelstein has entered into a Non-Solicitation, Non-Competition and Severance Agreement with ADESA which provides that if Mr. Edelstein’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Edelstein’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Edelstein will receive the following severance benefits: (i) an amount equal to Mr. Edelstein’s base salary for a one-year period payable over time, and (ii) reimbursement of medical and dental benefits for Mr. Edelstein and his beneficiaries for a period of up to one-year.

In addition, certain executive officers other than those discussed above may enter into severance or other similar arrangements with ADESA that may involve cash payments to such executives should they be terminated following the Closing. There are currently no such agreements in effect.

Potential Payments in Connection with a Change in Control.  The table below reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the Merger in the circumstances described below. Except where noted, severance payments have been calculated based on the named executive officer’s current compensation. Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his or her term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of these assumptions are based on information currently available and, as a result, the actual results, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed a closing date of September 30, 2011, including with respect to calculating the portion of equity awards subject to acceleration of vesting (assuming continued vesting of the Company Options and assuming that all Company Options remain outstanding on such date).

Golden Parachute Compensation

Name	Cash ($)		Equity ($)(1)	Pension/NQDC ($)	Perquisites/ Benefits ($)		Tax Reimbursement ($)	Other ($)		Total ($)
Peter Kelly	332,000	(2)	5,011,140	N/A	15,015	(3)	N/A	N/A		5,358,155
Michael Briggs	250,000	(4)	1,025,436	N/A	15,015	(5)	N/A	N/A		1,290,451
Laurel Finch	100,000	(6)	1,174,000	N/A	N/A		N/A	N/A		1,274,000
Nagendra Palle*	75,000	(7)	1,646,000	N/A	N/A		N/A	300,000	(10)	2,021,000
Nagendra Palle*	270,000	(8)	1,646,000	N/A	15,015	(9)	N/A	300,000	(10)	2,231,015
Daniel Farrar**	N/A		3,203,195	N/A	N/A		N/A	N/A		3,203,195

*	Mr. Palle may be eligible to receive certain cash payments pursuant to either his offer letter dated November 30, 2007 with the Company, as amended, or his Non-Solicitation, Non-Competition and Severance Agreement with ADESA, but would not receive such payments under both agreements. It cannot be determined at this time which agreement will be applicable; accordingly, both scenarios are set forth in this table.
**	Mr. Farrar’s employment with the Company terminated January 31, 2011.
(1)	Pursuant to the terms of the Merger Agreement, the vesting of all Company Options will accelerate in full contingent upon the consummation of the Merger and all Company Options issued and outstanding at the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Common Stock as to which the Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration (as defined in the Merger Agreement) over the exercise price of the Company Option, plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to approximately $8.30). The value of the accelerated Company Options was determined by multiplying (i) the number of accelerated Company Options, multiplied by (ii) the excess of the Per Share Closing Consideration (as defined in the Merger Agreement) of $8.30 over the exercise price of the Company Option.
(2)	Pursuant to the terms of the Severance and Consulting Agreement entered into between Mr. Kelly and ADESA, if Mr. Kelly’s employment is terminated as a result of a Termination Without Cause (as defined in his Severance and Consulting Agreement) or a Resignation for Good Reason (as defined in his Severance and Consulting Agreement), in exchange for a waiver and release of claims and Mr. Kelly’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Kelly will receive an amount equal to Mr. Kelly’s base salary for a one-year period, payable over time (single-trigger benefit). At the employer’s sole discretion, and in lieu of any severance to which Mr. Kelly may be eligible, Mr. Kelly agrees to provide services as an exclusive consultant of the employer for up to 12 months from his termination date at the same base pay as in effect prior to entering into such a consulting agreement. Severance amounts calculated based on Mr. Kelly’s base salary with Purchaser following the Merger.
(3)	Pursuant to the terms of the Severance and Consulting Agreement entered into between Mr. Kelly and ADESA, if Mr. Kelly’s employment is terminated as a result of a Termination Without Cause (as defined in his Severance and Consulting Agreement) or a Resignation for Good Reason (as defined in his Severance and Consulting Agreement), in exchange for a waiver and release of claims and Mr. Kelly’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Kelly will be reimbursed for the medical and dental benefits for Mr. Kelly and his beneficiaries for a period of up to one-year (single-trigger benefit). The amount provided represents the estimated cost of one-year of medical and dental benefits for Mr. Kelly and his beneficiaries based on Purchaser’s current rates for such coverage and Mr. Kelly’s current coverage election with the Company.
(4)	Pursuant to the terms of the Non-Solicitation, Non-Competition and Severance Agreement entered into between Mr. Briggs and ADESA, if Mr. Briggs’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Briggs’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement,

Mr. Briggs will receive an amount equal to Mr. Briggs’s base salary for a one-year period, payable over time (single-trigger benefit). Severance amounts calculated based on Mr. Briggs’s base salary with Purchaser following the Merger.
(5)	Pursuant to the terms of the Non-Solicitation, Non-Competition and Severance Agreement entered into between Mr. Briggs and ADESA, if Mr. Briggs’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Briggs’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Briggs will be reimbursed for the medical and dental benefits for Mr. Briggs and his beneficiaries for a period of up to one-year (single-trigger benefit). The amount provided represents the estimated cost of one-year of medical and dental benefits for Mr. Briggs and his beneficiaries based on Purchaser’s current rates for such coverage and Mr. Briggs’s current coverage election with the Company.
(6)	Pursuant to an offer letter dated May 30, 2008 between Ms. Finch and the Company, if Ms. Finch’s employment is terminated without Cause, as defined in her offer letter, or resigns for Good Reason, as defined in her offer letter, within six months after a Change of Control, as defined in her offer letter and including consummation of the Merger, then subject to Ms. Finch signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), she will be deemed to satisfy all milestone requirements necessary to receive her annual bonus of $100,000 for the then current review period (double-trigger benefits).
(7)	Pursuant to an offer letter dated November 30, 2007 between Mr. Palle and the Company, as amended by the Compensation Committee of the Board pursuant to minutes of such committee meeting held on February 4, 2009, if Mr. Palle’s employment is terminated without Cause, as defined in his offer letter, or resigns for Good Reason, as defined in his offer letter, within six months after a Change of Control, as defined in his offer letter and including consummation of the Merger, then subject to Mr. Palle signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), he will be deemed to satisfy all milestone requirements necessary to receive his annual bonus of $75,000 for the then current review period (double-trigger benefits).
(8)	Pursuant to the terms of the Non-Solicitation, Non-Competition and Severance Agreement entered into between Mr. Palle and ADESA, if Mr. Palle’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Palle’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Palle will receive an amount equal to Mr. Palle’s base salary for a one-year period, payable over time (single-trigger benefit). Severance amounts calculated based on Mr. Palle’s base salary with Purchaser following the Merger.
(9)	Pursuant to the terms of the Non-Solicitation, Non-Competition and Severance Agreement entered into between Mr. Palle and ADESA, if Mr. Palle’s employment is terminated as a result of a Termination Without Cause (as defined in his Non-Solicitation, Non-Competition and Severance Agreement) or a Resignation for Good Reason (as defined in his Non-Solicitation, Non-Competition and Severance Agreement), in exchange for a waiver and release of claims and Mr. Palle’s compliance with the non-solicitation and non-competition provisions and the provisions of his confidentiality agreement, Mr. Palle will be reimbursed for the medical and dental benefits for Mr. Palle and his beneficiaries for a period of up to one-year (single-trigger benefit). The amount provided represents the estimated cost of one-year of medical and dental benefits for Mr. Palle and his beneficiaries based on Purchaser’s current rates for such coverage and Mr. Palle’s current coverage election with the Company.
(10)	On July 26, 2011, the Compensation Committee of the Board granted Mr. Palle a cash bonus of $300,000, effective and contingent on the consummation of the Merger (single-trigger benefit).

Insurance and Indemnification of OPENLANE’s Directors and Officers.  The Merger Agreement provides that if the Merger is consummated, KAR will, and will cause the surviving corporation to, fulfill and honor in all respects the obligations of OPENLANE and its subsidiaries to their respective current and former directors, managers and officers as of immediately prior to the Closing under OPENLANE’s or its subsidiaries’ certificate of incorporation or bylaws (or other similar organizational documents) as in effect on the date of the Merger Agreement. Further, if the Merger is consummated, then until the sixth anniversary of the effective time of the Merger, KAR will cause the certificate of incorporation and bylaws (or other similar organizational documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the certificate of incorporation and bylaws of OPENLANE and its subsidiaries existing as of the date of the Merger Agreement, and during such six-year period such provisions will not be repealed, amended or otherwise modified in any manner adverse to such indemnified persons except as required by applicable law.

Prior to the Closing, OPENLANE may purchase directors’ and officers’ liability insurance covering for six years after the effective time of the Merger those persons who are currently covered by OPENLANE’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors, managers and officers of OPENLANE. OPENLANE may do so by purchasing a “tail” policy under OPENLANE’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the effective time of the Merger and (ii) contains terms and conditions that are not materially less favorable than those applicable to OPENLANE’s current directors and officers.

Certain Material U.S. Federal Income Tax Consequences of the Merger

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, COMPANY STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY COMPANY STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER APPLICABLE TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) COMPANY STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM INDEPENDENT TAX ADVISORS.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service (the “IRS”) and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. No ruling has been or will be requested from the IRS in connection with the Merger.

This discussion does not address the tax consequences of the Merger under U.S. federal tax laws other than income tax laws, or under state, local, or non-U.S. tax laws; the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger; the tax consequences to holders of options issued by the Company that are assumed, replaced, exercised, or converted, as the case may be, in connection with the Merger; or the tax consequences of the receipt of consideration other than in exchange for OPENLANE capital stock.

This discussion does not address all aspects of U.S. federal income taxation that may be important to Stockholders in light of their particular circumstances, or to Stockholders subject to special treatment under U.S. federal income tax laws, including, without limitation: dealers, brokers, and traders in securities; non-U.S. persons or entities; tax-exempt entities; financial institutions, regulated investment companies, real estate investment trusts, or insurance companies; partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations, and other pass-through entities and investors in such entities; holders who are subject to the alternative minimum tax provisions of the Code; holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; holders who hold shares that constitute small business stock within the meaning of Section 1202 of the Code; U.S. persons with a functional currency other than the U.S. dollar; holders who hold their shares as part of an integrated investment such as a hedge, straddle, or other risk reduction strategy; or holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds OPENLANE capital stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such entities and persons holding interests in such entities should consult their own tax advisors regarding the tax consequences of the Merger.

Accordingly, holders of OPENLANE capital stock are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances, as well as the consequences of the Merger under U.S. federal tax laws other than income tax laws, and state, local, and non-U.S. tax laws.

Taxable Sale of OPENLANE capital stock.  The payment of the Merger Consideration in exchange for shares of OPENLANE capital stock will be a fully taxable transaction, in which gain or loss generally will be recognized equal to the difference between the tax basis of the surrendered OPENLANE capital stock and the Merger Consideration received. In general, such gain or loss will be a capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the holding period for the OPENLANE capital stock is greater than one year as of the Closing, except for the portion of any payment from the Escrow Account taxed as interest income (as described below). Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% U.S. federal rate. Short-term capital gains are taxed at ordinary income rates. Capital losses are subject to limitations on deductibility. Gain or loss must be calculated separately for each block of OPENLANE capital stock (i.e., shares of OPENLANE capital stock acquired at the same time in a single transaction). Stockholders who own separate blocks of OPENLANE capital stock should consult their own tax advisors with respect to these rules.

Installment Sale Method of Reporting Gain.  Because the cash in the Escrow Account is to be received by the Stockholders after the close of the taxable year in which the Merger occurs, any gain realized by a Stockholder on the sale of OPENLANE capital stock should be reported under the installment method, unless the Stockholder affirmatively elects out of or is otherwise ineligible for installment method reporting. A Stockholder may elect out of the installment method by timely filing the appropriate form with its tax return for the tax year in which the Merger occurs. The installment method does not apply to any Stockholder who will recognize a loss upon such the sale of such Stockholder’s OPENLANE capital stock. In addition, installment sale reporting does not apply to amounts deposited into the Expense Fund, which shall be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. Stockholders should consult their own tax advisors as to the application, and the desirability of electing out, of the installment sale method.

Under the installment method, a portion of each payment received is taxable as gain in the year of receipt, a portion represents a tax-free recovery of the Stockholder’s basis in the shares of OPENLANE capital stock and, with respect to any payment from the Escrow Account, a portion is taxable as imputed interest. The gain to a Stockholder would be calculated by multiplying the value of any payment received (excluding the portion of such payment treated as interest income under the imputed interest rules described below) by the gross profit ratio. The “gross profit ratio” is the ratio that (1) the selling price less the Stockholder’s adjusted basis in the shares of OPENLANE capital stock bears to (2) the total selling price of the Stockholder’s shares of OPENLANE capital stock. When a maximum sales price is stated, Treasury regulations regarding the installment method generally require Stockholders to assume, for purposes of calculating the selling price and the gross profit ratio, that they will receive the maximum possible amount of sale proceeds at the earliest possible times under the terms of the Merger Agreement. The selling price, however, does not include amounts treated as interest income under the imputed interest rules described below. One significant effect of the installment method of which Stockholders should be aware is that the amount of gain attributable to the Merger Consideration paid on the Closing may be reduced by only a portion of the Stockholder’s basis in the shares of OPENLANE capital stock. To the extent the installment sale rules result in a net overinclusion of gain, a Stockholder generally would be entitled to a capital loss.

Imputed Interest.  As noted above, under Section 483 of the Code, a portion of any payment from the Escrow Account will be treated as interest income taxable at ordinary income rates when received, and will reduce the amount of gain (or increase the amount of loss) otherwise recognizable. The portion of any payment from the Escrow Account that will be treated as interest income is determined by discounting the actual amount of the payment, using the appropriate applicable federal rate, from the date the payment becomes fixed to the date of the Closing. The discounted amount is then subtracted from the actual amount of the payment, and the remainder is the portion of the payment treated as interest income.

Interest on Deferred Taxes.  Under Section 453A of the Internal Revenue Code, additional annual interest charges may be imposed on the portion of a Stockholder’s tax liability that is deferred by the installment method in connection with sales of any property (including the shares of OPENLANE capital stock) with a sales price greater than $150,000, to the extent that the aggregate face amount of installment receivables that arise from all $150,000 sales by the Stockholder (including sales of shares of OPENLANE capital stock) during the year and that remain outstanding as of the close of the year exceeds $5 million.

Stockholders Recognizing Loss or Electing Out of the Installment Method.  Stockholders recognizing a loss and Stockholders electing out of or otherwise ineligible for the installment method generally should determine their gain or loss upon the exchange of their OPENLANE capital stock for the Merger Consideration based upon the value of the Merger Consideration, including the value of the cash placed in the Escrow Account and the Expense Fund. To the extent that a payment from the Escrow Account or Expense Fund is more or less than the amount previously taken into income with respect the Escrow Account or Expense Fund, respectively, a Stockholder would be required to recognize additional gain or loss. As described above, under Section 483 of the Code, a portion of any payment from the Escrow Account will be treated as interest income taxable at ordinary income rates when received. This imputed interest should not be included as part of the value of the Escrow Account for purposes of determining gain or loss.

Regulatory Approvals

Under the provisions of the HSR Act, the Merger may not be completed until (1) the expiration or termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by OPENLANE and ADESA, or (2) if, during the initial 30-day waiting period following the filing of notification and report forms, the Antitrust Division and FTC issue a request for additional information and documentary material (which we refer to as a second request), the expiration or termination of a 30-day waiting period following the certification of substantial compliance of the second request by the parties. On August 16, 2011, OPENLANE and ADESA filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Antitrust Division, the FTC, a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial businesses or assets of OPENLANE or ADESA or their subsidiaries. Private parties may also bring legal actions under antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals and clearances for the Merger, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if a challenge is made, the result of such challenge. Similarly, there can be no assurance that OPENLANE and ADESA will obtain the regulatory approvals necessary to consummate the Merger or that the granting of these approvals will not involve the imposition of conditions to the consummation of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the end date (which is described in the section of this Proxy Statement entitled “The Merger Agreement — Termination of the Merger Agreement”) or at all. Under the terms of the Merger Agreement, except for any divestiture that would not materially impair the benefits of the Merger to ADESA, ADESA is not obligated to consent to any sale, divestiture, license or other disposition or holding separate of any assets of ADESA or OPENLANE, or to any limitation or regulation on ADESA’s ability to conduct its business or own such assets, or to the holding separate of shares of OPENLANE capital stock or any limitation or regulation on the ability of ADESA to exercise full rights of ownership thereof.

THE MERGER AGREEMENT

The summary of the material provisions of the Merger Agreement below and elsewhere in this Proxy Statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

The Merger

The Merger Agreement provides that, upon and subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into OPENLANE, the separate corporate existence of Merger Sub will thereupon cease and OPENLANE will continue as the surviving corporation in the Merger and a wholly owned subsidiary of ADESA.

The Merger will close once various closing conditions, including OPENLANE stockholder approval and regulatory approvals, are satisfied or waived. The Merger will become effective when the certificate of Merger has been duly filed with the Secretary of State of the State of Delaware. The parties cannot predict the exact timing of the consummation of the Merger or whether the Merger will be completed at a later time as agreed by the parties or at all.

The Merger Consideration and the Conversion of Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, by virtue of the Merger and without any action on the part of the parties thereto or the holders of any of OPENLANE’s securities, the following will occur:

•	each share of Common Stock that is issued and outstanding immediately prior to the effective time of the Merger (after giving effect to the automatic conversion of the Preferred Stock into Common Stock, and other than shares held by a holder that has perfected appraisal rights under the DGCL or as provided in the bullet point immediately below) will be automatically converted into and represent the right to receive up to approximately $8.30 in cash, without interest and less applicable withholding taxes, subject to reductions resulting from any payouts to Purchaser for indemnification claims as described in “Escrow and Indemnification” below; and
•	each share of OPENLANE capital stock owned by OPENLANE or any of its subsidiaries will be cancelled and extinguished without any conversion thereof and no Merger consideration will be paid by ADESA with respect to such shares.

The amount set forth above is an estimate of the Per Share Merger Consideration only and may be reduced or increased in accordance with the terms of the Merger Agreement. The Per Share Merger Consideration will be determined by calculating the quotient (a) the numerator of which is equal to $210 million (i) plus an increase for excess cash on OPENLANE’s balance sheet at Closing; (ii) plus the aggregate exercise price of outstanding options and in-the-money warrants; (iii) minus outstanding indebtedness; and (iv) minus certain transaction-related expenses and (b) the denominator of which is equal to the sum of (without double counting) (i) the aggregate number of shares of Common Stock (after giving effect to the automatic conversion of the Preferred Stock into Common Stock) issued and outstanding as of the effective time of the Merger, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise of the in-the-money options and warrants outstanding as of the effective time of the Merger.

The Per Share Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date of the Merger Agreement and prior to the effective time of the Merger.

Each share of common stock of Merger Sub that is outstanding immediately prior to the effective time of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation in the Merger.

Payment Procedures

As soon as reasonably practicable after the Closing, ADESA will make available to Wells Fargo Bank, National Association, as the Paying Agent, an amount of cash equal to the aggregate merger consideration to which the holders of OPENLANE capital stock, options and warrants outstanding prior to the effective time of the Merger become entitled at the time of the Merger under the Merger Agreement.

In addition, as soon as reasonably practicable after the Closing, to the extent not delivered by ADESA or OPENLANE prior to the effective time, ADESA shall mail, or cause to be mailed, to each holder of record of shares of OPENLANE capital stock that were converted into the right to receive a portion of the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of their share certificates in exchange for a portion of the merger consideration. Until so surrendered, each such certificate will be deemed, from and after the effective time of the Merger, to evidence only the right to receive a portion of the merger consideration. Upon payment of the merger consideration pursuant to the provisions described herein, each certificate or certificates will be immediately cancelled.

Certificates representing shares of OPENLANE’s capital stock must be accompanied with a completed letter of transmittal. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Escrow and Indemnification

At the effective time of the Merger, ADESA will deposit up to $26 million of the Merger Consideration that would otherwise be received by the Securityholders (the “Escrow Amount”) in an escrow account (the “Escrow Account”) to serve as partial security for the indemnification obligations of the Securityholders under the Merger Agreement.

The treatment and disposition of the Escrow Account will be governed by the terms of the Merger Agreement and the Escrow Agreement entered into by and among the Purchaser, the Securityholders’ Representative and Wells Fargo Bank, National Association, as the Escrow Agent (the “Escrow Agreement”). The Escrow Agent will hold the amounts in the Escrow Account until the date of the 18 month anniversary of the Closing, (the “Escrow Release Date”), at which time the remaining amounts in the Escrow Account, if any, will be distributed pro rata to each Securityholder, subject to retention in the Escrow Account of any amounts reasonably necessary to satisfy an unresolved or unsatisfied claims that were specified in notices delivered by Purchaser to the Securityholders’ Representative in accordance with the Merger Agreement before the Escrow Release Date. As soon as each claim that is pending as of the Escrow Release Date is resolved, the amounts held back for such claim that are not used to satisfy such claim, will be released and distributed pro rata to Securityholders until the remaining balance in the Escrow Account is zero.

Subject to the provisions and limitations set forth in Article IX of the Merger Agreement, from and after the effective time of the Merger, each Securityholder is required to, severally and not jointly, indemnify, defend and hold harmless Purchaser and certain of its affiliates (the “Purchaser Indemnified Parties”) for any and all losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication):

•	the inaccuracy or breach of any representation or warranty of the Company contained in the Merger Agreement;
•	the breach of any agreement or covenant of the Company contained in the Merger Agreement;
•	certain transaction expenses to the extent not paid prior to the consummation of the Merger;
•	any outstanding Indebtedness to the extent not paid at or prior to the consummation of the Merger;
•	any claim to the extent relating to the transactions contemplated by the Merger Agreement brought by a holder of OPENLANE capital stock in their capacity as a stockholder, in each case, against the Company, any of its subsidiaries or any of their respective officers or directors who held such positions prior to the effective time of the Merger;
•	any amounts paid with respect to shares held by Stockholders who exercise their appraisal rights that are in excess of the amount that would have been payable with respect to such shares pursuant to the Merger Agreement;

•	any amounts paid as consideration to holders of out-of-the money warrants executing warrant termination agreements;
•	certain specified securities law compliance matters;
•	matters related to obtaining contractual consents from certain third parties; and
•	certain specified indemnification matters, including, among others, tax and employee benefit compliance matters.

Subject to the provisions and limitations set forth in Article IX of the Merger Agreement, Purchaser is required to indemnify, defend and hold harmless each member of the seller group for any and all losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication)):

•	the inaccuracy or breach of any representation or warranty of Purchaser or Merger Sub contained in the Merger Agreement; or
•	the breach of any agreement or covenant of Purchaser of Merger Sub to be performed by Purchaser or Merger Sub contained in the Merger Agreement.

For the Purchaser Indemnified Parties to obtain indemnification, (i) any individual claim or series of related claims must exceed $15,000, in which case the Purchaser Indemnified Parties will be entitled to the full amount of such claim or series of related claims, and (ii) the aggregate amount of all claims relating to breaches of representations and warranties or covenants must exceed $1,000,000, in which case the Purchaser Indemnified Parties will be entitled to the full amount of such claims, in each case subject to any other limitations in the Merger Agreement. The $1,000,000 threshold described in clause (ii) is not applicable to breaches of certain fundamental representations (including representations related to the Company’s organization, capitalization, subsidiaries, authority to enter into and perform its obligations under the Merger Agreement, absence of conflicts and use of brokers) or tax representations, fraudulent breaches of representations, or fraudulent or knowing and intentional breaches of covenants.

In general, the maximum amount of all losses for which indemnification is payable to the Purchaser Indemnified Parties may not exceed $21 million (the “General Indemnification Cap”), subject to the following exceptions:

•	The maximum amount of all losses for which indemnification is payable to the Purchaser Indemnified Parties with respect to certain specified indemnification matters (when combined with all losses that are subject to the General Indemnification Cap) may not exceed $26 million;
•	The maximum amount of all losses for which indemnification is payable to the Purchaser Indemnified Parties with respect to breaches of employee benefit representations and certain employee benefit compliance matters (when combined with all losses that are subject to the General Indemnification Cap) may not exceed $42 million;
•	The maximum amount of all losses for which indemnification is payable to the Purchaser Indemnified Parties with respect to (i) knowing and intentional breach of any covenant contained in the Merger Agreement, (ii) fraudulent breach of any representation or warranty contained in the Merger Agreement, (iii) breaches of certain fundamental representations and tax representations, (iv) certain securities law compliance matters, and (v) certain tax compliance matters (when combined with all other losses) may not exceed the aggregate Merger Consideration.

Any claims for fraud against any Securityholder must be made against such Securityholder individually and not against the Escrow Account or any other Securityholder.

The indemnification provisions set forth in Article IX of the Merger Agreement are the exclusive remedy of the Purchaser Indemnified Parties against the Securityholders, except with respect to claims for fraud or other claims in tort brought against an individual Securityholder, or claims for equitable relief.

For additional information regarding the indemnification obligations of the Securityholders, we encourage you to read Article IX of the Merger Agreement.

Appointment of the Securityholders’ Representative

Pursuant to the Merger Agreement, Shareholder Representative Services LLC has been irrevocably designated and appointed as the Securityholders’ Representative and attorney-in-fact and agent to act for and on behalf of the Securityholders. Without limiting the generality of the foregoing, the Securityholders’ Representative has full power and authority on behalf of each Securityholder and his or her successors and assigns to, (i) interpret the terms and provisions of this the Merger Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Escrow Agreement; (iii) receive service of process in connection with any claims under the Merger Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; (v) resolve disputes relating to the Revised Closing Statement, if any, in accordance with the procedures set forth in the Merger Agreement; (vi) give and receive notices and communications; (vii) engage counsel, and such accountants and other advisors or experts for the Securityholders and incur such other expenses on behalf of the Securityholders in connection with the Merger Agreement and the transactions contemplated thereby as the Securityholders’ Representative may deem appropriate; and (viii) take all actions necessary or appropriate in the judgment of Securityholders’ Representative on behalf of the Securityholders in connection with the Merger Agreement.

A decision of the Securityholders’ Representative will constitute a decision of all of the Securityholders and will be final, binding and conclusive upon each of the Securityholders, and the Merger Agreement provides that Purchaser, Merger Sub and OPENLANE may rely on the decisions, actions, consents and instructions of the Securityholders’ Representative. The Securityholders will indemnify and hold the Securityholders’ Representative harmless from and against for any loss, liability or expense arising in connection with any act or omission of the Securityholders’ Representative, except in the case a liability for gross negligence or willful misconduct.

A portion of the total Merger Consideration equal to $200,000 will be set aside and held by the Securityholders’ Representative in a segregated client bank account (the “Expense Fund”) for the sole purpose of paying directly or reimbursing the Securityholders’ Representative for any expenses, losses or obligations. If the Expense Fund is depleted, the Securityholders’ Representative may recover such expenses, losses or obligations from the funds in the Escrow Account otherwise distributable to the Securityholders. If any amounts remain in the Expense Fund after the Escrow Release Date and the resolution of all pending indemnification claims, such amounts will be distributed pro rata to the Securityholders.

If the Securityholders’ Representative is entitled to be indemnified or reimbursed out of the Expense Fund and/or the Escrow Account, the Securityholders’, as a whole, will receive less consideration as a result of the Merger. For additional information regarding the obligations of the Securityholders with respect to the Securityholders’ Representative, we encourage you to read Section 10.1 of the Merger Agreement.

Treatment of Stock Options

Immediately prior to the effective time of the Merger, the vesting of all options to purchase Common Stock will accelerate in full contingent upon the consummation of the Merger and all options issued and outstanding on the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Common Stock as to which the applicable is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration over the exercise price of the Company Option, plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration). A portion of the Merger Consideration otherwise payable to the holders of Company Options will be deposited into the Escrow Account as partial security for such holders’ indemnification obligations under the Merger Agreement, as described above in the section entitled “Escrow and Indemnification.”

Treatment of Preferred Stock

Pursuant to the Company Charter, holders of a majority of the outstanding shares of Preferred Stock as of the record date elected on August 16, 2011 by written consent to automatically convert all outstanding shares of Preferred Stock to Common Stock immediately prior to and contingent upon the consummation of the Merger. As a result, all shares of Preferred Stock that you hold will be converted to Common Stock immediately prior to and contingent upon the consummation of the Merger. Accordingly, for each share of Common Stock that your shares of Preferred Stock are converted into, you (i) will receive the Per Share Closing Consideration plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration) and (ii) will not receive any liquidation preference that may be set forth in the Company Charter. A portion of the Merger Consideration otherwise payable to the holders of Preferred Stock will be deposited into the Escrow Account as partial security for such holders’ indemnification obligations under the Merger Agreement, as described above in the section entitled “Escrow and Indemnification.”

Warrants

OPENLANE has agreed to use reasonable best efforts to enter into a warrant termination agreement with each warrant holder pursuant to which, effective as of and contingent upon the effective time of the Merger, all of such holders’ warrants will be cancelled in exchange for (1) a cash payment equal to the product of the number of shares of OPENLANE capital stock subject to such warrants (which will subsequently be converted into shares of Common Stock) multiplied by the Per Share Closing Consideration, less the exercise price of the applicable warrants, less the amount of any applicable withholding taxes plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to the Per Share Merger Consideration) (we refer to the amount described in this clause 1 as the “Warrant Consideration”) or (2) if the exercise price of the applicable warrant is greater than the Per Share Merger Consideration, a nominal cash payment as consideration for executing the warrant termination agreement. A portion of the Warrant Consideration payable to the warrant holders will be deposited into the Escrow Account as partial security for the warrant holders’ indemnification obligations under the Merger Agreement, as described above in the section entitled “Escrow and Indemnification.”

Stockholder Approval

OPENLANE has agreed in the Merger Agreement that it will use its reasonable best efforts to obtain, as soon as reasonably practicable after the signing of the Merger Agreement, approval of the Merger Agreement and the transactions contemplated thereby from the holders of a majority of the outstanding shares of Preferred Stock and a majority of the outstanding shares of Common Stock. Such approval was obtained on August 16, 2011.

Representations and Warranties

Representations and Warranties

The Merger Agreement contains various representations and warranties of OPENLANE, Purchaser and Merger Sub. The representations and warranties of OPENLANE will survive until eighteen (18) months following the consummation of the Merger, with the exception of certain fundamental representations, employee benefits representations and tax representations, each of which will survive until the expiration of the applicable statute of limitations.

The representations and warranties made by OPENLANE cover the following topics, among others, as they relate to OPENLANE:

•	organization, good standing, and qualification and power to do business;
•	capital structure, charter documents and subsidiaries;
•	authority to enter into the Merger Agreement and other transaction agreements and to perform its obligations thereunder;
•	non-contravention of its charter documents, material agreements or applicable law in entering into and consummating the Merger;

•	title to and the condition of its real and personal property;
•	financial statements;
•	undisclosed liabilities;
•	the absence of certain changes or events since December 31, 2010, including any Material Adverse Effect (as defined below);
•	the absence of material litigation;
•	compliance with applicable laws and orders, including regulatory compliance;
•	material contracts;
•	tax reporting and compliance;
•	matters relating to employee benefit plans;
•	insurance coverage;
•	environmental laws;
•	matters relating to intellectual property;
•	contracts with related parties;
•	largest customers;
•	employees;
•	possession of all material licenses, permits, or other authorizations required by government entities;
•	the nature and amount of accounts receivable;
•	brokers’ and finders’ fees;
•	product and service warranties;
•	compliance with applicable anti-bribery laws;
•	approvals required from Stockholders; and
•	the applicability of Canadian business competition laws to the Merger.

The representations and warranties made by Purchaser and Merger Sub cover the following topics as they relate to Purchaser and Merger Sub:

•	organization, good standing, and power to do business;
•	Purchaser’s and Merger Sub’s authority to enter into the Merger Agreement and other transaction agreements and to perform their respective obligations thereunder;
•	non-contravention of their respective charter documents, material agreements or applicable law in entering into and consummating the Merger;
•	brokers’ and finders’ fees;
•	Purchaser’s available funds; and
•	Purchaser’s own due diligence investigation.

The assertions embodied in the representations and warranties contained in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in a confidential disclosure schedule that the parties exchanged in connection with signing the Merger Agreement. Accordingly, Stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by such confidential disclosure schedule. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to Stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement.

For information regarding the Securityholders’ indemnification obligations for breaches of or inaccuracies in representations and warranties of the Company, please see the section of this Proxy Statement entitled “The Merger Agreement and the Merger — Indemnification and Escrow.”

Covenants Regarding Conduct of Business by OPENLANE Pending the Merger

The Merger Agreement contains customary covenants of each of parties thereto, including, but not limited to covenants relating to access to information and OPENLANE’s facilities, notice of certain events, confidentiality and prohibitions on soliciting alternative transactions, preparation of tax returns, indemnification of OPENLANE’s directors and officers, arrangements for continuing employees, and the matters described in more detail below.

Conduct of OPENLANE’s Business Prior to Closing

The Merger Agreement provides that from the time the Merger Agreement is executed until the Merger, or the termination of the Merger Agreement, if earlier, OPENLANE will operate its business in the ordinary course on a basis consistent with its past practice. In addition, OPENLANE has agreed to undertake and to abstain from certain activities prior to the Effective Time, unless OPENLANE obtains prior written consent from Purchaser. These activities are described more fully in Article VI of the Merger Agreement.

No Solicitation

OPENLANE has agreed, effective immediately upon signing of the Merger Agreement, to cease any activities, discussions or negotiations with any third parties conducted prior to signing of the Merger Agreement with respect to any alternative transaction proposal (as described below). In addition, subject to certain exceptions described below, OPENLANE has agreed not to, and has agreed to cause certain of its affiliates not to:

•	discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any alternative acquisition transaction, meaning any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets (other than the sale of inventory in the ordinary course of business) or the capital stock of OPENLANE or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (an “Acquisition Transaction”);
•	facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction;
•	furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of OPENLANE or its subsidiaries in connection with an Acquisition Transaction; or
•	otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

Until the earlier of (x) the date of the consummation of the Merger or (y) the date on which the Merger Agreement is terminated, OPENLANE will immediately notify ADESA orally and in writing if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

Employee Compensation and Benefits

Employee Benefits and Service Credit.  ADESA has agreed to use commercially reasonable efforts to ensure that employees of OPENLANE and its subsidiaries who continue employment with OPENLANE (or any other subsidiary of ADESA) following the effective time of the Merger (who we refer to as continuing employees) receive credit for purposes of eligibility to participate and vesting for their service with

OPENLANE or its subsidiaries under KAR’s employee benefit plans, subject to applicable law and limitations on accrual generally applicable to KAR’s employees under its employee benefit plans. For the 12 months immediately following the effective time of the Merger, KAR has agreed to either (1) continue OPENLANE’s employee benefit plans (other than equity-based compensation plans) or (2) arrange for continuing employees (and their dependents) to participate in the KAR benefit programs (other than equity-based compensation plans) to the same extent as other similarly situated employees of ADESA as of the effective time of the Merger, subject to the terms of KAR’s benefit programs. After the effective time of the Merger, subject to applicable laws and to the extent permitted under KAR’s benefit programs, ADESA has agreed to use commercially reasonable efforts to (i) waive the following requirements for continuing employees participating in the ADESA welfare benefit plans: (A) preexisting conditions limitations, (B) evidence of insurability requirements and (C) eligibility waiting periods, and (ii) provide continuing employees and their eligible dependents with credit for any co-payments and deductibles paid under any OPENLANE welfare benefit plan in satisfying any applicable deductible, out-of-pocket, or similar requirements under any KAR welfare benefit plan.

Other Covenants and Agreements

Notification of Changes.

OPENLANE has agreed that it shall promptly notify ADESA in writing of:

•	any Material Adverse Effect (as defined below) on OPENLANE;
•	any written notice or other written communication from any person alleging that such person’s consent is or may be required in connection with the transactions contemplated by the Merger Agreement;
•	any notice or other communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement;
•	any legal actions commenced or (to OPENLANE’s knowledge) threatened against, relating to, involving or affecting OPENLANE or any of its subsidiaries, including such actions that relate to the consummation of the transactions contemplated by the Merger Agreement;
•	the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty of the Company contained in the Merger Agreement to be untrue or inaccurate in such a manner as would or would be reasonably expected to cause the failure of a closing condition;
•	any failure of OPENLANE to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement in any material respect; and
•	the commencement of an audit or other proceeding with respect to taxes or any material activity with respect to any ongoing audits or other proceedings with respect to taxes.

Regulatory Approvals.

Subject to the terms and conditions of the Merger Agreement, each of ADESA, Merger Sub and OPENLANE shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. “Antitrust laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act (each, as amended), and all other applicable laws issued by a governmental entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or prevention or lessening of competition through merger or acquisition.

In furtherance and not in limitation of the foregoing, each of ADESA, Merger Sub and OPENLANE agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within 5 business days of the signing date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. ADESA shall be solely responsible for any and all filing fees due under the HSR Act in connection with the filing described above and neither OPENLANE nor any of its securityholders shall have any liability with respect to the payment of such filing fees other than its own internal costs as well as costs and expenses of its advisors in connection therewith.

Each of ADESA, Merger Sub and OPENLANE shall (i) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private party, (ii) respond promptly to any request for information from a governmental entity in relation to the transactions contemplated by the Merger Agreement, (iii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and (iv) provide the other party with an opportunity to participate in any material meetings with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity, subject to applicable law, and provide the other party with an opportunity to review and provide comments on any material draft submissions, filings or other communications to be provided to the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental entity (any information contained in such draft submissions, filing or other communications that is competitively sensitive may be redacted from the version provided to the receiving party, subject to a non-redacted version being provided to the receiving party’s external counsel), and such providing party shall give due consideration to the comments received.

Each of ADESA, Merger Sub and OPENLANE shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a governmental entity or other person with respect to the transactions contemplated by the Merger Agreement; provided, however, that nothing shall require ADESA to agree to dispose or divest any of ADESA’s (or its affiliates’) or OPENLANE’s (or its subsidiaries’) assets, businesses or product lines, or to enter into a hold separate arrangement.

Each of ADESA’s, Merger Sub’s and OPENLANE’s obligations described above shall include, without limitation, (i) the obligation to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging consummation of the Merger or the other transactions contemplated by the Merger Agreement, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or delay the Merger or the consummation of the transactions contemplated by the Merger Agreement and (ii) the obligation to use its reasonable best efforts to avoid or eliminate each impediment to obtaining required governmental approvals, in each of clauses (i) and (ii) so as to enable the Closing to occur as promptly as is reasonably practicable.

Access to Information.  During the period prior to the Closing, and subject to applicable laws, OPENLANE will (i) provide Purchaser and its representatives with such information as Purchaser may from time to time reasonably request, (ii) provide Purchaser and its representatives access to the books and records, offices, personnel, counsel, accountants and actuaries of the Company and (iii) permit Purchaser and its representatives to make inspections thereof.

Confidentiality.  Purchaser and Merger Sub have acknowledged that the information being provided to them in connection with the transactions contemplated by the Merger Agreement is subject to a confidentiality agreement that OPENLANE and KAR entered into in connection with the Merger.

Public Announcements.  Subject to their respective legal obligations, each of Purchaser, Merger Sub and the Company shall consult with one another regarding the timing and content of all announcements regarding any aspect of the Merger Agreement or the transactions contemplated thereby to the financial community, governmental entities, employees, customers, payors or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; however, Purchaser may issue any press release or make any public announcement in such form as it deems necessary to comply with the securities laws or stock market regulations.

Resignations.  All of the directors of the Company and its subsidiaries shall have resigned, effective as of the Closing and, except as otherwise specified in writing by Purchaser prior to the Closing, all of the officers of the Company and its subsidiaries shall have resigned, effective as of the Closing.

Third Party Consents.  OPENLANE will use commercially reasonable good faith efforts to obtain prior to the Closing, and deliver to ADESA at or prior to the Closing, all consents, waivers and approvals under certain material contracts.

Certificates.  OPENLANE will deliver on the date of the Closing a certificate from the Secretary of State of the State of Delaware and each state in which each of its subsidiaries is organized and qualified to do business certifying that OPENLANE and each such subsidiary is in good standing and that all applicable taxes and fees through and including the date of the Closing have been paid.

Reasonable Best Efforts; Cooperation.  OPENLANE, Merger Sub and ADESA have agreed that each will use their commercially reasonable, good faith efforts to perform their obligations in the Merger Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all consents required and all regulatory approvals and to satisfy all conditions to their respective obligations under the Merger Agreement and to cause the transactions contemplated by the Merger Agreement to be effected on or prior to May 15, 2012, and that following the Closing, each of the parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in the Merger Agreement, to accomplish the purpose of the Merger Agreement or to assure to the other party the benefits of the Merger Agreement.

Indemnification of OPENLANE Directors and Officers.  From and after the Closing, ADESA shall, or shall cause OPENLANE and its subsidiaries to, honor and fulfill the obligations of OPENLANE and its subsidiaries, to OPENLANE’s and its subsidiaries’ respective present and former directors, managers and officers (the “Indemnified Directors and Officers”) pursuant to the terms of the Company Charter or other applicable organizational documents of OPENLANE and its subsidiaries and of certain specified agreements. In addition, for six years following the Closing, ADESA shall cause the charter (or other applicable organizational document) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the Indemnified Directors and Officers, in each case in their capacities as directors, managers or officers of OPENLANE and its subsidiaries, occurring at or prior to the Merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in OPENLANE’s and its subsidiaries’ current charters (or other applicable organizational documents), and, during such six-year period, except as required by applicable law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the Indemnified Directors and Officers.

Prior to the Closing, OPENLANE may purchase directors’ and officers’ liability insurance covering for six years after the effective time of the Merger those persons who are currently covered by OPENLANE’s directors’ and officers’ liability insurance policy in an amount and on terms no less advantageous, when taken as a whole, to those applicable to the current directors, managers and officers of OPENLANE. OPENLANE may do so by purchasing a “tail” policy under OPENLANE’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the effective time of the Merger and (ii) contains terms and conditions that are not materially less favorable than those applicable to OPENLANE’s current directors and officers.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the Merger is subject to the satisfaction of the following mutual conditions:

•	all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any governmental entity necessary for the consummation of the transactions contemplated by the Merger Agreement and related documents being obtained or made;
•	there being in effect no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity nor other legal restraint or prohibition preventing or, in certain specified circumstances, seeking to prevent the consummation of the transactions contemplated by the Merger Agreement and related documents;
•	there being no action taken or threatened, and there being no law or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Merger Agreement and related documents, by any governmental entity that would (i) make the consummation of the transactions contemplated thereby illegal or prevent the consummation of any material aspect of the transactions contemplated thereby, or (ii) render any party unable to consummate the transactions contemplated thereby; and
•	the certificate of merger being accepted for filing by the Secretary of State of the State of Delaware.

Conditions to OPENLANE’s Obligations.  The obligation of OPENLANE to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by ADESA and Merger Sub in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing as though made at such time (other than representations or warranties made as of a specified date, which representations and warranties must be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on ADESA or the ability of ADESA or Merger Sub to perform its obligations under the Merger Agreement;
•	ADESA and Merger Sub having performed in all respects all obligations and covenants required to be performed by them under the Merger Agreement as of the date of the Closing; and
•	the delivery by ADESA and Merger Sub to OPENLANE of certain ancillary documents, including an executed counterpart to the escrow agreement, a certificate of the corporate secretary of ADESA as to certain corporate matters, and a certificate of the corporate secretary of Merger Sub as to certain corporate matters.

Conditions to ADESA’s and Merger Sub’s Obligations.  The obligation of ADESA and Merger Sub to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all representations and warranties made by OPENLANE in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing as though made at such time (other than representations or warranties made as of a specified date, which representations and warranties must be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on OPENLANE (as defined on page 45).
•	OPENLANE having performed in all material respects all obligations and covenants required to be performed by it under the Merger Agreement as of the date of the Closing;
•	there having occurred no Material Adverse Effect on OPENLANE that has not been cured;
•	the delivery by OPENLANE to ADESA of a certificate executed by OPENLANE’s Chief Executive Officer as to compliance with the conditions described in the foregoing three bullet points;

•	the delivery by OPENLANE to ADESA of certain ancillary documents, including payoff letters with respect to indebtedness, invoices reflecting transaction expenses, an executed counterpart to the escrow agreement, a certificate of the corporate secretary of OPENLANE as to certain corporate matters, certificates of good standing from the jurisdictions in which OPENLANE and its subsidiaries are organized or qualified to do business, a legal opinion provided by OPENLANE’s outside legal counsel, certification OPENLANE is not a U.S. real property interest within the meaning of the Internal Revenue Code, written resignations of certain directors and officers of OPENLANE and its subsidiaries, evidence of the termination of the Investors’ Rights Agreement, delivery of an executed counterpart to an assumption agreement relating to guarantee obligations to be assumed by OPENLANE after the Closing, and deliver of required third party consents;
•	the delivery by OPENLANE to ADESA of the Majority Consent no later than 11:59 pm on the first business day following the execution of the Merger Agreement;
•	holders of not more than 10% of the outstanding shares of OPENLANE’s capital stock (as determined immediately prior to the effective time of the Merger on an as converted to Common Stock basis) having demanded, properly and in writing, appraisal for shares of OPENLANE capital stock held by such holder in accordance with Section 262 of the DGCL; and
•	the delivery by OPENLANE to ADESA of the Super-Majority Consent.

For purposes of the Merger Agreement, “Material Adverse Affect,” when used in connection with OPENLANE, means any state of facts, change, event, effect, occurrence or non-occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, or assets and liabilities of OPENLANE and its subsidiaries, taken as a whole, and any state of facts, change, event or occurrence that, individually or in the aggregate, is or would be reasonably likely to prevent the performance by OPENLANE of its obligations under the Merger Agreement, except that any state of facts, change, event, effect, occurrence or non-occurrence arising from, in connection with or as a result of any of the following will not be deemed to constitute, or be taken into account in determining whether there has been or would reasonably likely be a Material Adverse Effect:

•	changes in general economic conditions, political conditions or conditions in financial markets, provided that such changes do not affect OPENLANE disproportionately as compared to companies operating in the same industry;
•	changes in conditions affecting the industry in which OPENLANE operates, provided that such changes do not affect OPENLANE disproportionately as compared to companies operating in the same industry, and provided further that any changes or events arising from or related to market trends affecting the listing of off-lease vehicles will not constitute or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect.
•	acts of war, terrorism or natural disasters; provided that such events do not affect OPENLANE disproportionately as compared to companies operating in the same industry;
•	changes in law or generally accepted accounting principles;
•	the announcement or pendency of the Merger, the Merger Agreement and the transactions contemplated thereby (including the loss of any employee, consultant, customer, supplier or business partner);
•	compliance with the terms of, or taking of any action required by, the Merger Agreement or any related document to which OPENLANE is party or that is otherwise taken with consent of ADESA;
•	any failure by OPENLANE to meet any financial forecast, projection, estimate, prediction or models for any period, provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Affect; and

•	any matter disclosed in the OPENLANE disclosure schedule to the Merger Agreement solely to the extent disclosed therein in accordance with the Merger Agreement.

Termination of the Merger Agreement

OPENLANE and ADESA may terminate the Merger Agreement by mutual written consent at any time before the consummation of the Merger. In addition, either ADESA or OPENLANE may terminate the Merger Agreement before the consummation of the Merger if:

•	the Majority Consent is not delivered 11:59 pm on the first business day following the execution of the Merger Agreement; or
•	any permanent injunction or other order of a governmental entity preventing the consummation of the Merger shall have become final and nonappealable.

ADESA may also terminate the Merger Agreement if:

•	there has been a breach by OPENLANE of any representation, warranty, covenant or agreement on the part of OPENLANE contained in the Merger Agreement and such breach is not capable of being cured or has not been cured within twenty days after ADESA notifies OPENLANE of such breach, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions to ADESA’s and Merger Sub’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement to be satisfied; or
•	the conditions to ADESA’s and Merger Sub’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement have not been satisfied or waived (to the extent they may be waived) by May 15, 2012, unless ADESA’s or Merger Sub’s breach of the Merger Agreement has been a principal cause of the failure of the Closing to occur on or before such date.

OPENLANE may also terminate the Merger Agreement if:

•	there has been a breach by ADESA or Merger Sub of any representation, warranty, covenant or agreement on the part of ADESA or Merger Sub contained in the Merger Agreement and such breach is not capable of being cured or has not been cured within twenty days after OPENLANE notifies ADESA of such breach, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions to OPENLANE’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement to be satisfied; or
•	the conditions to OPENLANE’s obligation to consummate the Merger (including conditions to all parties’ obligations) set forth in the Merger Agreement have not been satisfied or waived (to the extent they may be waived) by May 15, 2012, unless OPENLANE’s breach of the Merger Agreement has been a principal cause of the failure of the Closing to occur on or before such date.

Amendment

The Merger Agreement may not be amended, modified or supplemented prior to the effective time of the Merger except by written agreement of the parties, other than KAR and the Securityholders’ Representative (except that no amendments may be made to (i) Section 9.6 of the Merger Agreement without the written agreement of KAR and (ii) to Section 10.1 of the Merger Agreement without the written agreement of the Securityholders’ Representative). Notwithstanding the foregoing, no amendment, modification or supplement to the Merger Agreement that affects the rights and obligations of the Securityholders’ Representative shall be binding on the Securityholders’ Representative unless executed by the Securityholders’ Representative. The Merger Agreement may not be amended, modified or supplemented after the effective time of the Merger except by written agreement of the parties (including, for the avoidance of doubt, the Securityholders’ Representative), other than KAR (except that no amendments may be made to Section 9.6 of the Merger Agreement without the written agreement of KAR).

No Third Party Beneficiaries

Nothing expressed or implied in the Merger Agreement is intended, or will be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of the Merger Agreement, or result in such Person being deemed a third party beneficiary of the Merger Agreement (other than (A) following the effective time of the Merger, the rights of Securityholders to receive payment in accordance with Section 3.3 of the Merger Agreement, (B) the right of the Company on behalf of its Securityholders, to pursue damages or equitable remedies in the event of Purchaser’s or Merger Sub’s breach of the Merger Agreement and (C) the rights conferred on the Indemnified Parties under Article IX and the Indemnified Directors and Officers pursuant to Section 6.10 of the Merger Agreement).

Remedies

The parties to the Merger Agreement each acknowledged in the Merger Agreement that the rights of each party to consummate the transactions contemplated by the Merger Agreement are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it in the Merger Agreement, the non-breaching party may be without an adequate remedy at Law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party in the Merger Agreement, the non-breaching party or parties may, subject to the terms of the Merger Agreement and in addition to any remedies at law for damages or other relief, shall be entitled to specific performance of such covenant or agreement or may seek any other equitable relief, and the parties thereby waive the requirement of any posting of a bond in connection with the remedies described in the Merger Agreement.

Expenses

Each party to the Merger has agreed to pay its own fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees, costs and expenses of their financial advisors, accountant and legal counsel, whether or not the Merger is consummated, except that Purchaser will be solely responsible for any and all filing fees due under the HSR Act in connection with HSR Act filings described in the Merger Agreement.

Guarantee by KAR

Under the Merger Agreement, KAR, the parent company of ADESA, has guaranteed the full and prompt payment and performance when due of all present and future obligations, liabilities and indebtedness of ADESA to the Company and certain of its affiliates arising under the Merger Agreement at or prior to the effective time of the Merger, and the Company and certain of its affiliates may have immediate recourse against KAR for full and immediate payment of such guaranteed obligations at any time after such guaranteed obligations, or any part thereof, have not been paid in full when due or performed when required by the Merger Agreement.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, ADESA will be our sole stockholder and there will be no participation by our current Stockholders in any future meetings of stockholders. However, if the Merger is not consummated, we expect to hold the 2012 annual meeting of stockholders.

If the Merger has not been consummated prior to May 15, 2012, we will hold our 2012 annual meeting of stockholders on August 31, 2012. If you intend to present a director nomination or other proposal of business at our 2012 annual meeting of stockholders, your nomination or proposal must be delivered to the attention of the Secretary of OPENLANE, at our principal executive offices, no earlier than June 15, 2012 and no later than July 15, 2012. As set forth in our bylaws, your notice of a stockholder nomination or proposal must set forth the information required pursuant to our bylaws.

For more information regarding stockholder proposals or nominations, you may request a copy of our bylaws from the Secretary of OPENLANE.

APPRAISAL RIGHTS

Under Delaware law, you have the right to an appraisal of, and to receive payment in cash for, the fair value of your shares of OPENLANE capital stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of Delaware law in order to perfect their rights.

The following is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL (“Section 262”), the full text of which appears in Annex D to this Proxy Statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of Delaware law may result in a termination or waiver of your appraisal rights.

All references in this summary to a “stockholder” are to the record holder of shares of OPENLANE capital stock unless otherwise indicated.

Under Section 262, if a merger agreement was approved by stockholders pursuant to an action by written consents from such stockholders, either the constituent company before the effective date of the merger or the surviving corporation within 10 days thereafter, must notify each of the stockholders entitled to appraisal rights of the approval of the merger, the effective date of the merger and that appraisal rights are available for any or all of the shares of the constituent corporation and include in each such notice a copy of Section 262. Accordingly, this Proxy Statement constitutes our notice to OPENLANE’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish exercise your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this Proxy Statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

In order to demand an appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us, within 20 days after date of our mailing of the notice of the approval of the Merger in accordance with Section 262, a written demand for appraisal of such your shares of capital stock of OPENLANE. This Proxy Statement constitutes such a notice.
•	You may not vote in favor of, or consent in writing to, the adoption of the Merger Agreement and approval of the Merger. A vote in favor of the adoption of the Merger Agreement and approval of the Merger, will constitute a waiver of your appraisal rights in respect of the shares so voted.
•	You must continue to hold your shares of OPENLANE capital stock through the effective date of the Merger. Therefore, a stockholder who is the record holder of shares of OPENLANE capital stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the Merger will lose any right to appraisal with respect to such shares.
•	You or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective date of the Merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive a portion of the merger consideration pursuant to the terms of the Merger Agreement, but you will have no appraisal rights with respect to your shares of OPENLANE capital stock.

All demands for appraisal should be addressed to OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Secretary, and must be delivered within 20 days of the mailing of this Proxy Statement, and should be executed by, or on behalf of, the record holder of the shares of capital stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of capital stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make a demand for appraisal. The beneficial holder must, in such cases, have the registered owner, such as a brokerage firm, bank, trust or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of capital stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective date of the Merger, the surviving corporation must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its shares of capital stock of OPENLANE; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of OPENLANE capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon OPENLANE, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of OPENLANE to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that OPENLANE will file such a petition or that OPENLANE will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of capital stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of OPENLANE capital stock pursuant to the Merger Agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the Merger Agreement within 60 days after the effective date of the Merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors. The value per share determined pursuant to exercising appraisal rights may be more or less than the per share consideration. Each holder of capital stock of OPENLANE should consider such value when determining whether to exercise such holder’s appraisal rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the beneficial ownership of OPENLANE’s Common Stock and Preferred Stock as of August 24, 2011 with respect to (i) each person who is known by us to own beneficially more than 5% of OPENLANE’s issued and outstanding Common and Preferred Stock, (ii) each of OPENLANE’s directors, (iii) each of OPENLANE’s named executive officers (as defined in Item 402 of Regulation S-K promulgated by the SEC) and (iv) all of OPENLANE’s directors and executive officers as a group. On August 24, 2011, there were 8,238,312 shares of Common Stock and 16,122,606 shares of Preferred Stock (equal to 16,278,668 shares of Common Stock on an as-converted basis) issued and outstanding.

Unless otherwise indicated, all persons named below can be reached at 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065.

Name of Stockholder	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series F Preferred Stock	Series G Preferred Stock	Series H Preferred Stock	Options & Warrants		Ownership of Outstanding Capital Stock (i.e. Options, Common plus Preferred Stock)
(i) At least 5% Stockholders
MPI Holdings, Inc. 11 Church St. Suite 200 Toronto, M5E 1W1 Canada	0	0	0	0	0	0	4,917,580	0	113,152	5,576		20.54%
Entities Affiliated with Meritech Capital Partners(1) 245 Lytton Ave. Suite 350 Palo Alto, CA 94301	263,753	0	0	0	0	0	0	0	3,584,368	0		15.70%
Entities Affiliated with August Capital(2) 2480 Sand Hill Rd. Suite 101 Menlo Park, CA 94025	1,974,247	1,361,867	311,321	0	0	836,683	0	0	879,415	11,318		21.91%
(ii) Directors
Adam Boyden	562,192	0	0	0	0	15,661	0	0	33,943	71,672		2.78%
Mark Bronder	0	51,068	0	0	0	0	0	0	0	80,000		*
Paul Madera(3)	263,753	0	0	0	0	0	0	0	3,584,368	10,000		15.73%
David Marquardt(4)	1,974,247	1,361,867	311,321	0	0	836,683	0	0	879,415	91,318		22.17%
R. Gary McCauley(5)	19,372	0	0	0	0	0	0	29,521	0	82,788		*
L. David Sikes	9,789	0	0	0	0	0	0	11,808	0	86,115		*
Michael Stein(6)	0	0	0	0	0	0	4,917,580	0	113,152	195,576		21.15%
(iii) Executive Officers
Peter Kelly(7)	562,277	0	0	0	0	15,661	0	0	45,141	357,596	(8)	3.94%
Michael Briggs	0	0	0	0	0	0	0	0	0	136,295	(9)	*
Laurel Finch	0	0	0	0	0	0	0	0	0	134,789	(10)	*
Nagendra Palle	0	0	0	0	0	0	0	0	0	194,373	(11)	*
Daniel Farrar	0	0	0	0	0	0	0	0	0	615,999	(12)	2.45%
All directors and current executive officers as a group (16 persons)	3,637,091	1,412,935	311,321	0	0	875,835	4,917,580	43,454	4,656,019	2,947,365	(13)	68.46%

*	1% or less.
(1)	Shares held by Meritech Capital Affiliates II, L.P. and Meritech Capital Partners III L.P.
(2)	Shares held by August Capital II, L.P. and August Capital III, L.P.
(3)	Includes shares held by Meritech Capital Affiliates II, L.P. and Meritech Capital Partners III L.P.
(4)	Includes shares held by August Capital II, L.P. and August Capital III, L.P.
(5)	Includes shares held by Arizona Interests, Inc.

(6)	Includes shares held by MPI Holdings, Inc.
(7)	Includes shares held by Victoria Valandra
(8)	Includes vested options plus 13,680 options that vest within 60 days of August 24, 2011 (which are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage for any other person).
(9)	Includes vested options plus 4,167 options that vest within 60 days of August 24, 2011 (which are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage for any other person).
(10)	Includes vested options plus 8,333 options that vest within 60 days of August 24, 2011 (which are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage for any other person).
(11)	Includes vested options plus 12,083 options that vest within 60 days of August 24, 2011 (which are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage for any other person).
(12)	Includes vested options plus zero options that vest within 60 days of August 24, 2011.
(13)	Includes vested options plus 52,118 options that vest within 60 days of August 24, 2011 (which are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage for any other person).

FINANCIAL STATEMENTS

The following financial statements of the Company are available without charge upon request to Stockholders as of the record date: (1) the audited consolidated balance sheet of the Company as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of income, shareholders’ deficit and cash flow for the year then ended and (2) the unaudited consolidated balance sheet of the Company as of June 30, 2011 and the related unaudited consolidated statements of income, shareholders’ deficit and cash flow for the six-month period then ended. You may request the financial statements by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com.

ADVISORY CONSENT REGARDING CERTAIN EXECUTIVE COMPENSATION

“Golden Parachute” Compensation

The Company is required pursuant to Section 14A of the Exchange Act to include in this document a non-binding, advisory vote on the compensation payable to each of its “named executive officers” (Peter Kelly, Michael Briggs, Laurel Finch, Nagendra Palle and Daniel Farrar) in connection with the proposed Merger payable pursuant to arrangements entered into with the Company, and the Company is therefore asking our Stockholders to adopt the following resolution:

RESOLVED, that the compensation that will or may become payable by the Company to the named executive officers of the Company as disclosed pursuant to Item 402(t) of Regulations S-K and as set forth in this proposal titled “Advisory Consent Regarding Certain Executive Compensation” and as further described in “Interests of OPENLANE’s Directors and Executive Officers in the Merger,” is hereby approved.

The description of the payments contained in the section titled “Interests of OPENLANE’s Directors and Executive Officers in the Merger” as well as the table titled “Golden Parachute Compensation” is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each named executive officer that is based on or otherwise relates to the Merger and will or may become payable either by the Company or Purchaser. We are asking our Stockholders to approve the “golden parachute” compensation that will or may become payable by the Company to each of its named executive officers as set forth in the table below and as described in “Interests of OPENLANE’s Directors and Executive Officers in the Merger.”

The table below reflects the compensation and benefits that will or may be paid or provided to each of the named executive officers in connection with the Merger in the circumstances described below. Severance payments have been calculated based on the named executive officer’s current target bonus opportunity. Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts already earned during his or her term of employment, such as base salary earned through the date of termination. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed a closing date of the Merger of September 30, 2011, including with respect to calculating the portion of stock options subject to acceleration of vesting (assuming continued vesting of such options and assuming that all stock options remain outstanding on such date).

Name	Cash ($)		Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)		Total ($)
Peter Kelly	N/A		5,011,140	N/A	N/A	N/A	N/A		5,011,140
Michael Briggs	N/A		1,025,436	N/A	N/A	N/A	N/A		1,025,436
Laurel Finch	100,000	(2)	1,174,000	N/A	N/A	N/A	N/A		1,274,000
Nagendra Palle	75,000	(3)	1,646,000	N/A	N/A	N/A	300,000	(4)	2,021,000
Daniel Farrar*	N/A		3,203,195	N/A	N/A	N/A	N/A		3,203,195

*	Mr. Farrar’s employment with the Company terminated January 31, 2011.
(1)	Pursuant to the terms of the Merger Agreement, the vesting of all Company Options will accelerate in full contingent upon the consummation of the Merger and all Company Options issued and outstanding on the effective time of the Merger will be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to (i) the number of shares of Company Common Stock as to which the Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the effective time of the Merger, multiplied by (ii) the excess of the Per Share Closing Consideration (as defined in the Merger Agreement) over the exercise price of the Company Option, plus a pro-rata portion of any subsequent distributions from the Escrow Account and any additional payments made pursuant to the terms of the Merger Agreement (up to approximately $8.30). The value of the accelerated Company

Options was determined by multiplying (i) the number of accelerated Company Options, multiplied by (ii) the excess of the Per Share Closing Consideration (as defined in the Merger Agreement) of $8.30 over the exercise price of the Company Option.
(2)	Pursuant to an offer letter dated May 30, 2008 between Ms. Finch and the Company, if Ms. Finch is terminated without Cause, as defined in her offer letter, or resigns for Good Reason, as defined in her offer letter, within six months after a Change of Control, as defined in her offer letter and including consummation of the Merger, then subject to Ms. Finch signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), she will be deemed to satisfy all milestone requirements necessary to receive her annual bonus for the then current review period (double-trigger benefits).
(3)	Pursuant to an offer letter dated November 30, 2007 between Mr. Palle and the Company, as amended by the Compensation Committee of the Board pursuant to minutes of such committee meeting held on February 4, 2009, if Mr. Palle is terminated without Cause, as defined in his offer letter, or resigns for Good Reason, as defined in his offer letter, within six months after a Change of Control, as defined in his offer letter and including consummation of the Merger, then subject to Mr. Palle signing and not revoking a separation agreement and mutual release of claims with the Company (or its successor), he will be deemed to satisfy all milestone requirements necessary to receive his annual bonus for the then current review period (double-trigger benefits).
(4)	On July 26, 2011, the Compensation Committee of the Board granted Mr. Palle a cash bonus of $300,000, effective and contingent on the consummation of the Merger (single-trigger benefit).

Consent Required

The consent to this proposal is separate and apart from the Stockholder Acknowledgement related to the Merger Agreement. Accordingly, you may sign the Stockholder Acknowledgement adopting and approving the resolutions attached thereto and not to approve this proposal on executive compensation and vice versa. Because this consent is advisory in nature only, it will not be binding on either the Company or Purchaser regardless of whether the proposed Merger is completed. Accordingly, as the compensation to be paid in connection with the proposed Merger is contractual with respect to the executives, regardless of the outcome of this advisory consent such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed. The consent required to approve this proposal is the affirmative approval of the holders of a majority of the shares of the capital stock of the Company outstanding (voting as a single class on an as converted to Common Stock basis). As a result, failing to provide your consent (in the case of record holders), or failing to instruct your broker or other nominee to provide consent on your behalf (in the case of non-record holders), is the same as not approving the proposal.

HOUSEHOLDING OF STOCKHOLDER MAILINGS

We and some brokers or other nominee record holders may participate in the practice of “householding” certain stockholder mailings. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders in your household. If you would prefer to receive separate copies of this Proxy Statement now or of certain other stockholders mailings in the future, if applicable, please (1) mail your request to OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or (2) call our Assistant Secretary, Scott Cross, at (480) 809-3400. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of certain stockholder mailings if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

Statements contained in this Proxy Statement, or in any document referenced in this Proxy Statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of Proxy Statements and any of the documents referenced in this document or other information concerning us, without charge, by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com. Such documents are available without charge.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR REFERENCED IN THIS PROXY STATEMENT TO DETERMINE WHAT ACTION TO TAKE WITH RESPECT TO THE STOCKHOLDER ACKNOWLEDGMENT AND THE ADVISORY CONSENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 8, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ADESA, INC.,

RILEY ACQUISITION, INC.,

KAR AUCTION SERVICES, INC.,

OPENLANE, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholders’ Representative,

Dated as of August 15, 2011

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of August 15, 2011, by and among ADESA, INC., a Delaware corporation (“Parent”), RILEY ACQUISITION, INC., a Delaware corporation (“Merger Sub”), OPENLANE, INC., a Delaware corporation (the “Company”), SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (the “Securityholders’ Representative”), and, solely with respect to Section 9.6, KAR AUCTION SERVICES, INC., a Delaware corporation (“Guarantor ”).

A.  Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B.  This Agreement and the Merger have been approved by the respective boards of directors of Parent, Merger Sub and the Company.

C.  It is intended that this Agreement will be adopted by the written consent of stockholders holding at least (i) a majority of the outstanding Company Preferred Stock (voting together as single class) (as defined below) and (ii) a majority of the outstanding voting stock of the Company (voting together as a single class on an as converted to Company Common Stock basis), in accordance with Section 228 of the DGCL as promptly as practicable following the execution and delivery of this Agreement by all parties.

D.  Concurrently with the execution and delivery of this Agreement, each of the Key Employees (as defined below) has entered into an employment arrangement with Parent or one of its Affiliates to be effective as of the Closing Date (as defined below) pursuant to the execution of an offer letter (each, an “Offer Letter”), each in a form acceptable to the parties thereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Accountants’ Determination” has the meaning set forth in Section 3.5(b).

“Acquisition Transaction” has the meaning set forth in Section 6.4(a).

“Affiliate” means, with respect to any Person, (i) a director, officer, partner, member, beneficiary or stockholder of such Person; (i) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director or executive officer of such Person); and (iii) any other Person that, in each case directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Affiliate Transaction” has the meaning set forth in Section 4.18.

“Aggregate Exercise Price” means an aggregate dollar amount equal to the aggregate exercise prices of all Company Options and Company Warrants that are included for purposes of determining the Fully Diluted Number.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Antitrust Laws” has the meaning set forth in Section 6.12(a).

“Arbitrating Accountants” has the meaning set forth in Section 3.5(b).

“Audited Financial Statements” has the meaning set forth in Section 4.7.

“Balance Sheet” means the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2010.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of California.

“Canadian Subsidiaries” means OPENLANE Canada Co., OPENLANE Canada Inc. and NEPO Auto Centre, Inc.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, each as amended from time to time.

“Cap Amount” has the meaning set forth in Section 9.2(b).

“Cash” means, in each case, as of 12:01 a.m. Pacific time on the Closing Date, (i) the outstanding cash and cash equivalents of the Company and the Subsidiaries, excluding Restricted Cash, plus (ii) all un-cleared deposits of the Company and the Subsidiaries outstanding less (iii) all un-cleared checks or withdrawals of the Company and the Subsidiaries outstanding.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation as currently in effect.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.3(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Payment” means the Initial Merger Consideration minus the payments made pursuant to Sections 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv) and 3.2(b)(v).

“Closing Statement” has the meaning set forth in Section 3.4(a).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Ancillary Documents” has the meaning set forth in Section 4.3.

“Company Benefit Plan” means each employee benefit plan as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) and each other plan, fund, program, agreement or arrangement which provides employee benefits to or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, which is (a) sponsored, maintained, contributed to or required to be contributed to by the Company or any of the Subsidiaries, or (b) with respect to which the Company or any of the Subsidiaries has or may have any Liability (including by reason of having an ERISA Affiliate).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Options” means the options (whether or not vested or exercisable) to purchase Company Common Stock that have been granted and that remain outstanding under the Company Stock Option Plan.

“Company-Owned Intellectual Property” has the meaning set forth in Section 4.17(a).

“Company Participants” has the meaning set forth in Section 6.13.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Registered IP” has the meaning set forth in Section 4.17(a).

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Option Plan” means the Company’s 2002 Stock Plan.

“Company Warrants” means the warrants (whether or not exercisable) to purchase Company Common Stock or Company Preferred Stock, as the case may be.

“Competition Act” means the Competition Act (Canada) and the regulations thereunder, each as amended from time to time.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2010, by and between KAR Auction Services, Inc. and the Company.

“Contract” means any written or oral legally binding contract, agreement, purchase order, commitment, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other legally binding agreement, instrument, concession, franchise or license, including, without limitation, customer contracts, royalty and license agreements and purchase agreements.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Right.

“D&O Tail Policy” has the meaning set forth in Section 6.10(b).

“De Minimis Amount” has the meaning set forth in Section 9.2(a).

“DGCL” has the meaning set forth in the recitals hereto.

“Dissenting Shares” has the meaning set forth in Section 3.3(f).

“Dissenting Stockholders” has the meaning set forth in Section 3.3(f).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefits Cap Amount” has the meaning set forth in Section 9.2(c)(ii)(B).

“Employee Benefits Representations” means the representations and warranties set forth in Section 4.14.

“Environmental Laws” means any applicable federal, state, provincial, local or foreign Law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, or governmental restriction or any legally binding agreement with any Governmental Entity relating to the environment, workplace safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Environmental Permits” has the meaning set forth in Section 4.16(a).

“Equity Interests” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person, and (ii) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which, together with the Company or any of the Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” has the meaning set forth in Section 3.2(b)(iv).

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date, among the Securityholders’ Representative, Parent and the Escrow Agent, as the same may be amended, restated, modified, or otherwise supplemented from time-to-time, substantially in the form of Exhibit A attached hereto.

“Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account.

“Escrow Period” has the meaning set forth in Section 9.5.

“Estimated Excess Cash” has the meaning set forth in Section 3.4(a).

“Excess Cash” means an amount equal to Cash minus the Required Cash, if any.

“Expense Amount” means an amount equal to Two Hundred Thousand Dollars ($200,000).

“Expense Fund” has the meaning set forth in Section 10.1(f).

“Final Excess Cash” has the meaning set forth in Section 3.5(b).

“Financial Statements” has the meaning set forth in Section 4.7.

“Flow Thru Entity” means (a) an entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957 or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Foreign Company Benefit Plans” has the meaning set forth in Section 4.14(g).

“Fully Diluted Number” means an amount equal to the sum of, without duplication, (i) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (ii) the total number of shares of Company Common Stock issuable upon exercise of Company Options (whether vested or unvested) that are issued and outstanding as of immediately prior to the Effective Time, plus (iii) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, plus (iv) the total number of shares of Company Common Stock issuable upon the exercise of Company Warrants that are issued and outstanding as of immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, the calculation of the Fully Diluted Number shall not include any shares of Company Stock held by the Company in treasury.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization) (but excluding the last sentence thereof), 4.2 (Capitalization and Subsidiaries), 4.3 (Authorization), 4.4 (Absence of Restrictions and Conflicts) (clause (a) of the first sentence only) and 4.23 (Brokers, Finders and Investment Bankers).

“GAAP” means generally accepted accounting principles employed in the United States, consistently applied and on a basis consistent with the Company’s and the Subsidiaries’ past practice.

“General Escrow Amount” means an amount equal to Twenty One Million Dollars ($21,000,000).

“General Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account that is related to the General Escrow Amount.

“Governmental Entity” means the United States government, the Government of Canada, any state, provincial or local or foreign government or any court, tribunal, department, instrumentality, commission, bureau, agency, including administrative or regulatory agencies, of the United States government and of the Government of Canada, any state or provincial government or any local government, or other governmental authority or agency, domestic or foreign.

“Guaranteed Obligations” has the meaning set forth in Section 9.6(a).

“Guarantor” has the meaning set forth in the introductory paragraph hereto.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of the Subsidiaries is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means, with respect to the Company or any of the Subsidiaries, but without duplication, (i) all indebtedness of the Company or any of the Subsidiaries for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business), including, without limitation, arising from loans, advances and obligations related thereto, (ii) all obligations of the Company or any of the Subsidiaries for the deferred purchase price of assets, property or services other than (w) operating or other leases of property, (x) trade payables and other ordinary or non-ordinary course third party payables, (y) accrued expenses and (z) liabilities to current and/or former employees incurred in the ordinary course of business, (iii) all obligations of the Company or any of the Subsidiaries for borrowed money evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments, (iv) all capital lease (but not operating lease) obligations, (v) all accrued and unpaid interest on any Indebtedness referred to in clauses (i) through (iv) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Indebtedness, and (vi) all indebtedness of others of the type referred to in clauses (i) through (v) above guaranteed in any manner by the Company or any of the Subsidiaries.

“Indemnified Directors and Officers” has the meaning set forth in Section 6.10(a).

“Indemnified Persons” means the Parent Group or the Seller Group, as the case may be, that is entitled to be indemnified under Article IX.

“Indemnifying Persons” means Parent or the Securityholders, as the case may be, that is required to provide indemnification under Article IX.

“Indemnity Threshold” has the meaning set forth in Section 9.2(a).

“Information Statement” has the meaning set forth in Section 6.11(b).

“Initial Merger Consideration” means Two Hundred Ten Million Dollars ($210,000,000), with such amount being adjusted in accordance with Section 3.4(b).

“Intellectual Property Right” means all (i) trademarks, service marks, applications for trademarks, applications for service marks, service names, trade names, trade dress, fictitious business names (d/b/a’s), internet domains and URLs, registered user names, and all goodwill associated with any of the foregoing (collectively, “Marks”), (ii) patents and patent applications, including all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, reexaminations, reissues, additions, any supplementary certificates of protection of or to any of the foregoing, and any registrations or applications for registration of any of the foregoing (collectively, “Patents”), (iii) copyrights and any rights in works of authorship (including without limitation rights in all forms of software, whether in source code, object code, firmware or development tools) and any registrations or applications for registration of any of the foregoing (collectively, “Copyrights”), (iv) trade secrets and rights (other than Patents and Copyrights) in confidential information, and in confidential Technology and any other rights (other than Patents and Copyrights) in confidential know-how, inventions, invention disclosures and other information which has actual or potential commercial value and is not available in the public domain (collectively, “Trade Secrets”), and (v) and all other intellectual property or intangible proprietary right, whether or not subject to statutory registration or protection (collectively, “Other IP Rights ”).

“Interested Person” has the meaning set forth in Section 4.18.

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“Investor Rights Agreement” means that certain Third Amended and Restated Investor Rights Agreement, dated as of October 29, 2008, by and among the Company and the holders of Company Preferred Stock named therein.

“IRS” shall have the meaning set forth in Section 4.14(a).

“Key Employees” means those employees set forth on Schedule 1.1(a).

“Knowledge” of any Person means (i) the actual knowledge of such Person and (ii) with respect to the Company, the actual knowledge of Peter Kelly, Michael Briggs, Scott Cross, Gary Edelstein, Laurel Finch, Andrew Iorgulescu, Nagi Palle, Todd Hodnett and Chuck Tapp after reasonable inquiry of Zach Hallowell, Clark Hammond, Serge Shukhat, Amy Carlson and Eddie Ammar.

“Latest Balance Sheet” has the meaning set forth in Section 4.7.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.7.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, circulars, directives, decisions, rules and regulations, in each case, having the force of law) or similar provision having the force of law or an Order of any Governmental Entity.

“Leased Real Property” means any and all real property leased, subleased or licensed to, or otherwise used or occupied by, the Company or the Subsidiaries pursuant to the Leases or other Contract and all rights, title and interests under the Leases relating thereto.

“Leases” means all leases, lease guaranties, subleases, licenses, easements, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b).

“Liability” means any liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest, encumbrance, right-of-way, easement, lease, sublease, license or other similar adverse claim of any kind in respect of such property or asset, including, without limitation, any voting or other transfer restrictions. For the purposes of this Agreement, (x) a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset and (y) notwithstanding anything to the contrary contained herein, licenses to Intellectual Property Rights shall not constitute a Lien.

“Losses” means any and all losses, damages, known Liabilities (and the parties agree that for the purposes of this definition, “known” shall not limit the quantum of Liabilities, but only that the source of the Liabilities must be known to constitute “Losses”), out-of-pocket expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and expenses), assessments, and Taxes; provided that, notwithstanding the foregoing, Losses shall in no event include any exemplary, special or punitive damages (except to the extent such damages are awarded by a Governmental Entity in connection with a Third Party Claim).

“Major Private Label Customers” has the meaning set forth in Section 4.19.

“Marks” has the meaning set forth in the definition of Intellectual Property Right.

“Material Adverse Effect” means any state of facts, change, event, effect, occurrence or non-occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or would be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, or assets and Liabilities of the Company and the Subsidiaries, taken as a whole. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred that, individually or in the aggregate, is or would be reasonably likely to prevent the performance by the Company of its obligations under this Agreement. Notwithstanding the foregoing, any state of facts, change, event, effect, occurrence or non-occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) arising from, in connection with or as a result of any of the following shall not be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect: (i) changes in general economic conditions, political conditions or conditions in financial markets; (ii) changes in conditions affecting the industry in which the Company and the Subsidiaries operate; (iii) acts of war, terrorism or natural disasters; (iv) changes in law or GAAP; (v) the announcement or pendency of the Merger, this Agreement and the transactions contemplated hereby (including the loss of any employee, consultant, customer, supplier or business partner); (vi) compliance with the terms of, or taking of any action required by, this Agreement or any Related Document to which the Company is party or that is otherwise taken with consent of Parent; (viii) any failure by the Company to meet any financial forecast, projection, estimate, prediction or models for any period, provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect; and (ix) any matter disclosed in the Company Disclosure Schedule solely to the extent disclosed therein in accordance with this Agreement; provided, that with respect to clauses (i), (ii) and (iii), only to the extent such changes or events do not have a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, as compared to any of the other companies in the industry in which the Company and the Subsidiaries operate; provided further, that with respect to clause (ii), notwithstanding the foregoing, any changes or events arising from or related to market trends affecting the listing of off-lease vehicles shall not constitute, or be taken into account in determining whether there has been or would reasonably be likely to be, a Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customer Revenue” has the meaning set forth in Section 4.19.

“Material Customers” has the meaning set forth in Section 4.19.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” has the meaning set forth in Section 3.5(b).

“Merger Sub” has the meaning set forth in the introductory paragraph hereto.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Objection Notice” has the meaning set forth in Section 3.5(b).

“Offer Letters” has the meaning set forth in the recitals hereto.

“Option Closing Consideration” means, with respect to any Company Option, whether vested or unvested, an amount equal to (a) the number of shares of Company Common Stock as to which such Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the Effective Time multiplied by (b) the excess of the Per Share Common Closing Consideration over the exercise price per share of such Company Option as set forth on Schedule 4.2(a).

“Option Consideration” means, with respect to any Company Option, whether vested or unvested, an amount equal to the Option Closing Consideration with respect to such Company Option plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Expense Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Other IP Rights” has the meaning set forth in the definition of Intellectual Property Right.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Parent” has the meaning set forth in the introductory paragraph hereto.

“Parent Ancillary Documents” has the meaning set forth in Section 5.2.

“Parent Group” means Parent, Merger Sub, the Company, the Subsidiaries and their respective successors and assigns, and each of their respective officers, directors, managers and Affiliates.

“Parent Plans” has the meaning set forth in Section 6.13.

“Patents” has the meaning set forth in the definition of Intellectual Property Right.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Paying Agent Deposit” has the meaning set forth in Section 3.2(b)(vi).

“Payoff Letters” means the letters and Lien releases provided to the Company or the Subsidiaries by the lenders and other holders of any Indebtedness in connection with the repayment of all Indebtedness of the Company and the Subsidiaries as contemplated hereby.

“Per Share Common Closing Consideration” means an amount equal to (a)(i) the Closing Payment plus (ii) the Aggregate Exercise Price divided by (b) the Fully Diluted Number.

“Per Share Common Consideration” means an amount equal to the Per Share Common Closing Consideration plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Exchange Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including, without limitation, certificates of need, construction and operation permits and safety certificates), exemptions, classifications, registrations, variances and similar documents, applications, rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (iii) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate interfere in any material respect with the continued use of any Leased Real Property by the Company or any of the Subsidiaries for the purpose for which they are currently being used.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning on or after the day immediately after the Closing Date.

“Pre-Closing Tax Assets” has the meaning set forth in Section 9.2(f).

“Pre-Closing Tax Period” means any Tax period ending on or before and including the Closing Date.

“Proceedings” means actions, suits, claims, reviews, audits, examinations and investigations and legal, administrative or arbitration proceedings commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Products” has the meaning set forth in Section 4.17(c).

“Publicly Available Software” means (i) any freely available software distributed under a license that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge (collectively, “Publicly Available Copyleft Software”), which shall specifically include any freely available software distributed under the GNU General Public License, the GNU Lesser General Public License, or the Affero General Public License or similar licensing and distribution models that meet the requirements of (a), (b) or (c) above; and (ii) any other freely available software distributed under the Apache Software License or pursuant to similar licensing and distribution models, which for clarity, shall specifically exclude any Publicly Available Copyleft Software.

“Purchase Price Cap” has the meaning set forth in Section 9.2(c)(ii).

“Receivables” has the meaning set forth in Section 4.22(b).

“Registered IP” mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity.

“Related Documents” means the Escrow Agreement, the Company Ancillary Documents, the Securityholders Ancillary Documents and the Parent Ancillary Documents.

“Release Event” has the meaning set forth in Schedule 9.1.

“Representatives” has the meaning set forth in Section 6.2.

“Required Cash” means the amount of Cash needed by the Company and the Subsidiaries such that ordinary course current assets (excluding Cash and deferred Tax assets) of the Company and the Subsidiaries determined in accordance with GAAP less ordinary course current liabilities (excluding the current portion of any Indebtedness and the Transaction Payroll Taxes)of the Company and the Subsidiaries determined in accordance with GAAP is equal to zero; provided, that in the event such current assets exceed such current liabilities, the amount of Required Cash shall be deemed to be zero dollars ($0). Required Cash shall be calculated based on those GAAP line items and the principles set forth on the sample balance sheet attached hereto as Exhibit B, which has been provided for illustrative purposes only but which the parties agree will be the line items used in determining Required Cash. For the avoidance of doubt, liabilities for Taxes will be calculated taking into account any available Tax asset or attribute of the Company or any of the Subsidiaries arising in a Pre-Closing Tax Period or the portion of any Straddle Period ending on and including the Closing Date.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.26.

“Responsible Pro Rata Portion” means with respect to each Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the total number of shares of Company Common Stock held by such Securityholder immediately prior to the Effective Time (including shares of Company Common Stock issuable upon the exercise of any Company Options or Company Warrants held by such Securityholder) plus (i) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock held by such Securityholder immediately prior to the Effective Time by (b) the sum of (i) the total number of shares of Company Common Stock held by all Securityholders immediately prior to the Effective Time (including shares of Company Common Stock issuable upon the exercise of all Company Options or Company Warrants held by all Securityholders) plus (i) the total number of shares of Company Common Stock issuable upon conversion of the total number of shares of Company Preferred Stock held by all Securityholders immediately prior to the Effective Time.

“Restricted Cash” means cash proceeds from vehicles sold at auction and collected from buyers by Company and/or the Subsidiaries, which are temporarily held by the Company and/or the Subsidiaries and payable to the seller in the auction transaction, net of transaction fees due to the Company and/or the Subsidiaries.

“Review Period” has the meaning set forth in Section 3.5(b).

“Revised Closing Statement” has the meaning set forth in Section 3.5(a).

“Secretary of State” has the meaning set forth in Section 2.2.

“Securityholders” means those Persons who hold, immediately prior to the Effective Time, shares of Company Common Stock, shares of Company Preferred Stock, Company Options or Company Warrants.

“Securityholders Ancillary Documents” means any certificate, agreement, document or other instrument to be executed and delivered by a Securityholder in connection with the transactions contemplated by this Agreement.

“Securityholders’ Representative” has the meaning set forth in the introductory paragraph hereto.

“Securityholders’ Representative Agreement” has the meaning set forth in Section 10.1(c).

“Seller Group” means any Securityholder, their respective successors and assigns, and each of their respective officers, directors and managers.

“Selling Expenses” means (i) all costs, fees and expenses payable to (A) Montgomery & Co. or any other financial advisor, finder or broker, (B) Wilson Sonsini Goodrich & Rosati, Professional Corporation, and (C) any other advisor, by the Company or any of the Subsidiaries, (ii) incurred by the Company or any of the Subsidiaries on behalf of any of its stockholders, in each case incurred in connection with the consummation of the transactions contemplated hereby (whether incurred prior to or after the date hereof) and (iii) the expenses set forth on Schedule 1.1(b).

“Shortfall Amount” has the meaning set forth in Section 9.3(c).

“Shrinkwrap Software” has the meaning set forth in Section 4.17(e).

“Specified Indemnity Matters Group A” has the meaning set forth in Schedule 9.1.

“Specified Indemnity Matters Group B” has the meaning set forth in Schedule 9.1.

“Specified Request” has the meaning set forth in Schedule 7.1(b).

“Stockholder Approval Delivery Deadline” has the meaning set forth in Section 7.2(g).

“Stockholders” means the holders of the Company Common Stock and the Company Preferred Stock.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” means each of the direct and indirect subsidiaries of the Company.

“Subsidiary Shares” has the meaning set forth in Section 4.2(b).

“Supplemental Cap Amount” has the meaning set forth in Schedule 9.1.

“Supplemental Escrow Amount” has the meaning set forth in Schedule 9.1.

“Supplemental Escrow Funds” means, at the time of determination, the amount then held in the Escrow Account that is related to the Supplemental Escrow Amount.

“Supplemental Information” has the meaning set forth in Section 6.8.

“Survival Date” has the meaning set forth in Section 9.5(a).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Tax Contest” has the meaning set forth in Section 6.9(d).

“Tax Representations” means the representations and warranties set forth in Section 4.13.

“Tax Return” shall mean any report, return (including any attachments), separately filed election, declaration or other information required to be supplied (or supplied) to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital, capital gains, capital stock, real property, personal property, customs duty, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, employment insurance, public pension plan, disability, transfer, sales, use, goods and services, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Technology” means tangible embodiments of any of the following: all forms of hardware, software (whether in source code, object code, firmware or development tools), technical information and documentation, customer and client information, client and customer lists, franchises, plans, advertising records, techniques, methods, instructions, research records, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, data, databases and research, whether or not patentable or copyrightable.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Payroll Taxes” means the employer potion of any payroll taxes due with respect to any bonuses or other compensatory payments made in connection with the transactions contemplated by this Agreement, including the Option Consideration.

“Transfer Taxes” means any and all transfer, sales, use, goods and services, purchase, value added, excise, real property, personal property, intangible, stamp, or similar Taxes.

“Transition Period” has the meaning set forth in Section 6.1(a).

“USPTO” has the meaning set forth in Section 4.17(k).

“Warrant Cancellation Agreement” has the meaning set forth in Section 3.3(c)(iii).

“Warrant Closing Consideration” means, with respect to any Company Warrant, an amount equal to (a) the number of shares of Company Common Stock as to which such Company Warrant is exercisable immediately prior to the Effective Time multiplied by (b) the excess of the Per Share Common Closing Consideration over the exercise price per share of such Company Warrant as set forth on Schedule 4.2(a).

“Warrant Consideration” means, with respect to any Company Warrant, an amount equal to the Warrant Closing Consideration with respect to such Company Warrant plus a pro-rata portion, based on the Fully Diluted Number, of any distributions from the Escrow Account, the Exchange Fund or in respect of any payment made by Parent pursuant to Section 3.6(a).

“Written Consent” has the meaning set forth in Section 7.2(g).

ARTICLE II
THE MERGER

Section 2.1.  The Merger.

At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Merger Sub will be converted or cancelled in the manner provided in Article III.

Section 2.2.  Effective Time.

At the Closing, and concurrently with the other conditions set forth in Article VII being satisfied or waived as contemplated in Section 2.3 below, a certificate of merger (the “Certificate of Merger”) will be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 103 of the DGCL, on the Closing Date. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Parent and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

Section 2.3.  Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Chicago time) at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, as promptly as practicable following, but in no event later than, the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII hereof (other than, but subject to satisfaction of, the conditions to be satisfied on the Closing Date), or at such other time and place as may be agreed to by the parties hereto. Such time and date are referred to in this Agreement as the “Closing Date.”

Section 2.4.  Effects of the Merger.

At the Effective Time, the effects of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.5.  Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation.

(a)  The certificate of incorporation and by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and by-laws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with applicable Law.

(b)  From and after the Effective Time, the directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.6.  Further Assurances.

Each of Parent, Merger Sub and the Company shall execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company, as applicable, or to otherwise effect the purposes of this Agreement.

ARTICLE III
MERGER CONSIDERATION AND CONVERSION OF SHARES

Section 3.1.  Effect on Company Stock; Treatment of Company Options and Company Stock Option Plan; Treatment of Company Warrants.

(a)  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Stockholders:

(i)  Capital Stock of Merger Sub.  Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), so that, immediately following the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of Surviving Corporation Common Stock. Each certificate representing outstanding shares of Merger Sub Common Stock will at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

(ii)  Treasury Stock.  All shares of capital stock of the Company that are owned by the Company as treasury stock will be cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(iii)  Conversion of Outstanding Capital Stock.  Each share of Company Common Stock outstanding immediately prior to the Effective Time held by Persons other than the Company shall be canceled, shall cease to exist and shall be converted into only the right to receive an amount in cash equal to the Per Share Common Consideration in accordance with Section 3.3. For the avoidance of doubt, all shares of Company Preferred Stock outstanding immediately prior to the Effective Time shall be deemed to have been converted into shares of Company Common Stock in accordance with Section (4)(b) of Article IV of the Certificate of Incorporation for purposes of this Section 3.1(a)(iii).

(b)  Company Options and Company Stock Option Plan.  Immediately prior to the Effective Time,

(i)  all Company Options will have their vesting accelerate in full contingent upon the consummation of the Merger and the Company shall cause all Company Options issued and outstanding at such time, whether vested or unvested, to be, in connection with the Merger, cancelled and terminated and automatically converted into and represent only the right to receive, with respect to each share of Company Common Stock subject to such Company Option, an amount in cash equal to the Option Consideration; and

(ii)  the Company shall take all necessary steps as may be reasonably required to effect the provisions of Section 3.1(b)(i) and to terminate the Company Stock Options Plans as of the Effective Time.

(c)  Company Warrants.  The Company shall use reasonable best efforts to cause all Company Warrants issued and outstanding immediately prior to the Effective Time to be, in connection with the Merger, cancelled and terminated and automatically converted into the right to receive, with respect to each share of Company Stock subject to such Company Warrant, an amount in cash equal to the Warrant Consideration; provided that the Company may pay additional consideration to the holders of out-of-the money Company Warrants in connection with the execution of Warrant Cancellation Agreements.

Section 3.2.  Payments.

(a)  Prior to the Closing Date, the Company shall provide Parent with (i) the Payoff Letters and (ii) a schedule setting forth all Selling Expenses accrued but unpaid as of immediately prior to the Effective Time.

(b)  At the Closing, Parent shall make the following payments:

(i)  on behalf of the Company and the Subsidiaries, to the holders of any Indebtedness, the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to such Indebtedness outstanding immediately prior to the Effective Time including, without limitation, the Indebtedness set forth on Schedule 3.2(b)(i);

(ii)  on behalf of the Company and the Subsidiaries, the Selling Expenses accrued but unpaid as of immediately prior to the Effective Time;

(iii)  on behalf of the Company and the Subsidiaries, the Transaction Payroll Taxes;

(iv)  to the Escrow Agent, (A) the General Escrow Amount, (B) if a Release Event has not occurred on or before the Closing Date, the Supplemental Escrow Amount, and (C) if a Release Event has occurred on or prior to the Closing Date, but all amounts payable by the Company or any of the Subsidiaries with respect thereto have not been paid as of the Closing Date, a portion of the Supplemental Escrow Amount equal to such unpaid amounts to be held collectively in an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement;

(v)  to the Securityholders’ Representative, the Expense Amount to be held in the Expense Fund pursuant to the terms of this Agreement on behalf of the Securityholders for use in accordance with Article X; and

(vi)  to the Paying Agent for distribution to the Securityholders in accordance with Section 3.3, an amount equal to the Closing Payment minus the amount of the Aggregate Exercise Price (the “Paying Agent Deposit).

(c)  Each of the payments described in clauses Sections 3.2(b)(i), (ii) and (iii) above by Parent are, and for all purposes will be considered, payments on behalf of the Company and the Subsidiaries and in respect of obligations and liabilities of the Company and the Subsidiaries. In no event shall Parent, the Company or the Subsidiaries have any responsibility or liability for errors made by the Paying Agent in the distribution of any payments made by Parent to the Paying Agent pursuant to Section 3.2(b)(vi).

(d)  All cash payments described above will be made by delivery to the recipient by depositing, by bank wire transfer, the required amount (in immediately available funds) in an account of the recipient, which account will be designated in writing at least two (2) Business Days prior to the Effective Time.

Section 3.3.  Payment and Surrender of Certificates.

(a)  Appointment of Paying Agent.  Parent and the Company have appointed a national bank or trust company reasonably acceptable to both as paying agent (the “Paying Agent”) in the Merger. At the Closing, Parent shall deposit with the Paying Agent, for the benefit of the Securityholders, the Paying Agent Deposit. Parent shall give the Paying Agent irrevocable instruction to deliver (i) the Per Share Common Closing Consideration to each holder of Company Stock who properly surrenders its Company Stock in accordance with this Section 3.3, (ii) the Option Closing Consideration to each holder of Company Options as set forth below and (iii) the Warrant Closing Consideration to each holder of Company Warrants as set forth below.

(b)  Payment to Holders of Company Stock.  To the extent not delivered by Parent or Company prior to the Effective Time, as soon as practicable after the Closing Date, Parent shall mail to each holder of record of Company Stock, a letter of transmittal substantially in the form of Exhibit C-1 (the “Letter of Transmittal”), together with instructions for use in effecting such execution and delivery by such holder of Company Stock of a Letter of Transmittal and surrender of his, her or its certificate(s) representing outstanding shares of Company Stock (the “Certificates”). Upon execution and delivery to the Paying Agent of a Letter of Transmittal and surrender of a Certificate to the Paying Agent for cancellation, the holder of Company Stock surrendering such Certificate shall be entitled to receive in exchange therefor the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock represented by such Certificate. To the extent a holder of Company Stock has duly executed and delivered to the Company (who shall in turn deliver a copy of such agreement to the Paying Agent) a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock held by such holder shall be payable by the Paying Agent at the Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), promptly upon determination of the Final Excess Cash). To the extent a holder of Company Stock has not duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(a)(iii) with respect to each share of Company Stock held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Letter of Transmittal to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such Letter of Transmittal to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), within three (3) Business Days following determination of the Final Excess Cash). In the event of a transfer of ownership of shares of Company Stock that are not registered in the transfer records of the Company, payment may be made to a transferee only if the Certificate representing such shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c)  Payment to Holders of Company Options and Company Warrants.

(i)  At the Closing, Parent shall deposit with the Company, for the benefit of the Securityholders, the Company Deposit for timely payment of (x) that portion of the aggregate Option Closing Consideration to be paid to holders of Company Options pursuant to Section 3.3(c)(ii) and (y) that portion of aggregate Warrant Closing Consideration to be paid to holders of Company Warrants pursuant to Section 3.3(c)(iii), and Parent shall cause the Company or the Surviving Corporation, as the case may be, to make such payments to the holders of Company Options and Company Warrants as set forth below.

(ii)  Upon execution and delivery to the Paying Agent of a Letter of Transmittal, the holder of Company Options delivering such Letter of Transmittal shall be entitled to receive the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder. To the extent a holder of Company Options has duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder shall be payable by the Paying Agent at the Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent promptly upon determination of the Final Excess Cash). To the extent a holder of Company Options has not duly executed and delivered to the Company a Letter of Transmittal prior to the Effective Time, the amount as set forth in Section 3.1(b)(i) with respect to each Company Option held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Letter of Transmittal to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such Letter of Transmittal to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent within three (3) Business Days following determination of the Final Excess Cash).

(iii)  Upon execution and delivery to the Paying Agent of a warrant cancellation agreement substantially in the form attached hereto as Exhibit C-2 (a “Warrant Cancellation Agreement”), the holder of Company Warrants delivering such Warrant Cancellation Agreement shall be entitled to receive the amount as set forth in Section 3.1(c) with respect to each Company Warrant held by such holder. To the extent a holder of Company Warrants has duly executed and delivered to the Company a Warrant Cancellation Agreement prior to the Effective Time, the amount as set forth in Section 3.1(c) with respect to each Company Warrant held by such holder shall be payable by the Paying Agent at the Effective Time (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent promptly upon determination of the Final Excess Cash). To the extent a holder of Company Warrants has not duly executed and delivered to the Company a Warrant Cancellation Agreement prior to the Effective Time, the amount as set forth in Section 3.1(c) with respect to each Company Warrant held by such holder shall be payable by the Paying Agent promptly (but in any event no later than three (3) Business Days) following such holder’s execution and delivery of a Warrant Cancellation Agreement to the Paying Agent or the Surviving Corporation (who shall in turn deliver a copy of such agreement to the Paying Agent) (or, with respect to any portion thereof payable by Parent pursuant to Section 3.6(a), by Parent within three (3) Business Days following determination of the Final Excess Cash).

(d)  No Liability.  None of the Company, Parent, Merger Sub or the Surviving Corporation shall be liable to any Securityholder in respect of any Merger Consideration delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any public official, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(e)  Lost, Stolen and Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the agreement by the Person to indemnify the Surviving Corporation in respect of any losses it incurs with respect to such lost, stolen or destroyed Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate, the amount otherwise payable pursuant to this Agreement in respect of the shares of Company Stock represented by such Certificate.

(f)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and are held by Stockholders who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL (such shares of Company Stock are herein referred to as the “Dissenting Shares” and such Stockholders are herein referred to as the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Per Share Common Consideration with respect to such shares of Company Stock, unless and until such Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Stockholders’ rights of appraisal, and (b) the opportunity, at the expense of Parent, to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (I) as of the occurrence of such event, such Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall each be converted into and represent the right to receive the Per Share Common Consideration, payable pursuant to Section 3.1(a)(iii), and (II) promptly following the occurrence of such event, Parent shall pay, or direct the Paying Agent to pay, to such Stockholder the Per Share Common Consideration for such Stockholder’s shares of Company Stock to which such Stockholder is entitled pursuant to Section 3.1(a)(iii).

Section 3.4.  Closing Statement.

(a)  Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (with a copy to the Securityholders’ Representative) a statement (the “Closing Statement”) setting forth the Company’s reasonable, good faith estimate of Excess Cash (the “Estimated Excess Cash”). The Estimated Excess Cash will be prepared in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B. Parent and its accountants may review the work papers used in the preparation of the Company’s calculation of the Closing Statement and the Company shall make available to Parent and its accountants all such work papers or other documents and information related thereto as may be reasonably requested by Parent or its accountants. As promptly as practicable but not later than one (1) Business Day prior to the Closing, Parent will identify any adjustments that it reasonably believes are required to such statements delivered by the Company. If the Company disputes any such adjustments, Parent and the Company will use all commercially reasonable efforts to resolve such dispute, after which the Company will re-deliver to Parent the statements with such adjustments as the parties have agreed are appropriate; provided, however, to the extent the parties are not able to agree on a revised statement of Estimated Excess Cash, such disagreement shall not delay Closing, and the Company’s Estimated Excess Cash will be used for the purposes of Closing. Parent’s belief that the Company’s calculations of the Estimated Excess Cash are reasonable at that time, or Parent’s dispute thereof or the resolution of any disputes thereof, shall not foreclose, prevent, limit or preclude any rights or remedy of Parent set forth herein.

(b)  If the Estimated Excess Cash is a positive amount, the Initial Merger Consideration will be increased dollar-for-dollar by such amount, and if the Estimated Excess Cash is zero or a negative amount, the Initial Merger Consideration will not be adjusted.

Section 3.5.  Final Closing Statement.

(a)  Within sixty (60) days following the Closing Date, Parent shall in good faith prepare and deliver to the Securityholders’ Representative a statement (the “Revised Closing Statement”) setting forth its calculation of the Excess Cash. The Excess Cash set forth in the Revised Closing Statement shall be calculated and prepared in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B. The Securityholders’ Representative and its accountants may review the work papers used in the preparation of Parent’s calculation of the Revised Closing Statement and Parent shall make available to the Securityholders’ Representative and its accountants access to the books and records of the Surviving Corporation, work papers or other documents and information related to the Revised Closing Statement, and access to such personnel or representatives of the Surviving Corporation and Parent, including but not limited to the individuals responsible for preparing the Revised Closing Statement, as may be reasonably requested by the Securityholders’ Representative or its accountants.

(b)  Following receipt of the Revised Closing Statement, the Securityholders’ Representative will be afforded a period of twenty (20) Business Days (the “Review Period”) to review the Revised Closing Statement. At or before the end of the Review Period, the Securityholders’ Representative will either (i) accept the calculation of Excess Cash as set forth in the Revised Closing Statement in its entirety or (ii) deliver to Parent a written notice (the “Objection Notice”) containing a detailed written explanation of those items in the Revised Closing Statement which the Securityholders’ Representative disputes, in which case the items specifically identified by the Securityholders’ Representative shall be deemed to be in dispute. The failure by the Securityholders’ Representative to deliver the Objection Notice within the Review Period shall constitute the Securityholders’ Representative’s acceptance of the calculation of Excess Cash as set forth in the Revised Closing Statement. If the Securityholders’ Representative delivers an Objection Notice within the Review Period, then, within a further period of twenty (20) Business Days from the end of the Review Period, the Securityholders’ Representative and Parent and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Deloitte LLP or such other Persons as the Securityholders’ Representative and Parent may mutually agree (the “Arbitrating Accountants”), the fees and expenses of which shall be allocated between the Securityholders’ Representative (solely on behalf of the Securityholders in its capacity as the Securityholders’ Representative, and not its individual capacity), on the one hand, and Parent, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Arbitrating Accountants that is unsuccessfully disputed by each such party (as finally determined by the Arbitrating Accountants) bears to the total amount of such disputed items so submitted. Such determination (the “Accountants’ Determination”) shall be (i) in writing, (ii) furnished to the Securityholders’ Representative and Parent as soon as practicable (and in no event later than thirty (30) Business Days) after the items in dispute have been referred to the Arbitrating Accountants, (iii) made in accordance with GAAP and in a manner consistent with the calculation of Required Cash as set forth on Exhibit B; and (iv) nonappealable and incontestable by the parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than manifest error or fraud. As used herein “Final Excess Cash” means the Excess Cash as ultimately determined in accordance with this Section 3.5(b). The Initial Merger Consideration as finally adjusted in accordance with this Section 3.5 will be deemed to be the “Merger Consideration”.

Section 3.6.  Payment of Excess or Deficiency.

(a)  If the calculation of the Merger Consideration based on the Excess Cash shown on the Revised Closing Statement is less than the calculation of the Merger Consideration based on the Excess Cash shown on the Closing Statement, then the Securityholders shall pay or cause to be paid the difference to Parent by wire transfer in immediately available funds from the Escrow Account. If the calculation of the Merger Consideration based on the Excess Cash shown on the Revised Closing Statement is greater than the calculation of the Merger Consideration based on the Excess Cash shown on the Closing Statement, then Parent shall deliver the difference to the Paying Agent to be distributed to the Securityholders pro rata based on the portion of the Initial Merger Consideration to which the applicable Securityholder was entitled to receive.

(b)  All payments to be made to either Parent or the Securityholders pursuant to this Section 3.6 will be made by wire transfer of immediately available funds to the Paying Agent’s account or Parent’s account, as applicable, designated by each such party within two (2) Business Days of the determination of the Final Excess Cash.

Section 3.7.  Withholding Rights.

Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent shall determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, the Canadian Tax Act, or any provision of United States or Canadian federal, state, provincial, local or non-U.S. tax law. Such withheld amounts that are remitted to the applicable Governmental Entity will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule of the Company delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”), the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made on the Closing Date) except, in each case, where a representation or warranty is made herein as of a specified date (which representations and warranties shall be made only as of such date):

Section 4.1.  Organization.

Each of the Company and the Subsidiaries is a corporation duly incorporated, validly existing and, in good standing under the laws of its respective jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified or licensed to do business as a foreign or extra-provincial corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for such failures to be so qualified, licensed or in good standing that are not, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole. Each jurisdiction where the Company is qualified to or licensed to do business as a foreign or extra-provincial corporation is set forth on Schedule 4.1 and, with respect to each Subsidiary, each such jurisdiction is set forth opposite such Subsidiary’s name on Schedule 4.1. The Company has heretofore made available to Parent true, correct and complete copies of (i) the Company’s and the Subsidiaries’ charter documents as currently in effect and (ii) the Company’s and the Subsidiaries’ corporate record books with respect to actions taken by the Company’s and the Subsidiaries’ officers, stockholders and directors since the later of (1) January 1, 2008 or (2) the closing date of the acquisition of such Subsidiary by the Company. Schedule 4.1 sets forth all of the trade names, or fictitious business names (d/b/a’s) used by the Company or any of the Subsidiaries.

Section 4.2.  Capitalization and Subsidiaries.

(a)  The authorized capital stock of the Company consists of 37,300,000 shares of Company Common Stock, of which 8,238,312 shares are issued and outstanding as of the date of this Agreement and of which 8,550,699 shares are reserved for issuance under the Company Stock Option Plan, and 20,687,655 shares of Company Preferred Stock, of which 16,122,606 shares are issued and outstanding as of the date of this Agreement. Each issued and outstanding share of Company Common Stock and Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, is free of any preemptive rights in respect thereof, is free and clear of all Liens, will be free and clear of all Liens as of the Effective Time and was issued in compliance in all material respects with all applicable Laws. Schedule 4.2(a) sets forth the following information relating to each Securityholder as of the date of this Agreement: (i) its name, address (as listed in the books and records of the Company) and (ii) the number and class or series of shares of Company Stock held by such Person and the respective certificate numbers. Except as set forth on Schedule 4.2(a), there are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Company. Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; or (b) Company Options, Company Warrants or other options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock. Except as set forth on Schedule 4.2(a), there are no (i) puts or other rights, agreements or commitments obligating the Company to repurchase, redeem or otherwise acquire any shares of its capital stock (or options or warrants to acquire such shares) or (ii) voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. There are no agreements or understandings to which the Company is party or by which the Company is bound which require the Company to register its securities or otherwise relate to the registration of any securities of the Company. Schedule 4.2(a) sets forth a true and complete list of all outstanding Company Options and Company Warrants as of the date of this Agreement, together with the number of shares of Company Stock subject to such security, the class or series of such Company Stock, the date of grant or issue and the exercise price of such Company Options and Company Warrants. All Company Options have been granted under the Company Stock Option Plan. Except as set forth in Section 3.1(b)(i), no Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option.

(b)  The Company owns all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries as set forth on Schedule 4.2(b) (collectively, the “Subsidiary Shares”). Each Subsidiary Share is duly authorized and validly issued in accordance with applicable Law, fully paid and nonassessable, is free of any preemptive rights in respect thereof, is free and clear of all Liens, will be free and clear of all Liens as of the Effective Time and was issued in compliance with all applicable Laws. Except as set forth on Schedule 4.2(b), one hundred percent (100%) of the stock or other ownership interests of each Subsidiary has been directly or indirectly owned by the Company at all times and neither the Company nor any of the Subsidiaries owns, directly or indirectly, any Equity Interests in any Person other than a Subsidiary identified on Schedule 4.2(b). There are no declared or accrued but unpaid dividends or other distributions with respect to any Subsidiary Shares. Except as set forth on Schedule 4.2(b), there are no (i) outstanding securities convertible or exchangeable into shares of capital stock of any of the Subsidiaries; (ii) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating any of the Subsidiaries to issue, transfer or sell any shares of its capital stock; (iii) puts or other rights, or agreements or commitments obligating the Company to purchase, redeem or otherwise acquire any shares of its capital stock (or options or warrants to acquire such shares) or (iv) voting trusts, proxies or other agreements or understandings to which any of the Subsidiaries is a party or by which any of the Subsidiaries is bound with respect to the voting, transfer or other disposition of the Subsidiary Shares. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Subsidiaries.

Section 4.3.  Authorization.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Requisite Stockholder Approval, the execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and stockholder action on the part of the Company. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and, assuming the due execution by the other parties hereto or thereto, do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4.  Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any consent, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Company or any of the Subsidiaries, (b) except as indicated on Schedule 4.12(b), any Material Contract applicable to the Company or any of the Subsidiaries, (c) any Order of any court or Governmental Entity to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets are bound or (d) except as set forth on Schedule 4.4, any Permit, Law or arbitration award of any Governmental Entity applicable to the Company or any of the Subsidiaries, except for (i) the filing of the Certificate of Merger with the Secretary of State; (ii) such consents, approvals, orders, authorizations, registrations, declarations or filings as may be required under applicable Antitrust Laws; and (iii) with respect to the foregoing clauses (b) and (d), such violations, conflicts, breaches, loss of benefits, accelerations or rights which would not be material to the Company and the Subsidiaries, taken as a whole, and would not prevent or materially alter the transactions contemplated by the Agreement.

Section 4.5.  Real Property.

(a)  Neither the Company nor any of the Subsidiaries owns or has ever owned any real property.

(b)  Schedule 4.5(b) contains a true and complete list, by street address or other location information, of all Leased Real Property, together with reference information for each of the Leases thereto. The Company or the applicable Subsidiary has good and valid title to the leasehold estates in the Leased Real Property and under the Leases, in each case free and clear of all Liens other than Permitted Liens, and each of the Leases is in full force and effect. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company, any other party to a Lease, is in breach in any material respect or in default under any Lease, and, to the Knowledge of the Company, no event has occurred which with notice or the passage of time or both would reasonably be expected to constitute a breach in any material respect or default thereunder. The Company has delivered or otherwise made available to Parent true, correct and complete copies of all Leases. The Company and the Subsidiaries have made all material repairs and replacements known to the Company or any of the Subsidiaries to be required to be made by them under the Leases or as required under applicable requirements of Law. Except as disclosed on Schedule 4.5(b), there are no other parties other than the Company or the applicable Subsidiary occupying the Leased Real Property.

(c)  The Leased Real Property and the improvements located thereon are supplied with and have access to such utilities as are necessary to allow the business of the Company or the applicable Subsidiary to be operated in the ordinary course as currently operated. To the Knowledge of the Company, neither the whole nor any part of any Leased Real Property is subject to any pending suit for condemnation, expropriation or other taking, by eminent domain or otherwise by any Governmental Entity, and, to the Knowledge of the Company, no such condemnation, expropriation or other taking has been threatened.

Section 4.6.  Title to Assets; Related Matters.

The Company and the Subsidiaries have good and valid title to all of the personal properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the Company or any of the Subsidiaries, free and clear of all Liens except for Permitted Liens. The Company or the applicable Subsidiary has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. The Company’s and the Subsidiaries’ material tangible assets (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, consistent with standards generally followed in the industry, (b) are usable in the regular and ordinary course of business and (c) conform, in all material respects, to all applicable Laws, ordinances, codes, rules and regulations applicable thereto.

Section 4.7.  Financial Statements.

Schedule 4.7 contains true and complete copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 and the related audited consolidated statements of income, shareholders’ deficit and cash flow for the year then ended, together with the notes thereto and the report thereon of Ernst & Young LLP, independent certified public accountants (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company (the “Latest Balance Sheet”) as of June 30, 2011 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statements of income, shareholders’ deficit and cash flows for the six-month period then ended (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ deficit and cash flow of the Company and the Subsidiaries as of the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which are not expected to be, individually or in the aggregate, material to the Company and the Subsidiaries, taken as a whole) and the absence of notes required by GAAP. The Financial Statements are based on the books and records of the Company and the Subsidiaries. The Company and the Subsidiaries have maintained materially accurate books and records reflecting their assets and liabilities and have utilized internal control over financial reporting such that the transactions recorded in the Financial Statements were done so in accordance with GAAP. Since the Latest Balance Sheet Date, there has been no material change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company or any of the Subsidiaries.

Section 4.8.  No Undisclosed Liabilities.

Neither the Company nor any of the Subsidiaries has any material Liabilities, except for (i) the Liabilities set forth on Schedule 4.8; (ii) Liabilities on the Latest Balance Sheet; (iii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business and executory obligations under Contracts entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice (other than, in each case, any such Liability that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding, in each case as in effect on or before the Closing Date); and (iv) Liabilities arising solely in connection with this Agreement and/or the Related Documents. Notwithstanding anything to the contrary contained herein, this Section 4.8 does not relate to any matters concerning (A) Taxes (which are addressed solely in Section 4.13), (B) employee benefits (which are addressed solely in Section 4.14) or (C) Intellectual Property or Intellectual Property Rights (which are addressed solely in Section 4.17).

Section 4.9.  Absence of Certain Changes.

Since the date of the Balance Sheet through and including the date of this Agreement, and except as set forth in Schedule 4.9, there has not been (i) any Material Adverse Effect or (ii) any action taken, or not taken, of the type described in Section 6.1(b), which, had such action or failure to act occurred after the date hereof, would be in violation of such Section 6.1(b).

Section 4.10.  Legal Proceedings.

(a)  Except as set forth on Schedule 4.10, there are no Proceedings pending, or, to the Company’s Knowledge, threatened in writing against the Company, any of the Subsidiaries, the businesses or assets of the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of their respective officers, directors or employees in their capacities as such by or before any Governmental Entity. Neither the Company, any of the Subsidiaries, any of the assets or properties of the Company or any of the Subsidiaries nor, to the Knowledge of the Company, any officer, director or employee of the Company or any of the Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the Company or any of the Subsidiaries.

(b)  To the Knowledge of the Company, there have been no Proceedings that have (i) resulted in any criminal sanctions or (ii) since January 1, 2008, resulted in any material payments, in each case by or against the Company, any of the Subsidiaries or any of their officers, directors or employees in their capacities as such (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 4.11.  Compliance with Laws.

Except as set forth on Schedule 4.11, the Company and the Subsidiaries are (and have been at all times in the past three years) in compliance in all material respects with all applicable Laws, ordinances, regulations and Orders of all Governmental Entities. Since January 1, 2008 (i) neither the Company nor the Subsidiaries has been charged with and, to the Knowledge of the Company, are not now under investigation with respect to, any actual or alleged violation of any applicable Law, regulation, ordinance, Order or other requirement of a Governmental Entity, (ii) neither the Company nor any of the Subsidiaries has been a party to or bound by any Order, judgment, decree or award of any Governmental Entity and (iii) each of the Company and the Subsidiaries has filed all material reports required to be filed with any Governmental Entity and, except as set forth on Schedule 4.11, has all material Permits required to be held on or before the date hereof and all such reports are accurate and complete in all material respects and in compliance in all material respects with all applicable Laws. Notwithstanding anything to the contrary contained herein, this Section 4.11 does not relate to any matters concerning (A) Taxes (which are addressed solely in Section 4.13) or (B) employee benefits (which are addressed solely in Section 4.14).

Section 4.12.  Contracts.

(a)  Schedule 4.12(a) sets forth a correct and complete list as of the date of this Agreement of the following Contracts under which there are ongoing or outstanding obligations or rights, other than, in the case of terminated or expired Contracts, confidentiality, non-solicit, indemnification and other obligations that typically survive the expiration or termination of an agreement (it being understood and agreed that ongoing payment obligations other than for services previously rendered would not be considered obligations that typically survive the expiration or termination of an agreement) to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets is bound, (collectively, the “Material Contracts”):

(i)  any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to the borrowing of money by the Company, other than accounts payable in the ordinary course of business;

(ii)  any Lease or other lease involving any properties or assets (whether real, personal or mixed, tangible or intangible) having a value per item of more than $25,000 per year;

(iii)  any Contract which limits or restricts, in any material respect, the Company, any of the Subsidiaries or, to the Knowledge of the Company, any officers or Key Employees of the Company or any of the Subsidiaries from engaging in any business in any jurisdiction;

(iv)  any Contract in which the Company or any of the Subsidiaries grants any third party exclusive rights to sell, license, manufacture or otherwise distribute any of its technology, products or services in any geographic area or to any customers or potential customers or any class of customers during any period of time or in any segment of the market;

(v)  any franchising agreement;

(vi)  any management, consulting, change of control, severance or similar agreement and any employment agreement (other than Contracts (including employment agreements or offer letters) that are terminable at-will (or without cause upon less than thirty (30) days prior written notice) and without any known Liability to the Company);

(vii)  any Contract that involves a commitment by the Company or any of the Subsidiaries to pay in excess of $50,000 in the twelve (12) month period beginning upon July 1, 2011;

(viii)  any Contract providing for monetary liquidated damages in excess of $50,000 to be paid by the Company or any of the Subsidiaries;

(ix)  any Contract entered into by the Company or any of the Subsidiaries in connection with the settlement or other resolution of any Proceeding under which the Company has outstanding obligations;

(x)  any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xi)  any Contract granting any Person a Lien, other than a Permitted Lien, on all or any part of any of the Company’s or any of the Subsidiaries’ assets;

(xii)  any Contract granting to any Person an option or a first refusal, first-offer, “most favored nation” or similar preferential right to purchase or acquire any assets;

(xiii)  any Contract required to be listed on Schedule 4.17(e) or Schedule 4.17(h);

(xiv)  any joint venture or partnership Contract;

(xv)  any Contract with a Material Customer;

(xvi)  any outstanding power of attorney empowering any Person to act on behalf of the Company or any of the Subsidiaries;

(xvii)  any contract or agreement with any Governmental Entity; and

(xviii)  any other existing Contract (other than those described in subparagraphs (i) through (xvii) of this Section 4.12(a)) that involves an amount paid by, or owed to (or to be paid by or owed to), the Company or the Subsidiaries, in excess of $50,000 per year that was entered into outside of the ordinary course of business.

True, correct and complete copies of the Contracts required to be set forth on Schedule 4.12(a) have been delivered to Parent.

(b)  The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, with respect to each other party to such Material Contracts. There are no existing defaults or breaches by the Company or the applicable Subsidiary under any Material Contract (or events or occurrences which, with notice or lapse of time or both would constitute a default or material breach) and, to the Knowledge of the Company, there are no such defaults (or events which, with notice or lapse of time or both, would constitute a default or material breach) with respect to any third party to any Material Contract.  Schedule 4.12(b) identifies, as of the date of this Agreement, each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby.

Section 4.13.  Taxes.

(a)  The Company and each Subsidiary has complied in all material respects with all applicable Laws relating to Taxes. The Company and each Subsidiary has or will have timely filed (or caused to be filed) all Tax Returns required to be filed by it that are required to be filed on or prior to the Closing Date and all such Tax Returns are true, complete and correct in all material respects.

(b)  The Company and each Subsidiary has or will have timely paid (or caused to be timely paid) all material Taxes (whether or not shown on any Tax Return) that are due and payable on or prior to the Closing Date or has reserved for such Taxes in its Latest Balance Sheet or in the computation of Required Cash. The Company and each Subsidiary has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, and other Persons and (ii) all material sales, use, and value added Taxes. The Company and each Subsidiary has timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws.

(c)  No audits, examinations, investigations or other Proceedings are in progress, pending, or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any Subsidiary. Neither the Company nor any Subsidiary has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to material Taxes or material Tax Returns of the Company or any Subsidiary. No power of attorney granted by the Company or any

Subsidiary with respect to any material Taxes or material Tax Returns is currently in force. Neither the Company nor any Subsidiary has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending (other than as a result of filing Tax Returns based on valid extensions) the period for assessment, reassessment or collection of any material Taxes.

(d)  In the past five (5) years, no claim has ever been made by any Governmental Entity in a jurisdiction in which neither the Company nor any Subsidiary files Tax Returns that the Company or a Subsidiary is or may be subject to a material Tax in such jurisdiction.

(e)  As of the date of the Latest Balance Sheet, the aggregate unpaid Taxes of the Company and each Subsidiary have been reserved for in accordance with GAAP on the Latest Balance Sheet. Since the Latest Balance Sheet Date, neither the Company nor any Subsidiary (i) has incurred any Taxes outside the ordinary course of business (other than Transaction Payroll Taxes), (ii) changed a method of accounting for income Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to material Taxes, (iv) changed an accounting period with respect to Taxes, or (v) made, changed, or revoked any material election with respect to Taxes.

(f)  There are no Liens for Taxes upon any of the assets of the Company or any Subsidiary, other than Permitted Liens.

(g)  Neither the Company nor any Subsidiary is liable for any Taxes (other than Taxes of the Company or any Subsidiary): (i) under any agreement (including any Tax sharing agreements), (ii) as a transferee or successor by Contract, Law or otherwise or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation. Neither the Company nor any Subsidiary has ever been a member of any affiliated group (other than a group with the Company or any Subsidiary as its common parent) that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(h)  The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(i)  Neither the Company nor any Subsidiary has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Code Section 355 in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(j)  Neither the Company nor any Subsidiary has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)  The Company and the Subsidiaries are in compliance in all material respects with the terms and conditions of all applicable Tax holidays or Tax incentives or grants and, to the Knowledge of the Company, no material Tax holiday or Tax incentives or grants will terminate as a result of the transactions contemplated hereby.

(l)  There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or any Subsidiary that could not be deductible by reason of Code Section 280G or could be subject to an excise tax under Code Section 4999.

(m)  Each of the Company’s and the Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code Section 409A has since (i) January 1, 2005 been maintained and operated in good faith compliance with Code Section 409A and Notice 2005-1, (ii) October 3, 2004 not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009 been in documentary and operational compliance with Code Section 409A. No such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or penalties under Code Section 409A.

(n)  Neither the Company nor any Subsidiary has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any employee of contractor for any Taxes, including potential Taxes imposed under Code Section 409A or Code Section 4999.

(o)  Neither the Company nor any Subsidiary is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. Neither the Company nor any Subsidiary has made an election (including a protective election) pursuant to Code Section 108(i). Neither the Company nor any Subsidiary has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460. No Subsidiary is a Flow Thru Entity and, to the Knowledge of the Company, neither the Company nor any Subsidiary own an interest in any Flow Thru Entity.

(p)  Each of the Canadian Subsidiaries has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Canadian Tax Act, the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to Transfer Taxes.

(q)  None of the Company Common Stock, Company Preferred Stock, Company Options or Company Warrants is “taxable Canadian property” for purposes of the Canadian Tax Act or “taxable Québec property” for purposes of the Taxation Act (Québec).

(r)  To the Knowledge of the Company, the intercompany transfer pricing of the Company and the Subsidiaries is consistent with arm’s length-pricing.

(s)  There are no circumstances existing which could result in the application to any Canadian Subsidiary of sections 78, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Canadian Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

(t)  On the Closing Date, the balance of each Canadian Subsidiary’s “low rate income pool”, as defined in the Canadian Tax Act and any relevant provincial income tax statute, is zero (0).

Section 4.14.  Employee Benefits.

(a)  Schedule 4.14(a) identifies, as of the date of this Agreement, each material Company Benefit Plan. Each Company Benefit Plan complies in form and operation with its terms and all applicable Laws in all material respects, and the Company and each Subsidiary has complied in all material respects with all reporting and disclosure requirements applicable to each Company Benefit Plan. Each Company Benefit Plan that is intended to be tax-qualified has received a favorable determination letter from the Internal Revenue Service (the “IRS”) (or still has remaining time in which to apply for such letter and to make any amendments necessary to obtain a favorable determination), and no event has occurred that is reasonably likely to result in the loss of tax-qualified status of such Company Benefit Plan. Except as set forth on Schedule 4.14(a), (i) neither the Company nor any of the Subsidiaries has made any commitment or taken any action to adopt or establish any additional employee benefit plans or to materially increase the benefits under any of the Company Benefit Plans, and (ii) no action has been taken to correct any defects with respect to any Company Benefit Plan under any correction procedure of the IRS or the

Department of Labor, and to the Knowledge of the Company no such action is required. No Company Benefit Plan is under audit by the IRS or the Department of Labor. To the Knowledge of the Company, no fiduciary of any Company Benefit Plan has or would reasonably be expected to have any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any Company Benefit Plan.

(b)  Neither the Company, any of the Subsidiaries nor any ERISA Affiliate has engaged in any transaction that would cause Parent or any of the Subsidiaries to be subject to any Liability under Section 4069 of ERISA. Neither the Company nor any of the Subsidiaries has engaged in any nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code in connection with which Parent could be subject to any material Liability. There are no pending or, to the Company’s Knowledge, threatened claims, actions or suits involving any Company Benefit Plan (other than routine claims for benefits) or any other litigation or Proceedings involving any Company Benefit Plan that could result in any material Liability to Parent. No Company Benefit Plan that is subject to the minimum funding standards of ERISA or the Code has failed to meet the minimum funding standard within the meaning of Sections 412, 430, 431, 432 or 436 of the Code or Sections 206(g), 302, 303, 304 or 305 of ERISA, whether or not waived. All contributions required to have been made by the Company or any of the Subsidiaries to any Company Benefit Plan (or to any Person pursuant to the terms hereof) pursuant to Law (including ERISA and the Code) or the terms of such Company Benefit Plan have been made within the time prescribed by such Law or the terms of such Company Benefit Plan, and all other contributions, payments and unfunded benefit Liabilities have been accrued in the Financial Statements in accordance with GAAP. Insofar as the representation made in the previous sentence applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any Company Benefit Plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any of the Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ended prior to the Closing Date. All insurance premiums with respect to the Company Benefit Plans for all periods prior to the Closing Date have been timely paid in full.

(c)  Except as disclosed in Schedule 4.14(c), no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to employees of the Company or any of the Subsidiaries beyond their retirement or other termination of service, other than as required by COBRA or similar state or local Law.

(d)  With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents, to the extent applicable: (i) the Company Benefit Plan document, trust agreement and any amendments thereto, (ii) the most recent annual report and actuarial report, (iii) the most recent summary plan description, (iv) the most recent determination or opinion letter received from the IRS, (v) insurance contracts, (vi) investment management agreements and (vii) third party administration agreements.

(e)  Except as disclosed on Schedule 4.14(e), there are no severance, termination, retention, change in control, “golden parachute,” transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any present or former personnel of the Company or any of the Subsidiaries which becomes payable as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event.

(f)  Neither the Company, any of the Subsidiaries, nor any ERISA Affiliate of such entity nor any predecessor thereof sponsors, maintains, contributes to, or has any Liability with respect to, or has in the past sponsored, maintained, contributed to, or had any Liability with respect to, any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA, any multiple employer plan as defined in Section 413 of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or any funded welfare plan as defined in Section 419 of the Code.

(g)  Schedule 4.14(g) sets forth a list, as of the date of this Agreement, of each Company Benefit Plan that is subject to the Laws of a jurisdiction outside the United States (the “Foreign Company Benefit Plans”). All of the Foreign Company Benefit Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, applicable Laws, including the Pension Benefits Act (Ontario) and the Canadian Tax Act and the terms of such Foreign Company Benefit Plans. No fact or circumstance exists that could adversely affect the tax-preferred or tax exempt status of any Foreign Company Benefit Plan. All obligations regarding the Foreign Company Benefit Plans have been satisfied and there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Foreign Company Benefit Plans. No Foreign Company Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending, threatened or anticipated investigation, examination or other action, initiated by any Governmental Entity or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other action or to affect the registration of any Foreign Company Benefit Plan required to be registered.

Section 4.15.  Insurance Policies.

Schedule 4.15 contains a complete and correct list of all insurance policies carried by the Company and the Subsidiaries or any of their assets as of the date of this Agreement, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any), the annual premium amount and the date through which coverage will continue by virtue of premiums already paid. All such insurance policies and bonds are in full force and effect. Neither the Company nor any of the Subsidiaries has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. The Company and the Subsidiaries maintain insurance with reputable insurers for all risks normally insured against, and, to the Company’s Knowledge, in amounts normally carried, by Persons of similar size engaged in similar lines of business and, to the Company’s Knowledge, such coverage is sufficient. Schedule 4.15 also sets forth, as of the date of this Agreement, the nature and approximate amount of all claims for insured losses sustained by the Company or any of the Subsidiaries asserted since January 1, 2008, including, but not limited to, claims relating to errors and omissions, fidelity bond, workers’ compensation, automobile and general liability. There is no claim by the Company or any of the Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Neither the Company nor any of the Subsidiaries is (i) in material breach or material default with respect to any obligations under any such policies, the noncompliance with which would cause the insurer to be able to deny coverage and (ii) in material breach or material default with respect to any other obligation under any such policy. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. To the Knowledge of the Company, during the past three (3) years, none of the Company or any of the Subsidiaries has made a claim for insurance that was refused under any insurance policy carried by it.

Section 4.16.  Environmental, Health and Safety Matters.

(a)  The Company and the Subsidiaries possess, and are in compliance in all material respects with, all Permits required by Environmental Laws (“Environmental Permits”) and have filed all notices that are required under Environmental Laws, and the Company and the Subsidiaries are in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Permits and in any Environmental Laws.

(b)  (i) No written notice, notification, demand, request for information, citation, summons or Order has been issued by a Governmental Entity and received by the Company or any of the Subsidiaries; and (ii) no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or Proceeding is pending or, to the Company’s Knowledge, threatened by any Governmental Entity or other Person which, in each case alleges that the Company or any of the Subsidiaries is in violation of or has liability under any Environmental Law or Environmental Permit.

(c)  (i) Neither the Company nor any Subsidiary has any Liabilities arising under Environmental Laws or Environmental Permits in connection with the Leased Real Property or any formerly leased or operated real property and (ii) neither the Company nor any Subsidiary has received written notice alleging actual or threatened Liability under CERCLA or any similar foreign, state or local statute or ordinance from any Governmental Entity or any third party, which could reasonably be expected to result in or be the basis for any such material Liability, in each case except as would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(d)  Neither the Company nor any Subsidiary has discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released any Hazardous Material at, on or under any Leased Real Property or any other property now or previously owned, leased or operated by the Company or any of the Subsidiaries.

(e)  Neither the Company nor any of the Subsidiaries has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in material compliance with all applicable Environmental Laws.

For purpose of this Section 4.16, the term “Company” or “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or such Subsidiary, as applicable.

Section 4.17.  Intellectual Property.

(a)  Schedule 4.17(a)(i) sets forth a true, correct and complete list as of the date of this Agreement of all Intellectual Property Rights which are owned by the Company or any of the Subsidiaries which are Registered IP, including the owner of each and the jurisdictions where each is registered, filed or granted (if any), together with the status, application or registration number, date of application, registration or issuance, as applicable, and for each patent or patent application, all inventors (“Company Registered IP”). In addition, the Company and the Subsidiaries own other Intellectual Property Rights, including certain computer programs, source code and software applications relating to the Products, which are necessary or material to the operation of the business of the Company and the Subsidiaries (together with the Company Registered IP, the “Company-Owned Intellectual Property”). The Company or the applicable Subsidiary has good and marketable title to such Company-Owned Intellectual Property, free and clear of all Liens. With respect to all such Company-Owned Intellectual Property, each such item of Company-Owned Intellectual Property is to the Knowledge of Company valid, subsisting and enforceable. With respect to each such item of Company-Owned Intellectual Property (i) no Proceeding is pending or, to the Company’s Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and (ii) such item is not subject to any outstanding Order or agreement that restricts the rights of the Company or any of the Subsidiaries to transfer, use, enforce or license such item.

(b)  The operation of the business of the Company and the Subsidiaries, the Products of the Company and the Subsidiaries, and the conception, development and reduction to practice of the Company-Owned Intellectual Property have not and do not violate, misappropriate, infringe upon or conflict with any Intellectual Property Rights of any third party. Except as set forth in Schedule 4.17(b)(i), no party has filed a claim or, to the Knowledge of the Company, threatened to file a claim against the Company or any of the Subsidiaries alleging that it has violated, misappropriated, infringed on or otherwise improperly used the Intellectual Property Rights of such party. Except as set forth in Schedule 4.17(b)(ii), the Company or the applicable Subsidiary owns all right, title and interest in and to, or possesses enforceable licenses or other valid rights to, all Intellectual Property Rights and Technology (i) in the Products as currently used, developed, distributed or licensed and (ii) necessary for the conduct of the Company’s business and the Subsidiaries’ business, as currently conducted. The Products as currently used, developed, distributed or licensed by the Company do not breach any terms of any license or other contract relating to Intellectual Property Rights between the Company or any of the Subsidiaries and any third party.

(c)  Schedule 4.17(c) sets forth a list, as of the date of this Agreement, of all products or services of the Company and the Subsidiaries currently being distributed, sold or offered for sale by the Company, any of the Subsidiaries or third parties, including all computer programs and software applications or solutions (regardless whether provided as a hosted or licensed solution) (collectively, the “Products”). Except as set forth on Schedule 4.17(c), in the ordinary course of business, the Company and the Subsidiaries have caused appropriate notices of copyright, trademark or patent to be included in all Products.

(d)  None of the Patents, Marks or Copyrights (including registrations or applications to use or register such items) owned by the Company or any of the Subsidiaries is involved in any cancellation, expungement, impeachment, nullification, interference, conflict, concurrent use or opposition proceeding, and there has been no threat or other indication that any such proceeding will hereafter be commenced. To the Knowledge of the Company, the original, first and joint inventors of the subject matter claimed in the Patents owned by the Company or any of the Subsidiaries are properly represented in the Company Patents. All maintenance fees, annuity fees, or renewal fee payment, and all renewal affidavits or other applicable documents to establish or maintain, for each jurisdiction in which each such Patent, Mark or Copyright, included within the Company-Owned Intellectual Property which has been issued or is pending have been timely paid or filed with the appropriate Governmental Entities or other authorities, and no such payment or filing is or will be due less than 90 days after the Closing Date. Each of the Company and the Subsidiaries has used reasonable efforts to maintain all Trade Secrets owned by the Company or any of the Subsidiaries that it wishes to maintain as a Trade Secret, or owned by a third party which the Company or any of the Subsidiaries has an obligation to keep confidential, in confidence, and, as except as set forth in Schedule 4.17(d), to the Company’s Knowledge, there has been no misappropriation of any such Trade Secrets. All employees of, contractors and consultants to or vendors of the Company or the Subsidiaries with access to any such Trade Secrets are parties to written agreements under which each such employee, contractor, consultant or vendor is obligated to maintain the confidentiality of the Trade Secrets. To the Company’s Knowledge, none of such employees, consultants or vendors is in violation of such agreements.

(e)  Schedule 4.17(e) identifies each Contract pursuant to which any Intellectual Property Rights or Technology (except for (i) “shrink wrap” or “click through” license agreements pertaining to unmodified software licensed to the Company or any of its Subsidiaries that is available in consumer retail stores or is otherwise commercially available and for which the Company or any of its Subsidiaries has paid or will pay a total amount or value less than $5,000 per copy (“Shrinkwrap Software”) or (ii) Publicly Available Software) is licensed to the Company for use in the Products or in the operation of the business of the Company and the Subsidiaries.

(f)  Except as set forth on Schedule 4.17(f), no Products that have been distributed contain any code that is (in whole or in part) Publicly Available Software. Except as set forth on Schedule 4.17(f), all Publicly Available Software that has been distributed by the Company or any of its Subsidiaries since January 1, 2008 has been used without modification.

(g)  Neither the Company nor any of the Subsidiaries or any of their contractors or consultants on behalf of the Company or any of its Subsidiaries has used, licensed or distributed to any third party any combination of Publicly Available Copyleft Software and any Company-Owned Intellectual Property, Technology licensed from a third party or Product in a manner that requires, or conditions (i) the disclosure, licensing or distribution of any source code for any portion of such Company-Owned Intellectual Property or Product (excluding the Publicly Available Copyleft Software originally licensed), or (ii) that any portion of such Company-Owned Intellectual Property, licensed Technology or Product (excluding the Publicly Available Copyleft Software originally licensed) be redistributed at no or minimal charge, or (iii) that any portion of such Company-Owned Intellectual Property, licensed Technology or Product (excluding the Publicly Available Copyleft Software) be licensed for the purpose of making derivative works.

(h)  Except as set forth on Schedule 4.17(h), neither the Company nor any of its Subsidiaries has (i) disclosed or delivered to any escrow agent or any other Person (other than consultants performing services for the Company or any of the Subsidiaries)  any of the source code owned by the Company and included in any Product, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, (ii) transferred ownership of, or granted any exclusive license with respect to, any Company-Owned Intellectual Property or (iii) other than in the ordinary course of business and to an extent not material to the business of the Company and the Subsidiaries, taken as a whole, granted any non-exclusive license of any Company-Owned Intellectual Property or entered into any other written agreement restricting the use by the Company or any of the Subsidiaries in any material respect of any such Company-Owned Intellectual Property.

(i)  There are no outstanding adverse judgments or settlements or, to the Knowledge of the Company, claims against the Company or its Subsidiaries relative to the Company-Owned Intellectual Property.

(j)  To the Knowledge of the Company and except as set forth on Schedule 4.17(j), no Person is infringing or threatening to infringe any of the Company-Owned Intellectual Property.

(k)  To the Knowledge of the Company, (i) all material prior art references for patents or patent applications known to the inventors of their patent or patent application, the Company, its Subsidiaries or its or their legal counsel during the prosecution of the United States patent and patent applications included in the Company-Owned Intellectual Property were disclosed to the United States Patent and Trademark Office (the “USPTO”), (ii) neither such inventors, such counsel, nor the Company or the Subsidiaries have made any material misrepresentations, or concealed any material fact from the USPTO during the prosecution of the patents included in the Company-Owned Intellectual Property, and (iii) the Company and the Subsidiaries have filed and diligently prosecuted and are diligently prosecuting the Company-Owned Intellectual Property that the Company in its good faith business discretion have decided to prosecute and have complied in all material respects with all duties of disclosure with respect thereto.

(l)  Except at set forth on Schedule 4.17(l), each current and former officer, employee, and consultant of the Company and the Subsidiaries who was involved in the development of, any Company-Owned Intellectual Property has entered into and duly executed a proprietary information and inventions assignment agreement in substantially the form presented to and reviewed by counsel for the Parent, or an agreement containing substantially similar terms. To the Knowledge of the Company, none of the current or former officers, employees, or consultants of the Company or any of its Subsidiaries owns any rights in any Company-Owned Intellectual Property. To the Knowledge of the Company, it is not nor will it be necessary to use any inventions or works of authorship of its or its Subsidiaries’ employees (or persons it or its Subsidiaries currently intends to hire) made outside of their employment by the Company or its Subsidiaries that have not already been assigned to the Company or a Subsidiary.

(m)  The Company and the Subsidiaries are in compliance with their stated privacy policies contained on any websites maintained by or on behalf of the Company or any of the Subsidiaries.

Section 4.18.  Transactions with Affiliates.

Except as set forth in Schedule 4.18, no officer or director, nor to the Knowledge of the Company, any employee or five percent (5%) shareholder of the Company or any of the Subsidiaries, nor, to the Knowledge of the Company, any person with whom any such officer, employee or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) (collectively, an “Interested Person”) has, as of the date of this Agreement, any interest in: (a)  any Contract, arrangement or understanding with, or relating to, the Company, any of the Subsidiaries or their respective assets; (b)  any loan, guarantee, arrangement, understanding, agreement, Contract or series of any of the foregoing, in each case, with an aggregate annual value in excess of $120,000 in which the Company or any of the Subsidiaries is or is to be a participant; or (c)  any property (real, personal or mixed), tangible or intangible, used by the Company or any of the Subsidiaries. Schedule 4.18

also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Interested Person to the Company or any of the Subsidiaries (collectively, “Affiliate Transactions”).

Section 4.19.  Customers.

Schedule 4.19 sets forth (i) the fifteen (15) largest customers of the Company and the Subsidiaries on a consolidated basis, based on revenue recognized by the Company and the Subsidiaries from all fees received from such customer and, if applicable, from fees received from dealers that purchased vehicles from such customer through the Company’s auction services in the year ending December 31, 2010 and the six-month period ending June 30, 2011 and (ii) the five (5) largest customers of the Company and the Subsidiaries on a consolidated basis, based on revenue recognized by the Company and the Subsidiaries from all fees received from such customer for transportation brokerage services, and if applicable, from fees received from dealers that purchased transportation brokerage services in connection with the purchase of vehicles from such customer through the Company’s auction services, in the year ending December 31, 2010 and the six-month period ending June 30, 2011, and (iii) top two (2) largest customers of RDN, based on revenue recognized from fees received from such customer as a result of payments to RDN in the last six (6) months of 2010 and the first six (6) months of 2011 (the “Material Customers”) and the applicable revenue (the “Material Customer Revenue”) during such periods. The largest four customers set forth under subsection (i) above are the “Major Private Label Customers.” Except as set forth on Schedule 4.19, as of the date of this Agreement (1) neither the Company nor any of the Subsidiaries has received any written notice from a Material Customer, nor, to the Knowledge of the Company, has any Material Customer threatened that such Material Customer will (a) reduce materially its business with the Company and/or the applicable Subsidiaries from the levels achieved during the periods set forth above, or (b) materially and adversely modify existing Contracts with the Company or the Subsidiaries; (2) since the date of the Latest Balance Sheet, no Material Customer has terminated its relationship with the Company or the applicable Subsidiaries or, to the Knowledge of the Company, threatened to do so; and (3) neither the Company nor any of the Subsidiaries is involved in any material claim, dispute or controversy with any Material Customer. As of the Closing Date, (A) no Major Private Label Customer will have terminated its relationship with the Company or reduced materially its private label auction business with the Company from the levels achieved during the six month period ended June 30, 2011, in each case solely as a result of moving such private label business to a competitor due to the Company’s alleged breach of its Contract with such Major Private Label Customer, failure to meet service levels or negligence, and (B) the Company will not be involved in any material claim, dispute or controversy with a Major Private Label Customer with regard to its private label business due to the Company’s alleged breach of its Contract with such Major Private Label Customer, failure to meet service levels or negligence.

Section 4.20.  Employee Matters.

(a)  Schedule 4.20(a) contains a true and complete list of all of the employees and independent contractors of the Company and the Subsidiaries as of the date of this Agreement, specifying the annual salary, hourly wages, bonuses, commissions or fees, date of hire or commencement of engagement, position, location of employment and accrued vacation for such employee or independent contractor. Except as set forth in Schedule 4.20(a), no employee is on long term disability leave, extended absence or receiving benefits pursuant to applicable workers compensation legislation. Except as set forth in Schedule 4.20(a), neither the Company nor any of the Subsidiaries has made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement.

(b)  The employees of the Company and the Subsidiaries have not been, and currently are not, represented by any labor union organization or similar group in connection with their employment with the Company or the Subsidiaries. Neither the Company nor any of the Subsidiaries is a signatory to or bound by any collective bargaining agreement, labor contract, letter of understanding, letter of intent, voluntary recognition or other legally binding commitment or written communication to any labor union, organization or similar group. To the Knowledge of the Company, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Company or any Subsidiary has occurred, is in progress or is threatened. Neither the Company nor any of the Subsidiaries are currently engaged in any labor negotiation.

(c)  Neither the Company nor any of the Subsidiaries is a party to any application, complaint or other legal proceeding under any applicable Law relating to employees, former employees, independent contractors or former independent contractors. The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labor relations, pay equity and workers’ compensation.

(d)  No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or, to the Knowledge of the Company, is pending against the Company or any of the Subsidiaries, and the Company and the Subsidiaries have maintained and currently maintain workers compensation insurance if, and in it least such amount as, required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(e)  Schedule 4.20(e) contains a true and complete list of all officers and directors of the Company and the Subsidiaries as of the date of this Agreement, specifying their positions.

Section 4.21.  Permits.

Except as set forth on Schedule 4.21, the Company and the Subsidiaries have all material Permits necessary for their operations in the conduct of their business, such Permits are valid, binding and in full force and effect and no material violations are currently recorded in respect of any thereof, and no Proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any thereof. The Company and the Subsidiaries have taken all necessary action to maintain such Permits. Schedule 4.21 contains a true, correct and complete list of all material Permits under which the Company or any of the Subsidiaries is operating or bound as of the date of this Agreement, and the Company has furnished or made available to Parent true, correct and complete copies of the Permits required to be set forth on Schedule 4.21.

Section 4.22.  Notes and Accounts Receivable.

(a)  Notes.  All notes receivable of the Company or any of the Subsidiaries owing by any director, officer, shareholder or employee of the Company or any of the Subsidiaries, if any, will have been paid in full prior to the Closing Date.

(b)  Accounts Receivable.  Schedule 4.22(b) sets forth a schedule of the accounts receivable related to the Company’s and the Subsidiaries’ business as of June 30, 2011 (the “Receivables”), showing the amount of the Receivables in the categories set forth therein and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Schedule 4.22(b), all Receivables that are reflected on the Latest Balance Sheet (net of any reserves shown thereon) (i) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (ii) are not subject to any refunds or adjustments or, to the Knowledge of the Company, any defenses, rights of set-off, assignment, restrictions, security interests or other Liens. Except as set forth on Schedule 4.22(b), (x) to the Knowledge of the Company, as of the date of this Agreement, there are no disputes regarding the collectibility of any such Receivables and (y) reserves for cancellations and bad debt have been prepared in accordance with GAAP. Neither the Company nor any of the Subsidiaries has factored any of the Receivables of the business of the Company or any of the Subsidiaries.

Section 4.23.  Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.23, neither the Company any of the Subsidiaries nor, any officers, directors or employees of the Company or any of the Subsidiaries nor any Affiliate of the Company or any of the Subsidiaries has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.24.  Product and Service Warranties.

Except as set forth on Schedule 4.24, neither the Company nor any of the Subsidiaries makes any express guarantees or warranties where a specified dollar amount is payable as to the services provided, and there is no pending or, to the Company’s knowledge, claim threatened in writing alleging any breach of any such guarantee or warranty.

Section 4.25.  Ethical Practices.

Neither the Company, any of the Subsidiaries nor any representative thereof has offered or given, and to the Company’s Knowledge, no Person has offered or given on its behalf, anything of value to: any “foreign official,” as defined in the Foreign Corrupt Practices Act of 1977, as amended, any political party or official thereof, or any candidate for political office, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any foreign official or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any of the Subsidiaries in obtaining or retaining business; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of the Subsidiaries in obtaining or retaining business. Neither the Company nor any of the Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditures in violation of private commercial bribery laws.

Section 4.26.  Voting Requirements.

The board of directors of the Company has, either by written consent or at a meeting duly called, (a) unanimously approved and declared advisable this Agreement and each Company Ancillary Document to which the Company is party and the transactions contemplated hereby, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the holders of Company Stock and (c) directed that this Agreement and the Merger be submitted to the holders of Company Stock for their approval and adoption. The affirmative vote of holders of at least (i) a majority of the outstanding Company Preferred Stock (voting together as a single class on an as converted to Company Common Stock basis) and (ii) a majority of the outstanding voting stock of the Company (voting together as a single class on an as converted to Company Common Stock basis) (such vote referred to as the “Requisite Stockholder Approval”) is the only vote, approval or other corporate action of the holders of Company Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement, the Merger, the Company Ancillary Documents to which the Company is party and the other transactions contemplated hereby and thereby and to consummate the Merger and the other transactions contemplated hereby and thereby. After receipt of the Requisite Stockholder Approval, the Merger and this Agreement will be duly and validly adopted and approved on behalf of the Company, and no further vote, approval or other action on the part of any holder of Company Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, the Company Ancillary Documents to which the Company is party and the other transactions contemplated hereby and thereby or to consummate the Merger and the other transactions contemplated hereby and thereby.

Section 4.27.  Competition Act.

The Company and its affiliates, as such term is defined under the Competition Act, neither have aggregate assets in Canada nor aggregate gross revenues from sales in, from or into Canada in excess of the monetary threshold set out at subsection 110(4.1) of the Competition Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made on the Closing Date) except, in each case, where a representation or warranty is made herein as of a specified date (which representations and warranties shall be made only as of such date):

Section 5.1.  Organization.

Each of Parent, Merger Sub and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2.  Authorization.

Each of Parent, Merger Sub and Guarantor has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Parent Ancillary Documents”), to perform its obligations under this Agreement and the Parent Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Parent Ancillary Documents. The execution and delivery of this Agreement and the Parent Ancillary Documents by Parent, Merger Sub and Guarantor, the performance by Parent, Merger Sub and Guarantor of their respective obligations under this Agreement and the Parent Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Parent Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Guarantor. This Agreement has been and, as of the Closing Date, the Parent Ancillary Documents will be, duly executed and delivered by Parent, Merger Sub and Guarantor, and do or will, as the case may be, constitute the valid and binding agreements of Parent, Merger Sub and Guarantor, enforceable against Parent, Merger Sub and Guarantor in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3.  Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Parent Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Parent Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Parent Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of Parent, Merger Sub or Guarantor, (b) any material Contract to which Parent, Merger Sub or Guarantor is a party, (c) any Order of any Governmental Entity to which Parent, Merger Sub or Guarantor is a party or by which Parent, Merger Sub, Guarantor or any of their respective properties is bound or (d) any material Permit, Law or arbitration award of any court or Governmental Entity applicable to Parent, Merger Sub or Guarantor, that, with respect to clauses (b) through (d), in any case would be reasonably likely to prevent or materially delay the performance by Parent, Merger Sub or Guarantor of any of their respective obligations under this Agreement or the consummation of any of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State and (ii) such consents, approvals, orders, authorization registrations, declarations or filings as may be required under applicable Antitrust Laws.

Section 5.4.  Brokers, Finders and Investment Bankers.

Neither Parent, Merger Sub nor Guarantor, nor any officers, directors nor employees of Parent, Merger Sub or Guarantor, nor any Affiliate of Parent, Merger Sub or Guarantor, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.5.  Sufficient Funds.

At the Closing Date, Parent will have sufficient funds to pay the amounts specified in Section 3.2 and Section 3.3, including, without limitation, the Initial Merger Consideration, to consummate the Merger upon the terms contemplated by this Agreement, and to pay all related fees and expenses of Parent, or required to be paid by Parent, associated therewith.

Section 5.6.  Due Diligence Investigation.  Parent has conducted its own independent investigation of the Company and the Subsidiaries. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has not relied upon any other representations and warranties made by or on behalf of the Company other than those set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by or on behalf of the Company, there being no other representations or warranties, express or implied, including any warranty of merchantability or fitness for a particular) and has not relied upon any other information provided by, for or on behalf of the Company or the Subsidiaries, to Parent in connection with the transactions contemplated by this Agreement. The Parent Group also acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Indemnified Person, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1.  Conduct of Business by the Company.

(a)  From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 (the “Transition Period”), the Company and the Subsidiaries shall, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Parent, conduct the business of the Company and the Subsidiaries in the ordinary course on a basis consistent with past practice. By way of illustration and not in limitation of the foregoing, the Company agrees that it shall, and shall cause each Subsidiary to:

(i)  use its commercially reasonable efforts consistent with past practice to preserve the beneficial relationships and goodwill of the Company and the Subsidiaries;

(ii)  maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the Company or such Subsidiary, as applicable, is currently qualified to conduct business;

(iii)  duly and timely file or cause to be filed all material reports and returns required to be filed by it with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings.

(iv)  use its commercially reasonable efforts to maintain in good condition and repair (ordinary wear and tear excepted), consistent with past practices, its tangible assets and all equipment, fixtures and other tangible personal property;

(v)  manage the working capital of the business of the Company and the Subsidiaries, including cash, receivables, or other current assets, trade payables and other current, known Liabilities, in a fashion consistent with past practice, including by paying outstanding obligations, trade accounts and other indebtedness as they come due in a fashion consistent with past practice;

(vi)  not amend in any materially adverse respect or terminate any Material Contract;

(vii)  use its commercially reasonable efforts consistent with past practice to maintain in full force and effect (A) policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company or any of the Subsidiaries and (B) any Permits listed or required to be listed on Schedule 4.21; and

(viii)  continue the Company’s and the Subsidiaries’ cash management practices in the ordinary course of business consistent with past practice.

(b)  Without limitation of the provisions set forth in Section 6.1(a), during the Transition Period, the Company shall not, and shall cause each Subsidiary not to:

(i)  amend or modify its charter documents;

(ii)  acquire any Equity Interests of any business or entity;

(iii)  (A) sell any of its assets, other than in the ordinary course of business consistent with past practice, (B) create, incur or assume any material Indebtedness, (C) grant, create, incur or suffer to exist any material Liens, other than Permitted Liens, which did not exist on the date hereof, (D) incur any material known Liability except in the ordinary course of business consistent with past practice or in connection with this Agreement, (E) write off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, (F) write down the value of any asset on the books or records of the Company or any of the Subsidiaries, except for depreciation and amortization in the ordinary course of business and consistent with past practice or (G) cancel any material debt or waive any material claims or rights;

(iv)  increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants other than in connection with the hiring of any new employees and consultants in the ordinary course of business and consistent with past practice;

(v)  adopt, amend or terminate any Company Benefit Plan, other than (A) entering into offer letters with new employees or consultants in the ordinary course of business consistent with past practice that are terminable at-will without any known cash Liability to the Company or any Subsidiary, or (B) as required by applicable Laws, or increase the benefits provided under any Company Benefit Plan, or promise or commit to undertake any of the foregoing in the future;

(vi)  except as required by Section 6.1(a)(v), pay, discharge or satisfy any Indebtedness, other than the payment, discharge or satisfaction of Indebtedness in the ordinary course of business consistent with past practice;

(vii)  split, combine, subdivide or reclassify any shares of the Company or any of the Subsidiaries or, declare, set aside or pay any cash or stock dividend or other constructive or deemed distribution in respect of any shares of the Company or otherwise make payments to the stockholders of the Company in their capacity as such, or redeem or otherwise acquire, any shares of the Company;

(viii)  issue, sell, pledge or otherwise encumber any shares of the Company or any of the Subsidiaries or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of the Company or any of the Subsidiaries other than the issuance of Company Stock upon (1) the exercise of the Company Options or Company Warrants outstanding as of the date of this Agreement or (2) the conversion of shares of Company Preferred Stock outstanding as of the date of this Agreement;

(ix)  merge, consolidate, restructure, recapitalize or reorganize with any Person;

(x)  unless required by Law, make, change or revoke any material Tax election, adopt or change any method of accounting for Tax purposes, file an amended Tax Return, enter into any agreement with any Governmental Entity with respect to Taxes, settle or otherwise resolve a Tax claim or assessment, surrender any right to a claim for a Tax refund, or consent to an extension of an applicable statute of limitations with respect to Taxes;

(xi)  change, in any material respect, accounting policies or procedures, except as required by Law or by GAAP;

(xii)  make any acquisition or capital expenditure in excess of $500,000 that is not paid for or accrued for in the Financial Statements prior to the date hereof;

(xiii)  settle or compromise any material litigation or other disputes;

(xiv)  enter into any Affiliate Transactions; and

(xv)  authorize, or commit or agree to take, in any legally binding manner any of the foregoing actions.

Section 6.2.  Inspection and Access to Information.

During the Transition Period, the Company shall (i) provide Parent and its designees, officers, counsel, accountants, actuaries, financing sources and other authorized representatives (collectively, the “Representatives”) with such information as Parent may from time to time reasonably request, (ii) provide Parent and its Representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Company and the Subsidiaries as Parent or its Representatives may from time to time reasonably request and (iii) permit Parent and its Representatives to make such inspections thereof as Parent may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company and the Subsidiaries. No such investigation (or any disclosure made at any time by the Company to Parent) shall limit or modify in any way, or act or result in a waiver of, the Securityholders’ obligations with respect to any breach of the representations, warranties, covenants or agreements of the Securityholders and/or the Company contained herein (including, without limitation, conditions to Closing or indemnification obligations). Notwithstanding the foregoing, the Company may restrict such access to the extent that any Law applicable to the Company requires the Company to restrict or prohibit access to any such properties, personnel or information.

Section 6.3.  Notices of Certain Events.

The Company shall promptly notify Parent in writing of:

(a)  any Material Adverse Effect;

(b)  any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)  any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d)  any actions, suits, claims, investigations or Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of the Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement;

(e)  (i) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date in such a manner as would or would reasonably be expected to result in the failure to satisfy any of the conditions specified in Article VIII of this Agreement; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in any material respect. No such notice shall limit or modify in any way, or act or result in a waiver of, the Securityholders’ obligations with respect to any breach of any of the representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations); and

(f)  the commencement of an audit or other proceeding with respect to Taxes or any material activity (including any notices of proposed adjustments) with respect to any audits or other proceedings disclosed on Schedule 4.13(c).

Section 6.4.  No Solicitation of Transactions; Confidentiality.

(a)  The Company will not, and will not permit any of the Subsidiaries or any of the directors, officers, employees, advisors, representatives, stockholders, optionholders or agents of the Company or any of the Subsidiaries to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any of the Subsidiaries or any Equity Interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Until the earlier of (x) the Closing and (y) the date on which this Agreement is terminated, the Company shall immediately notify Parent orally and in writing if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

(b)  The Company shall, and shall cause the Subsidiaries and their representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to (and to cause the Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of the Subsidiaries is a party.

(c)  Parent and Merger Sub acknowledge that the information being provided to them in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement, the terms of which are incorporated in this Agreement by reference. Effective upon the Closing, the Confidentiality Agreement will terminate.

Section 6.5.  Commercially Reasonable Efforts; Further Assurances; Cooperation.

(a)  Subject to the other provisions of this Agreement, each of Parent, Merger Sub and the Company will use their commercially reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required (including, without limitation, those described on Schedule 4.12(b)) and all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to the Outside Date in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other Representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

(b)  Unless otherwise agreed to by Parent, the Company will give any notices to third parties and use its commercially reasonable efforts (in consultation with Parent) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described on Schedule 4.12(b), or (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement.

Section 6.6.  Interim Financials.

During the Transition Period, the Company shall prepare in good faith and furnish to Parent within ten (10) days after the end of each fiscal month, beginning with the period ending July 31, 2011 an unaudited consolidated interim balance sheet and related statement of income, stockholders’ equity and cash flow of the Company and the Subsidiaries as of and for the month then ended.

Section 6.7.  Public Announcements.

Subject to their respective legal obligations, each of Parent, Merger Sub and the Company shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, payors or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, that Parent may issue any press release or make any public announcement in such form as it deems necessary to comply with the United States securities laws or stock market regulations.

Section 6.8.  Supplements to Schedules.

Prior to the Closing, for information purposes only, the Company will use commercially reasonable efforts to supplement or amend the Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby (such matters, the “Supplemental Information”). No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article IX or for the purpose of determining satisfaction of the conditions set forth in Section 7.2; provided that, it is understood and agreed that the failure of any such supplement or amendment to contain all Supplemental Information required to be contained therein pursuant to the immediately preceding sentence shall not be deemed to (i) be a failure of the condition set forth in Section 7.2(b) or (ii) constitute a breach of the covenants contained in this Section 6.8 that is indemnifiable pursuant to Section 9.1(a)(ii). For purposes of determining whether there is any misrepresentation or breach of a warranty, covenant or agreement by the Company hereunder, the Schedules delivered by the Company shall be deemed to include only the information contained therein on the date of this Agreement.

Section 6.9.  Tax Covenants.

(a)  Tax Methodologies.  For purposes of determining the allocation of Taxes, the Securityholders, the Surviving Company, and Parent agree as follows:

(i)  Taxes in the form of interest, penalties, additions to tax or other additional amounts that relate to Taxes for any period ending on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii)  Taxes for a Straddle Period shall be apportioned to the portion of the period ending on the Closing Date using the following conventions: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (B) in the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount apportioned to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or the applicable Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be apportioned to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(iii)  Taxes incurred by the Company or any Subsidiary with respect to income of a Flow Thru Entity for a year including the Closing Date shall be apportioned to the Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) assuming that for all relevant Tax purposes the Company, each Subsidiary and the Flow Thru Entity shall have a year end as of the end of the Closing Date using a “closing of the books methodology.”

(b)  Tax Returns.  Parent shall cause the Company and each Subsidiary to prepare and timely file all Tax Returns of the Company and each Subsidiary that are due (after taking into account all appropriate extensions) after the Closing Date and shall timely remit Taxes shown to be due thereon. To the extent that such Tax Return relates to a Pre-Closing Tax Period or a Straddle Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and the Subsidiaries, and, to the extent applicable, the conventions provided in Section 6.9(g), unless, as reasonably determined by Parent, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Tax Return shall be prepared in accordance with any good faith method determined by Parent that has sufficient support to avoid the imposition of Taxes in the form of penalties. Parent shall provide any income Tax Return for a Pre-Closing Tax Period and any Tax Return for a Pre-Closing Tax Period or Straddle Period that shows a Tax that Parent believes the Securityholders are obligated to pay hereunder to the Securityholders’ Representative for review at least thirty (30) days prior to the due date for filing (after taking into account all appropriate extensions) and shall incorporate reasonable comments of the Securityholders’ Representative provided within fifteen (15) Business Days after receipt of such Tax Return in the Tax Return actually filed. None of Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall amend any previously filed Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period without the prior written consent of the Securityholders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(c)  Tax Refunds and Credits.  Subject to the two (2) last sentences of this Section 6.9(c), refunds for Taxes for any period ending on or prior to the Closing Date (whether in the form of cash received or a direct credit against Taxes otherwise payable in a Post-Closing Tax Period or portion of a Straddle Period beginning on the day after the Closing Date) shall be for the benefit of the Securityholders. To the extent that Parent, the Company, or a Subsidiary receives a refund or credit of any Tax after the Closing Date, Parent shall pay to the Paying Agent for distribution to the Securityholders the amount of such refund or credit (without interest other than interest received from the Governmental Entity with respect to such refund), net of any Taxes and out-of-pocket expenses incurred by Parent, the Company, or any Subsidiary in obtaining or receiving such refund or credit (and interest). The amount payable to, or on behalf of, the Securityholders with respect to any refund or credit shall be paid within ten (10) days of receipt of such refund (or, if in the form of a direct credit, with ten (10) days of filing the Tax Return claiming the benefit of the direct credit). Notwithstanding the foregoing, the following refunds or credits shall not be for the benefit of the Securityholders and Parent shall not have any obligations to make any payment to, or for the benefit, of any Securityholder with respect to the following refunds: (i) any refund or credit that was included as an asset (or offset to a liability) on the Latest Balance Sheet; (ii) any refund or credit that results from the carrying back of any net operating loss or other Tax attribute or credit arising in a Post-Closing Tax Period (or portion of a Straddle Period beginning on the day immediately after the Closing Date); (iii) any refund or credit that Parent, the Company, or any Subsidiary is required to pay to a third party pursuant to applicable Law or pursuant to a Contract or other agreement that was entered into by the Company or any Subsidiary on or before the Closing Date or entered into by any Securityholder; (iv) any refund or credit that is with respect to a Tax to the extent such Tax was not included as a current liability on the Latest Balance Sheet, actually indemnified by the Securityholders under this Agreement or paid on or prior to the Closing Date; or (v) any refund or credit included as an asset (or offset to a liability) in the computation of Required Cash for purposes of determining Final Excess Cash. Notwithstanding any provision in this Section 6.9(c) to the contrary, refunds for any Transfer Tax incurred in connection with the transactions contemplated by this Agreement shall be fifty percent (50%) for the benefit of the Securityholders and fifty percent (50%) of the benefit of Parent, provided each party has paid its allocable share under Section 6.9(f).

(d)  Tax Contests.  Parent shall notify the Securityholders’ Representative within thirty (30) days following receipt of any written notice of audit, examination or other proceeding with respect to any Taxes for a Pre-Closing Tax Period or a Straddle Period. No failure or delay of Parent, the Company, or any Subsidiary in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Securityholders pursuant to this Agreement, except to the extent that such failure or delay materially prejudices the Company or any Subsidiary from defending against any liability or claim for Taxes that the Securityholders are obligated to pay hereunder. Parent, the Company and the Subsidiaries shall control any examination, investigation, audit, or other Proceeding in respect of any Tax Return or Taxes of the Company or any Subsidiary (a “Tax Contest”), provided that (i) the Securityholders’ Representative, at the sole cost and expenses of the Securityholders, shall have the right to participate in any such Tax Contest to the extent it relates to Taxes or a Tax Return of the Company or any Subsidiary for a Pre-Closing Tax Period or Straddle Period and (ii) Parent, the Company and the Subsidiaries shall not settle or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which the Securityholders are liable under this Agreement without the permission of the Securityholders’ Representative (which will not be unreasonably withheld, delayed or conditioned).

(e)  Cooperation.  Parent, the Surviving Company and the Securityholders shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary; (ii) assist in any audit or other proceedings with respect to Taxes or Tax Returns of the Company or any Subsidiary (whether or not a Tax Contest); (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary; (iv) provide any information required to allow Parent, the Surviving Company, or any Subsidiary to comply with any information reporting or withholding requirements contained in the Code, the Canadian Tax Act or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f)  Transfer Taxes.  All Transfer Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Securityholders and fifty percent (50%) by Parent when due, and Parent and the Securityholders will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(g)  Conventions for Filing Tax Returns.  For purposes of preparing Tax Returns, the Securityholders, Parent and the Surviving Corporation agree as follows:

(i)  to the extent permissible under applicable Laws, the parties agree to elect to have the Tax year of the Company and any Subsidiary end on and include the Closing Date (for greater certainty, the Canadian Subsidiaries each shall make the election contemplated by subsection 256(9) of the Canadian Tax Act and any corresponding provincial provision to have the Tax year of each Canadian Subsidiary end immediately before the Effective Time);

(ii)  any deduction attributable to payment of the Option Consideration, the payment of which accrues on or prior to the Closing Date, shall be treated as arising in the Pre-Closing Tax Period; and

(iii)  unless otherwise required under applicable Law, all indemnification payments under this Agreement shall be reported as adjustments to the Merger Consideration for all relevant Tax purposes.

Section 6.10.  Continuing Director and Officer Indemnification.

(a)  From and after the Closing, Parent shall, or shall cause the Company and the Subsidiaries to, honor and fulfill the obligations of the Company and the Subsidiaries, to the Company’s and the Subsidiaries’ respective present and former directors, managers and officers (the “Indemnified Directors and Officers”) pursuant to the terms of the Certificate of Incorporation and Bylaws of the Company or other applicable organizational documents of the Company and the Subsidiaries and all obligations under any and all agreements set forth on Schedule 6.10. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the Certificate of Incorporation and Bylaws (or other applicable organizational document) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the Indemnified Persons, in each case in their capacities as directors, managers or officers of the Company and the Subsidiaries, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Certificate of Incorporation and Bylaws (or other applicable organizational document) of the Company and the Subsidiaries as of the date hereof, and, during such six-year period, except as required by applicable Law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the Indemnified Directors and Officers thereunder.

(b)  Prior to the Effective Time, the Company may purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the directors, managers and officers of the Company and the Subsidiaries in a form mutually acceptable to the Company and Parent, which shall provide such directors, managers and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, all premiums (whether due now or in the future) under any such policy shall be paid by the Company prior to the Effective Time. The obligations set forth in this Section 6.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Directors and Officers (or any other person who is a beneficiary under the D&O Tail Policy (and their heirs)) without the prior written consent of such affected Indemnified Director or Officer or other person who is a beneficiary under the D&O Tail Policy (and their heirs). Each of the Indemnified Directors and Officers or other persons who are beneficiaries under the D&O Tail Policy (and their heirs) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto.

(c)  This Section 6.10 (i) shall survive the consummation of the transactions contemplated hereunder, (ii) is intended to benefit the Indemnified Directors and Officers and their respective heirs, and (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Person may have against Parent or the Company first arising after the Closing Date by contract or otherwise. For the avoidance of doubt, nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or the Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.10 is not prior to or in substitution for any such claims under such policies.

Section 6.11.  Stockholders Consent.

(a)  The Company shall use its reasonable best efforts to obtain, as soon as reasonably practicable after the execution of this Agreement, the Requisite Stockholder Approval in accordance with applicable law, the Certificate of Incorporation and the Bylaws of the Company. The Requisite Stockholder Approval shall be irrevocable with respect to all shares of Company Stock that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b)  In the event that there are any holders of Company Stock who do not sign the Requisite Stockholder Approval, at Parent’s request (in its sole discretion), within ten (10) Business Days after the date on which the Company obtained the Requisite Stockholder Approval, the Company shall prepare and circulate to such non-consenting Stockholders an information statement (the “Information Statement”) in connection with the Company’s solicitation of acknowledgement of this Agreement and the Merger from such Stockholders. The Information Statement shall include the required notice under the DGCL that the holders of Company Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall explain that the board of directors of the Company unanimously recommended that the holders of Company Common Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Company Common Stock who did not execute the Requisite Stockholder Approval of the corporate action taken by those Stockholders who did execute the Requisite Stockholder Approval, and all such other information as Parent shall reasonably request. Any materials to be submitted to Stockholders by the Company in accordance with this Section 6.11(b) shall be subject to Parent’s advance review and approval.

Section 6.12.  Antitrust Laws.

(a)  Subject to the terms and conditions of this Agreement (including Section 6.5(a)), each of Parent, Merger Sub and the Company shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or prevention or lessening of competition through merger or acquisition.

(b)  In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take, or cause to be taken, all other commercially reasonable actions consistent with this Section 6.12 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent shall be solely responsible for any and all filing fees due under the HSR Act in connection with the filing described above and neither the Company nor any Securityholders shall have any liability with respect to the payment of such filing fees other than its own internal costs as well as costs and expenses of its advisors in connection therewith.

(c)  Each of Parent, Merger Sub and the Company shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private party, (ii) respond promptly to any request for information from a Governmental Entity in relation to the transactions contemplated hereby, (iii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) provide the other party with an opportunity to participate in any material meetings with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity, subject to applicable law, and provide the other party with an opportunity to review and provide comments on any material draft submissions, filings or other communications to be provided to the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity (any information contained in such draft submissions, filing or other communications that is competitively sensitive may be redacted from the version provided to the receiving party, subject to a non-redacted version being provided to the receiving party’s external counsel), and such providing party shall give due consideration to the comments received.

(d)  In furtherance and not in limitation of the covenants of the parties contained in this Section 6.12, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the transactions contemplated hereby; provided, however, that nothing in this Section 6.12 shall require Parent to agree to dispose or divest any of Parent’s (or its affiliates) or the Company’s (or the Subsidiaries) assets, businesses or product lines, or to enter into a hold separate arrangement.

(e)  Each of Parent’s, Merger Sub’s and the Company’s obligations under this Section 6.12(e) shall include, without limitation, but subject to the limitation set forth in Section 6.12(d), (i) the obligation to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging consummation of the Merger or the other transactions contemplated hereby, including seeking to avoid the entry of, or have reversed, terminated or vacated, any stay or other injunctive relief which could prevent or delay the Merger or the consummation of the transactions contemplated hereby and (ii) the obligation to use its reasonable best efforts to avoid or eliminate each impediment to satisfying the condition set forth in Section 7.1(a), in each of clauses (i) and (ii) so as to enable the Closing to occur as promptly as is reasonably practicable, but in any event prior to the Outside Date.

Section 6.13.  Employee Benefits.

For a period of twelve months immediately following the Effective Time, Parent, in its sole discretion, will either (a) continue (or cause the Company to continue) to maintain the Company Benefit Plans (other than equity-based compensation) on comparable terms as in effect immediately prior to the Effective Time, or (b) arrange for each participant (including, without limitation, all dependents) in the Company Benefit Plans (the “Company Participants”) to have benefits that are comparable to benefits (other than equity-based compensation) provided to similarly situated employees of Parent under plans of Parent or its applicable subsidiary (“Parent Plans”) as of the Effective Time. For purposes of each Parent Plan in which any Company Participant is eligible to participate after the Effective Time, Parent will use commercially reasonable efforts to (i) provide credit to each Company Participant for purposes of eligibility to participate and vesting under such Parent Plans for years of service with the Company (or any predecessors) prior to the Closing Date, (ii) waive any pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements (but only to the extent that such limitations, waiting periods and requirements were waived or satisfied under the applicable corresponding Company Benefit Plan), and (iii) provide credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date, in each of cases (i), (ii) and (iii), to the extent permitted by the terms of the applicable Parent Plan and not resulting in any duplication of benefits. Subject to applicable Law, Parent shall be liable for paying accrued vacation pay with respect to vacation accrued but unused by Company Participants up to the Closing Date under the vacation policies of the Company or its predecessors. Nothing in this Section 6.13 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Affiliates from amending any employee benefit plan, (iii) obligate Parent, the Company or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1.  Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the conditions set forth below, unless waived (to the extent such conditions can be waived) by Parent or the Company, as applicable.

(a)  Approvals.  All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained or made.

(b)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity nor other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Related Documents shall be in effect, and no Specified Request shall have been made.

(c)  Statutes.  No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Related Documents, by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or prevent the consummation of any material aspect of the transactions contemplated hereby or thereby, or (ii) render any party unable to consummate the transactions contemplated hereby or thereby.

(d)  Certificate of Merger.  The Certificate of Merger shall have been accepted for filing by the Secretary of State of the State.

Section 7.2.  Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by Parent):

(a)  Accuracy of Representations and Warranties.  All representations and warranties made by the Company in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (other than representations or warranties made herein as of a specified date, which representations and warranties shall be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement as of the Closing Date.

(c)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that has not been cured.

(d)  Company Certificate.  The Chief Executive Officer of the Company shall have executed and delivered to Parent a certificate as to compliance with the conditions set forth in Sections 7.2(a), (b) and (c).

(e)  Consents and Approvals.  Parent shall have received duly executed copies of all consents and approvals set forth on Schedule 7.2(e), in form and substance reasonably satisfactory to Parent and its counsel.

(f)  Ancillary Documents.  The Company shall have delivered, or caused to be delivered, to Parent the following:

(i)  the Payoff Letters (if applicable) which shall state that, if payment of the amounts set forth in the Payoff Letters is paid to the parties entitled to such amounts on the Closing Date, such parties will release any and all Liens that they or their Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to Parent all reasonably necessary documentation in form suitable for filing with all appropriate Governmental Entities);

(ii)  invoices or other written evidence reflecting all Selling Expenses;

(iii)  a counterpart to the Escrow Agreement, duly executed and delivered by the Securityholders’ Representative;

(iv)  a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (i) the Company’s and each Subsidiary’s organizational documents and the incumbency of the Company’s officers executing this Agreement and each Company Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Document to which it is a party;

(v)  a certificate of the secretary of state (or other applicable office) in which the Company and each of the Subsidiaries is organized and qualified to do business, dated as of a date not more than five (5) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent Tax status of the Company and each such Subsidiary;

(vi)  an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Closing Date, addressed to Parent in the form of Exhibit D attached hereto;

(vii)  a certificate, in form reasonably satisfactory to Parent, of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code;

(viii)  written resignations of the directors and officers of the Company set forth on Schedule 7.2(f)(viii);

(ix)  evidence of termination of the Investor Rights Agreement; and

(x)  a counterpart to the assumption agreement in the form attached hereto as Exhibit F, duly executed and delivered by the Company and the Subsidiaries.

(g)  Written Consent.  A true and correct copy of the executed irrevocable written consent in the form attached hereto as Exhibit E (the “Written Consent”) adopting and approving this Agreement, and constituting the Requisite Stockholder Approval, shall be delivered to Parent no later than 11:59 p.m. on the first Business Day following the date hereof (the “Stockholder Approval Delivery Deadline”).

(h)  Appraisal Rights.  Holders of not more than ten percent (10)% of the outstanding shares of Company Stock (as determined immediately prior to the Effective Time on an as converted to common stock basis) shall have demanded, properly and in writing, appraisal for shares of Company Stock held by such Stockholder in accordance with Section 262 of the DGCL.

(i)  Written Consent.  Holders of at least 75% of the outstanding shares of Company Stock (as determined immediately prior to the Effective Time on an as converted to common stock basis) shall have executed and delivered to the Company the Written Consent.

(j)  Resignations.  All of the directors of the Company and the Subsidiaries shall have resigned as such effective as of the Closing Date and, except as otherwise specified in writing by Parent to the Company prior to Closing, all of the officers of the Company and the Subsidiaries.

Section 7.3.  Conditions to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by the Company):

(a)  Accuracy of Representations and Warranties.  All representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (other than representations or warranties made herein as of a specified date, which representations and warranties shall be true and correct only as of such date), in each case, except for any failure to be so true and correct which has not had and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Parent or the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b)  Performance of Obligations by Parent and Merger Sub.  Parent and Merger Sub shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement as of the Closing Date.

(c)  Ancillary Documents.  Parent shall have delivered, or caused to be delivered, to the Company the following:

(i)  a counterpart to the Escrow Agreement, duly executed by Parent;

(ii)  a certificate, dated as of the Closing Date, signed by the Secretary of Parent, certifying as to (i) Parent’s articles of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Parent Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and each Parent Ancillary Document to which it is a party; and

(iii)  a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub, certifying as to (i) Merger Sub’s certificate of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Parent Ancillary Agreement to which it is a party and (ii) the resolutions of the board of directors of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and each Parent Ancillary Agreement to which it is a party.

ARTICLE VIII
TERMINATION

Section 8.1.  Termination.

This Agreement may be terminated at any time at or prior to the Closing Date by:

(a)  the mutual consent of Parent and the Company; or

(b)  Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement and such breach is not capable of being cured or has not been cured within twenty (20) days after the giving of notice thereof by Parent to the Company, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.2 to be satisfied; or (ii) the conditions set forth in Sections 7.1 or 7.2 shall not have been satisfied or waived (to the extent they may be waived) by May 15, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause (ii) of Section 8.1(b) shall not be available to Parent if its or Merger Sub’s breach of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date; or

(c)  the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement on its part contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within twenty (20) days after the giving of notice thereof by the Company to Parent, and if not capable of being cured or cured within such period, such breach would result in the failure of any of the conditions set forth in Section 7.1 or 7.3 to be satisfied;

or (ii) the conditions set forth in Sections 7.1 or 7.3 shall not have been satisfied or waived (to the extent they may be waived) by the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) of Section 8.1(c) shall not be available to the Company if its breach of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date; or

(d)  Parent or the Company, if (i) if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent by the Stockholder Approval Delivery Deadline; or (ii) any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and nonappealable.

Notwithstanding anything to the contrary contained herein, neither Parent nor the Company shall be entitled to terminate this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(c)(ii), as applicable, if a breach of this Agreement by Parent or Merger Sub on the one hand, or the Company, on the other hand, has prevented the satisfaction of a condition to the Closing.

Section 8.2.  Termination Procedures.

Any termination pursuant to Section 8.1(a) shall be effected by a written instrument signed by Parent and the Company, and any other termination pursuant to Section 8.1 shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

Section 8.3.  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to Section 8.1, no party will have any liability or any further obligation to any other party, except as provided in this Section 8.3 and except that nothing in this Agreement releases, or may be construed as releasing, Parent, Guarantor or the Company from any liability or damage to any other party arising out of such party’s willful default or material breach under this Agreement.

(b)  The obligations of the parties to this Agreement under Section 10.17 will survive any termination of this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.1.  Indemnification Generally.

(a)  By the Securityholders in Favor of the Parent Group.  From and after the Effective Time, by virtue of the adoption by the Stockholders of this Agreement (regardless of whether or not such Stockholder has actually voted his, her or its Company Stock in favor of the adoption of this Agreement) and/or by virtue of the acceptance of the applicable portions of the Merger Consideration by the Securityholders, the Securityholders agree to, severally and not jointly, subject to the provisions and limitations set forth in this Article IX, indemnify, defend and hold harmless each member of the Parent Group for any and all Losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication):

(i)  the inaccuracy or breach of any representation or warranty (without giving effect to any investigation of or updating with respect to the information contained in the representations and warranties or on the Schedules attached hereto) of the Company contained in this Agreement;

(ii)  the breach of any agreement or covenant of the Company contained in this Agreement;

(iii)  any Selling Expenses that are not paid or not required pursuant to this Agreement to be paid at or prior to the Closing;

(iv)  any Indebtedness that is not paid or not required pursuant to this Agreement to be paid at or prior to the Closing;

(v)  any claim to the extent relating to transactions contemplated by this Agreement brought by a holder of Company Stock in its capacity as a Securityholder, in each case, against the Company, any of the Subsidiaries or any of their respective officers or directors who hold such positions at or prior to the Effective Time; and

(vi)  any payments with respect to Dissenting Shares in excess of the amounts payable in accordance with Section 3.1;

(vii)  any payments contemplated by Section 3.1(c) with respect to any Company Warrants that are outstanding and out-of-the-money as of the Effective Time;

(viii)  if a Release Event has not occurred on or before the Closing Date, the Specified Indemnity Matters Group A; and

(ix)  the Specified Indemnity Matters Group B.

Notwithstanding anything else to the contrary in Section 9.1(a)(viii), if a Release Event has occurred on or before the Closing Date, but all amounts payable by the Company or any of its Subsidiaries with respect thereto have not been paid as of the Closing Date, the Parent Group shall be entitled to indemnification by the Securityholders in accordance with Schedule 9.1.

(b)  By Parent in Favor of the Seller Group.  From and after the Effective Time, Parent agrees, subject to the provisions set forth in this Article IX, to indemnify, defend and hold harmless each member of the Seller Group for any and all Losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication):

(i)  the inaccuracy or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement; or

(ii)  the breach of any agreement or covenant of Parent or Merger Sub to be performed by Parent or Merger Sub contained in this Agreement.

(c)  For purposes of this Article IX only, once it has been established that there has been any inaccuracy or breach of any representation or warranty, or any breach of any covenant by the Company or Parent and Merger Sub, as the case may be, and solely for purposes of determining the amount of Losses suffered (separate and apart from establishing that there has been any inaccuracy or breach of any representation or warranty, or any breach of any covenant, by the Company or Parent and Merger Sub, as the case may be) as a result of any such inaccuracy or breach, any representation, warranty or covenant, given or made by such Person that is qualified or limited in scope as to materiality, “Material Adverse Effect” or similar qualifications shall be deemed to be made or given without such qualification for purposes of determining the amount of such Losses.

Section 9.2.  Limitations on Indemnification.

(a)  De Minimis Threshold and Indemnity Basket.  Subject to Section 9.2(c), the Parent Group shall not have the right to (i) recover Losses under this Article IX relating to any individual claim or series of related claims based on a similar set of operative facts unless such claim or series of related claims is greater than $15,000 (the “De Minimis Amount”), in which case the Parent Group shall be entitled to recover for all such Losses in connection with such claim or series of related claims (including the De Minimis Amount) and (ii) be indemnified pursuant to Sections 9.1(a)(i) and 9.1(a)(ii) unless and until the Parent Group shall have incurred on a cumulative basis aggregate Losses in an amount exceeding $1,000,000 (the “Indemnity Threshold”), in which case the Parent Group shall be entitled to seek indemnification for all such Losses, including the initial $1,000,000, but subject to the De Minimis Amount limitations; provided, however, that the Indemnity Threshold shall not apply to Losses to the extent arising from, in connection with, or as a result of (x) any breach by the Company of the Fundamental Representations or the Tax Representations, (y) any fraudulent breach by the Company of any representation or warranty and (z) any fraudulent or knowing and intentional breach by the Company of any covenant contained in this Agreement; provided further, however, that Losses in connection with any individual claim or series of related claims based on a similar set of operative facts that do not exceed the De Minimis Amount shall be disregarded for the purposes of determining whether the Indemnity Threshold is exceeded.

(b)  Indemnity Cap.  Subject to Section 9.2(c), the sum of all Losses pursuant to which indemnification is payable by the Securityholders pursuant to Section 9.1(a) shall not exceed, in the aggregate, the General Escrow Amount (the “Cap Amount”), and recovery from the General Escrow Funds shall be the sole and exclusive remedy for all Losses as a result of any of the matters listed in Section 9.1(a) above.

(c)  Exceptions to the Indemnity Cap.

(i)  Subject to Section 9.2(c)(ii) and Section 9.2(d), the Cap Amount shall not apply to the rights of the Parent Group to be indemnified pursuant to Section 9.1(a) with respect to Losses to the extent arising from, in connection with, or as a result of (v) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (w) any fraudulent breach by the Company of any representation or warranty contained in this Agreement, (x) any breach by the Company of the Fundamental Representations, the Tax Representations, or the Employee Benefits Representations, (y) Section 9.1(a)(viii) or (z) Section 9.1(a)(ix).

(ii)  Notwithstanding anything to the contrary contained herein, in no event will the Securityholders’ aggregate liability under this Agreement exceed the amount of Merger Consideration actually received by the Securityholders (the “Purchase Price Cap”), and no individual Securityholder shall be liable to indemnify for any Losses in excess of his, her or its Responsible Pro Rata Portion of the Merger Consideration actually received by such Securityholder at such time, in each case, subject further to Section 9.2(d) and the following additional limitations:

(A)  the sum of all Losses pursuant to which indemnification is payable by the Securityholders with respect to Losses incurred in connection with the Specified Indemnity Matters Group A, when combined with all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX other than with respect to Losses to the extent arising from, in connection with, or as a result of (w) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (x) any fraudulent breach by the Company of any representation or warranty contained in this Agreement, (y) any breach by the Company of the Fundamental Representations, the Tax Representations or the Employee Benefits Representations or (z) Section 9.1(a)(ix), shall not exceed the Supplemental Cap Amount;

(B)  the sum of all Losses pursuant to which indemnification is payable by the Securityholders with respect to breaches of the Employee Benefits Representations, when combined with all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX other than with respect to Losses to the extent arising from, in connection with, or as a result of (w) any knowing and intentional breach by the Company of any covenant contained in this Agreement, (x) any fraudulent breach by the Company of any representations or warranty contained in this Agreement, (y) any breach by the Company of the Fundamental Representations or the Tax Representations, or (z) Section 9.1(a)(ix), shall not exceed Forty Two Million Dollars ($42,000,000) (the “Employee Benefits Cap Amount”); and

(C)  the sum of all Losses pursuant to which indemnification is payable by the Securityholders under this Article IX shall not exceed the Purchase Price Cap.

For the avoidance of doubt, the parties acknowledge and agree that the liability limits in Article IX are overlapping such that each Securityholder’s Responsible Pro Rata Portion of any such lower liability amount is included within, and not additive to, such Securityholder’s Responsible Pro Rata Portion of any such higher liability limits, except to the extent provided in Section 9.2(c)(ii).

(d)  Except as otherwise provided in this Section 9.2(d), in no event shall any Securityholder be obligated to indemnify the Parent Group for any Loss pursuant to this Article IX in excess of such Securityholder’s Responsible Pro Rata Portion of such Loss, nor, to the extent that Section 9.2(b) or 9.2(c) applies, shall any Securityholder be obligated to indemnify the Parent Group hereunder for any amount in excess of such Securityholder’s Responsible Pro Rata Portion of the Cap Amount, the Supplemental Cap Amount, the Employee Benefits Cap Amount or the Purchase Price Cap, as the case may be, which in all cases shall not exceed the Purchase Price Cap. Any claims for fraud by any Securityholder shall be made against such Securityholder individually and not against the Escrow Account or any other Securityholder.

(e)  By virtue of the acceptance of the applicable portions of the Merger Consideration by the Securityholders, the Securityholders waive any right to (i) seek contribution or other payment from the Company or any of the Subsidiaries with respect to Losses for which it is required to indemnify the Parent Group pursuant to this Article IX or (ii) bring a claim against the current or former directors, managers or officers of the Company or any of the Subsidiaries as a result of Losses for which they are required to indemnify the Parent Group pursuant to this Article IX; provided however, that without limiting the provisions of Section 6.10, the foregoing is not intended to be and shall not act as a limitation on any right of indemnification, contribution or reimbursement that such Securityholder may have against the Company or any of the Subsidiaries in his or her capacity as a current or former director or officer of the Company or any of the Subsidiaries.

(f)  Notwithstanding anything herein to the contrary, in no event shall any Securityholder be obligated to indemnify the Parent Group for any Loss pursuant to this Article IX related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carry-forward, capital loss carry-forward, or tax credit carry-forward) of the Company or its Subsidiaries arising in a Pre-Closing Tax Period (the “Pre-Closing Tax Assets”), or the inability of the Parent Group or the Surviving Corporation to utilize the Pre-Closing Tax Assets, except to the extent a diminution of or inability to utilize the Pre-Closing Tax Assets results in Taxes in a Pre-Closing Tax Period.

(g)  Except as otherwise provided in this Agreement, in no event shall any Securityholder be obligated to indemnify the Parent Group for any Losses pursuant to this Article IX to the extent the amount of such Losses were (i) included as Liabilities in the calculation of Estimated Excess Cash or Final Excess Cash and/or (ii) reserved or accrued for in the Latest Balance Sheet.

(h)  Losses shall be calculated net of actual recoveries under existing insurance policies (net of any actual collection costs and reserves and deductibles); provided, however, that nothing set forth in this Section 9.2(h) shall be deemed to require or obligate any Indemnified Person to seek or continue to pursue recovery under any insurance policy with respect to any amount of Loss. Losses shall be calculated net of any Tax benefits that the indemnified party (or related Person) actually realizes in the taxable year of the Loss, any prior taxable year or the immediately succeeding taxable year, in each case, as a result of such Loss.

(i)  In the event the Closing occurs, the foregoing indemnification provisions in this Article IX will be the exclusive remedy of the Parent Group against the Securityholders and the Seller Group against Parent for Losses under this Agreement; provided, that (i) nothing herein is intended to limit or waive any claims for fraud or any other claims in tort brought against an individual tortfeasor or waive any equitable remedies to which a party may be entitled and (ii) there shall not be any double recovery to the extent a claim is asserted pursuant to this Article IX arising from, in connection with, or as a result of any fraudulent breach by the Company of any representation or warranty contained in this Agreement.

Section 9.3.  Assertion of Claims; Payment of Claims.

(a)  No claim shall be brought under Section 9.1 unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, determined in good faith based on the facts and circumstances existing at the time or (ii) written notice pursuant to Section 9.4 of any Third Party Claim, the existence of which would give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal Proceedings subsequent to the Survival Date for the enforcement of their rights under Section 9.1. Subject to the limitations otherwise described in Article IX, the Securityholders’ indemnification obligations under this Article IX include, without limitation, the obligation to pay and reimburse the Parent Group for all Losses determined to be indemnifiable hereunder in accordance with the provision of this Agreement, whether or not arising due to Third Party Claims. Following the delivery of any such notice of claim, the Securityholders’ Representative and its representatives and agents shall be given such access as they may reasonably require to the books and records of the Surviving Corporation for the purposes of resolving any disputes or responding to any matters or inquiries raised in the notice of claim. For the avoidance of doubt, with respect to each provision in this Article 9 where the Indemnified Person(s) or the Indemnifying Person(s) is/are, collectively, the Securityholders, then in each such case all references to such Indemnified Person(s) or Indemnifying Person(s), as the case may be, shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Securityholders’ Representative acting on behalf of such Indemnified Person(s) or Indemnifying Person(s), as applicable).

(b)  Subject to Section 9.3(c), upon a determination of Losses resulting from any of the indemnifiable matters described in Sections 9.1(a) or 9.1(b), the Indemnifying Persons shall pay or cause to be paid to the Indemnified Persons the amount so determined within five (5) Business Days after the date of determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Persons shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

(c)  Any obligation of the Securityholders to indemnify the Parent Group shall be satisfied:

(A)  in the case of any Loss arising from, in connection with, or as a result of the Specified Indemnity Matters Group A, as set forth in Schedule 9.1;

(B)  in all other cases, first, by recourse to the General Escrow Funds until such funds are depleted; and

(C)  thereafter, severally from the Securityholders by prompt payment to Parent or the appropriate member of the Parent Group with respect to matters for which the Cap Amount does not apply, if the balance of the General Escrow Funds is insufficient or unavailable to satisfy the entire amount of such payments to be made to Parent (including as a result of the funds contained in the Escrow Account being paid to the Securityholders pursuant to the terms hereof) (the amount of such insufficiency, the “Shortfall Amount”), based on such Securityholders’ Responsible Pro Rata Portions of the Shortfall Amount, subject to the limitations set forth in Section 9.2(c).

Section 9.4.  Notice and Defense of Third Party Claims.

The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of Liability by a third party against or involving an Indemnified Person (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below; provided, however, that the obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the Specified Indemnity Matters Group A shall be subject to the terms and conditions set forth on Schedule 9.1.

(a)  The Indemnified Persons shall give prompt (but in any event within thirty (30) days, which, for the avoidance of doubt, the parties are not acknowledging means “prompt”) written notice to the Indemnifying Persons (or, in the case of a claim by a member of the Parent Group, to the Securityholders’ Representative) of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim and the amount thereof to the extent known and determined in good faith based on the facts and circumstances existing at the time; provided, however, that no delay, including any notice provided beyond such thirty (30) day period, on the part of the Indemnified Persons in notifying the Indemnifying Persons (or the Securityholders’ Representative, as applicable) shall relieve the Indemnifying Persons from any Liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

(b)  If within twenty (20) days after delivery of such notification, the Indemnified Persons shall have received written notice from the Indemnifying Person acknowledging, in a writing, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Person shall have the right to assume the defense of such Third Party Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by outside counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the outside counsel to such Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons; (iii) such action would reasonably be expected to adversely affect the Indemnified Person’s Tax liability; (iv) such action or Proceeding involves criminal liability; or (v) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim within the twenty (20)-day period described above.

(c)  If the Indemnifying Person elects to assume the defense of any such Third Party Claim (under circumstances in which the proviso in Section 9.4(b) is not applicable), the Indemnifying Person shall consult with Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of Indemnified Persons shall be paid by Indemnified Persons. If the Indemnifying Person fails to defend a Third Party Claim, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Person fails to prosecute or withdraws from such defense, the Indemnified Person shall have the right to undertake the defense or settlement thereof, at the Indemnifying Person’s expense. If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Person prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed; provided however that except with the consent of the Indemnifying Person, no such settlement shall be determinative of whether there is any underlying basis for indemnification under this Article IX nor the amount of Losses relating to such Third Party Claim.

(d)  If the Indemnifying Person exercises its right to assume the defense of a Third Party Claim, it shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

(e)  To the extent there is an inconsistency between this Section 9.4 and Section 6.9 as to any Tax matter, the provisions of Section 6.9 shall govern.

Section 9.5.  Survival of Representations and Warranties; Release of Escrow Funds.

(a)  Subject to the further provisions of this Section 9.5(a), the representations and warranties of the parties contained in this Agreement shall survive for a period of eighteen (18) months following, and calculated from, the Closing Date (the “Escrow Period”); provided, however, that the Fundamental Representations, the Tax Representations and the Employee Benefits Representations shall survive the Closing Date until the expiration of the statute of limitations (after taking into account any waiver, extension, tolling or mitigation thereof, in each case, in accordance with applicable Law), if any, applicable to the subject matters set forth therein. The covenants and agreements contained herein shall survive the Closing Date indefinitely for purposes of any claim of nonfulfillment, nonperformance or breach thereof, unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term, and in each case until such claim has been finally resolved. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.” It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 9.5 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.

(b)  Each party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other party set forth in this Agreement which have been or are made in favor of such party, and the rights of the Parent Group under this Article IX shall not be affected notwithstanding (i) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, (ii) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the parties hereto, the Closing hereunder, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation, or (iv) the Closing hereunder.

(c)  Subject to the terms of the Escrow Agreement and Section 10.1(c), the Escrow Account shall be in existence immediately following the Effective Time, and the Escrow Funds (less any amount which is reasonably necessary to satisfy any unresolved or unsatisfied claims for Losses specified in a notice delivered to the Securityholders’ Representative pursuant to Section 9.3 or Section 9.4 prior to the expiration of the Escrow Period) shall be released from the Escrow Account no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following the termination of the Escrow Period. Upon the release of the Escrow Funds, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Funds no longer reasonably necessary to satisfy any then pending claims against the Escrow Account and shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Funds, if any, following resolution of all such claims. Notwithstanding the foregoing, to the extent that the Supplemental Escrow Amount is deposited in the Escrow Account in accordance with Section 3.2(b)(iv), any amounts remaining of the Supplemental Escrow Funds shall be released from the Escrow Account prior to the expiration of the Escrow Period no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following the occurrence of a Release Event. Upon such release of the Supplemental Escrow Funds, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Supplemental Escrow Funds.

Section 9.6.  Guarantee.

(a)  Guarantor hereby guarantees the full and prompt payment and performance when due of all present and future obligations, liabilities and indebtedness of Parent to the Seller Group arising under this Agreement at or prior to the Effective Time (collective, the “Guaranteed Obligations”). The Seller Group may have immediate recourse against Guarantor for full and immediate payment of the Guaranteed Obligations at any time after the Guaranteed Obligations, or any part thereof, have not been paid in full when due or performed when required by this Agreement. This is a guarantee of payment, and not of collection, and Guarantor therefore agrees that the Seller Group shall not be obligated prior to seeking recourse against or receiving payment from Guarantor to do any of the following acts (although Seller Group may do so, in whole or in part, at its option), the performance of each of which is hereby unconditionally waived by Guarantor: (a) take any steps whatsoever to collect from Parent or to file any claim of any kind against Parent; or (b) in any other respect exercise any diligence whatsoever in collecting or attempting to collect the Guaranteed Obligations by any means. No delay on the part of the Seller Group in exercising any of their options, powers or rights, or partial or single exercise thereof, under this Section 9.6 will constitute a waiver thereof. If any provision of this Section 9.6 is determined to be illegal, unconscionable or unenforceable, all other terms and provisions hereof will nevertheless remain effective and will be enforced to the fullest extent permitted by law. Following the Closing, the provisions of this Section 9.6 shall automatically terminate and Guarantor shall have no further obligations hereunder.

(b)  This Guaranty is absolute, unconditional, continuing and irrevocable, and is in no way conditioned on, contingent upon or affected by the existence or continuance of Parent as a legal entity, the consolidation or merger of Parent with or into any other entity, the sale, lease or disposition by Parent of all or substantially all of its assets to any other entity, or the bankruptcy or insolvency of Parent, the admission by Parent of its inability to pay its debts as they mature, or the making by Parent of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. The Seller Group may, at any time and from time to time, to the extent in accordance with this Agreement, without the consent of or notice to Guarantor (except such notice as may be required by applicable statute which cannot be waived), without impairing or releasing the obligations of Guarantor hereunder, (i) amend or supplement the terms of this Agreement or any documents, instruments or agreements executed in connection herewith (including the Guaranteed Obligations) or (ii) exercise or refrain from exercising any rights against Parent or Guarantor or otherwise act or refrain from acting.

(c)  Guarantor, to the extent permitted under applicable law, hereby waives (i) any right to require the Seller Group to (A) proceed against Parent, (B) proceed against or exhaust any security (if any) received from Parent or (C) pursue any other right or remedy in the Seller Group’s power whatsoever, (ii) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of Guarantor against Parent, or any security (if any), (iii) any right to exoneration of sureties which would otherwise be applicable, (iv) any right of subrogation or reimbursement, and (v) any right to be informed of the financial condition of Parent or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Guaranteed Obligations. Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of Parent and of other circumstances affecting such nonpayment and nonperformance risks.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1.  Securityholders’ Representative.

(a)  Shareholder Representative Services LLC is hereby constituted and appointed as agent and attorney in fact for and on behalf of each of the Securityholders (the “Securityholders’ Representative”). Without limiting the generality of the foregoing, the Securityholders’ Representative has full power and authority, on behalf of each Securityholder and his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, including the Escrow Agreement; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; (v) give and receive notices and communications; (vi) engage counsel, and such accountants and other advisors or experts for the Securityholders and incur such other expenses on behalf of the Securityholders in connection with this Agreement and the transactions contemplated hereby as the Securityholders’ Representative may deem appropriate; and (vii) take all actions necessary or appropriate in the judgment of Securityholders’ Representative on behalf of the Securityholders in connection with this Agreement.

(b)  If a Person serving as the Securityholders’ Representative resigns or for any other reason ceases to serve in such capacity, then by written notice to Parent, signed by Securityholders holding (or who held immediately prior to the Effective Time) a majority of the shares of Company Stock determined in a fully diluted basis, a successor Securityholders’ Representative named in such notice will be substituted for the Person who ceased to serve.

(c)  By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Securityholder grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Securityholders’ Representative may lawfully do or cause to be done by virtue hereof. Each Securityholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Securityholders’ Representative of any documents executed by the Securityholders’ Representative pursuant to this Section 10.1, such Securityholder shall be bound by such documents as fully as if such Securityholder had executed and delivered such documents. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall receive no compensation for its services other than pursuant to the terms of that certain Securityholders’ Representative Agreement, dated on or about the date hereof, by and among the Securityholders’ Representative, the Company and certain of the Securityholders (the “Securityholders’ Representative Agreement”). Each Securityholder hereby agrees to receive correspondence from the Securityholders’ Representative, including in electronic form.

(d)  Each Securityholder acknowledges and agrees that the Securityholders’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Securityholders’ Representative deems appropriate in the Securityholders’ Representative’s sole discretion. No Person serving as the Securityholders’ Representative shall have any liability to any Person in connection with any act or omission as the Securityholders’ Representative, except for such Person’s willful misconduct or gross negligence. The Securityholders’ Representative shall not have any implied duties or obligations. The Securityholders’ Representative may rely upon any instrument which the Securityholders’ Representative in good faith believes to be genuine. The Securityholders’ Representative may consult legal counsel selected by it in the event of any dispute or question relating to this Agreement or any of the transactions or documents contemplated in connection with this Agreement, or in connection with the conduct of the Securityholders’ Representative’s duties. Each Securityholder further agrees to indemnify and hold the Securityholders’ Representative harmless from and against any loss, liability or expense arising in connection with any act or omission as the Securityholders’ Representative, in each case as such loss, liability or expense is incurred or suffered; provided that in the event it is finally adjudicated that any such loss, liability or expense was primarily caused by the Securityholders’ Representative’s gross negligence or willful misconduct, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified loss, liability or expense attributable to such gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such losses, liabilities or expenses may be recovered by the Securityholders’ Representative from (i) the funds in the Expense Fund and (ii) if the Expense Fund is depleted, the amounts in the Escrow Account otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholders’ Representative to the Escrow Agent; provided that while this section allows the Securityholders’ Representative to be paid from the Expense Fund and/or the Escrow Account, this does not relieve the Securityholders from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise.

(e)  A decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all Securityholders and shall be final, binding and conclusive upon each such Securityholder, Parent, Merger Sub and Company and their respective Affiliates may rely upon any decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of each and every Securityholder. Each of Parent, Merger Sub, Company and their respective Affiliates is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Securityholders’ Representative. In furtherance of the foregoing, any reference to a power of Securityholders under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Securityholders’ Representative.

(f)  The Expense Amount shall be held by the Securityholders’ Representative in a segregated client bank account (the “Expense Fund”) and shall be used solely for the purposes of paying directly or reimbursing the Securityholders’ Representative for any third party expenses or other expenses or obligations incurred by or that are the responsibility of the Securityholders’ Representative pursuant to this Agreement, the Escrow Agreement or the Securityholders’ Representative Agreement. The Securityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders shall not receive interest or other earnings on the Expense Fund and the Securityholders irrevocably transfer and assign to the Securityholders’ Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund. The Securityholders acknowledge that the Securityholders’ Representative is not providing any investment supervision, recommendations or advice. The Securityholders’ Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the expiration of the Escrow Period and the resolution in full of all pending claims against the Escrow Account, if any, under the terms set forth herein, the Securityholders’ Representative shall disburse the balance of the Expense Fund to the Escrow Agent to be disbursed to the Securityholders in accordance with the Escrow Agreement. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

Section 10.2.  Specific Performance and Other Remedies.

The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, shall be entitled to specific performance of such covenant or agreement or may seek any other equitable relief, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

Section 10.3.  Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and the fees prepaid) as follows:

If to the Company:	OPENLANE, Inc. 2200 Bridge Parkway Suite 202 Redwood City, CA 94065 Facsimile: (650) 412-4001 Attention: Peter Kelly Chief Executive Officer
With a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Facsimile No.: (650) 493-6811 Attention: Jon C. Avina Lawrence M. Chu
If to the Securityholders’ Representative:	Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Telephone: (415) 367-9400
Facsimile: (415) 962-4147
Email: deals@shareholderrep.com
Attention: Managing Director
In all cases, with a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Facsimile No.: (650) 493-6811 Attention: Jon C. Avina Lawrence M. Chu
If to Parent, Merger Sub or Guarantor:	KAR Auction Services, Inc. 13085 Hamilton Crossing Blvd. Carmel, IN 46032 Facsimile: (317) 249-4518 Attention: Rebecca C. Polak Executive Vice President and General Counsel
With a copy (which shall not constitute notice) to:	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Facsimile: (312) 558-5700 Attention: Leland E. Hutchinson Brian M. Schafer

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 10.4.  Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 10.5.  Assignment; Successors in Interest.

No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, that Parent and Merger Sub may assign any or all of their rights, obligations and interests hereunder without any such written consent to any Affiliate of Parent or Merger Sub or to any of Parent’s or Merger Sub’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. This Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

Section 10.6.  Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 10.7.  Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 10.8.  Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented prior to the Effective Time except by written agreement of the parties, other than the Guarantor and the Securityholders’ Representative (except that no amendments may be made to (i) Section 9.6 without the written agreement of the Guarantor and (ii) to Section 10.1 without the written agreement of the Securityholders’ Representative). Notwithstanding the foregoing, no amendment, modification or supplement to this Agreement that affects the rights and obligations of the Securityholders’ Representative shall be binding on the Securityholders’ Representative unless executed by the Securityholders’ Representative. This Agreement may not be amended, modified or supplemented after the Effective Time except by written agreement of the parties (including, for the avoidance of doubt, the Securityholders’ Representative), other than the Guarantor (except that no amendments may be made to Section 9.6 without the written agreement of the Guarantor).

Section 10.9.  Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties agree that, after a legal dispute is before a court as specified in this Section 10.9, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 10.10.  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11.  Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 10.12.  Counterparts.

This Agreement may be executed in two (2) or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 10.13.  Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement (other than (A) following the Effective Time, the rights of Securityholders to receive payment in accordance with Section 3.3, (B) the right of the Company on behalf of its Securityholders, to pursue damages or equitable remedies in the event of Parent’s or Merger Sub’s breach of this Agreement and (C) the rights conferred on the Indemnified Parties under Article IX and the Indemnified Directors and Officers pursuant to Section 6.10).

Section 10.14.  Waiver.

Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such party with respect to the matters relating to such waived condition. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.15.  Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 10.16.  Cooperation Following the Closing.

Following the Closing, each of the parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

Section 10.17.  Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) Parent and Merger Sub will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) the Securityholders will pay all of the fees, costs and expenses of the Company, the Securityholders and the Securityholders’ Representative incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 10.18.  Interpretation; Construction.

(a)  The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The term “delivered” or “made available” means that the Company has posted such materials to the virtual data room hosted by Merrill Corporation in connection with the negotiation of this Agreement. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is reasonably apparent on its face or described in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Any dollar amounts or thresholds indicated in this Agreement shall not be an admission or be reflective of what is or may be deemed to be material or a “Material Adverse Effect.”

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY

OPENLANE, INC.

By:	/s/ Peter Kelly Name: Peter Kelly Title: Chief Executive Officer

MERGER SUB

RILEY ACQUISITION, INC.

By:	/s/ James P. Hallett Name: James P. Hallett Title: President

PARENT

ADESA, INC.

By:	/s/ Thomas J. Caruso Name: Thomas J. Caruso Title: CEO and President

GUARANTOR

KAR AUCTION SERVICES, INC.

By:	/s/ James P. Hallett Name: James P. Hallett Title: President

SECURITYHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

By:	/s/ Paul Koenig Name: Paul Koenig Title: Managing Director

Annex B

STOCKHOLDER ACKNOWLEDGMENT

OPENLANE, INC.

STOCKHOLDER ACKNOWLEDGMENT

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of August 15, 2011 (the “Merger Agreement”), by and among ADESA, Inc., a Delaware corporation and a wholly owned subsidiary of KAR Auction Services, Inc. (the “Purchaser”), Riley Acquisition, Inc., a wholly owned subsidiary of the Purchaser, (the “Merger Sub”), OPENLANE, Inc. (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company’s Securityholders (the “Securityholders’ Representative”), and, solely with respect to Section 9.6 thereof, KAR Auction Services, Inc., a Delaware corporation (“Guarantor”); (ii) that certain proxy statement, dated as of September 8, 2011 (the “Proxy Statement”), delivered to the undersigned stockholder by the Company in connection with the proposed merger of the Company with and into the Merger Sub pursuant to the terms of the Merger Agreement (the “Merger”); and (iii) the Action by Written Consent of the Stockholders of the Company, effective August 16, 2011, in the form attached hereto as Exhibit A (the “Merger Resolutions”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement.

The undersigned stockholder hereby approves and ratifies the Merger Resolutions adopted by the requisite vote of the Company’s stockholders on August 16, 2011. In addition, the undersigned stockholder hereby expressly agrees and acknowledges:

•	That you are aware of the availability of appraisal rights under Section 262 of the DGCL, in connection with the Merger (under Delaware law, OPENLANE stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal within 20 days of the mailing of the Proxy Statement and comply with the other statutory procedures set forth in Section 262 of Delaware General Corporation Law);
•	That you agree to irrevocably and unconditionally waive, cause to be waived, and prevent the exercise of any rights of appraisal, any dissenters rights and any similar rights relating to the Merger that the you may have by virtue of, or with respect to, any shares of capital stock of the Company owned by you (including those rights pursuant to Section 262 of the DGCL);
•	That you agree to irrevocably nominate, constitute and appoint Shareholder Representative Services LLC, as the Securityholders’ Representative;
•	That you agree to be bound by the provisions of the Merger Agreement requiring that a portion of the Merger Consideration otherwise payable to you in the Merger be held in escrow pursuant to the terms of the Merger Agreement to partially secure the indemnification obligations of the Securityholders under the Merger Agreement;
•	That you agree to be bound by the indemnification obligations contained in Article IX of the Merger Agreement;
•	That you waive any notice rights you might have with respect to the Merger; and
•	If you are a holder of Preferred Stock and are a party to that certain Third Amended and Restated Investors’ Rights Agreement dated October 29, 2008, that you approve of the termination such agreement, effective as of and contingent upon the effective time of the Merger.

(signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Stockholder Acknowledgment as of the date set forth below.

(Entity Name(s), if applicable)
By: Name: Title:
Dated:

Exhibit A to the Stockholder Acknowledgment

Action by Written Consent of the Stockholders of the Company

In accordance with Sections 228 and 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Bylaws of OPENLANE, Inc., a Delaware corporation (the “Company”), the undersigned holders of Company Stock constituting the holders of the outstanding shares of Company Common Stock and Company Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted (the “Requisite Vote”), hereby adopt the following resolutions effective as of August 16, 2011, the first day on which the Requisite Vote is obtained.

WHEREAS, pursuant to that certain Agreement and Plan of Merger attached hereto as Exhibit A (the “Merger Agreement”) by and among ADESA, Inc., a Delaware corporation and a wholly owned subsidiary of KAR Auction Services, Inc. (the “Purchaser”), Riley Acquisition, Inc., a wholly owned subsidiary of the Purchaser, (the “Merger Sub”), the Company, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company’s Securityholders (the “Securityholders’ Representative”), and, solely with respect to Section 9.6, KAR Auction Services, Inc., a Delaware corporation (“Guarantor”) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving and becoming a wholly owned subsidiary of the Purchaser, upon the terms and subject to the conditions set forth in the Merger Agreement (each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Merger Agreement);

WHEREAS, in connection with the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, all Company Options will have their vesting accelerate in full contingent upon the consummation of the Merger and the Company shall cause all Company Options issued and outstanding at such time, whether vested or unvested, to be, in connection with the Merger, cancelled and terminated and automatically converted into and represent only the right to receive, with respect to each share of Company Common Stock subject to such Company Option, an amount in cash equal to the Option Consideration;

WHEREAS, in connection with the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, the Company shall use reasonable best efforts to cause all Company Warrants issued and outstanding immediately prior to the Effective Time to be cancelled and terminated and automatically converted into and represent only the right to receive, with respect to each share of Company Stock subject to such Company Warrant, an amount in cash equal to the Warrant Consideration;

WHEREAS, each of the undersigned Stockholders understands and agrees that by executing and delivering this action by written consent such Stockholder will be deemed to approve the appointment and designation of the Securityholders’ Representative, as representative for all Securityholders, including such Stockholder, under the Merger Agreement and the Escrow Agreement by and among the Purchaser, the Securityholders’ Representative and Wells Fargo Bank, National Association, a national banking association, as the Escrow Agent (the “Escrow Agreement”). The Securityholders’ Representative shall act as the attorney-in-fact on behalf of the Securityholders with respect to certain matters as set forth in the Merger Agreement and the Escrow Agreement and take any and all actions and make any decisions required or permitted to be taken or made under the Merger Agreement and the Escrow Agreement in accordance with their terms;

WHEREAS, pursuant to the Merger Agreement, by virtue of the adoption of the Merger Agreement by the Securityholders of the Company, including each of the undersigned Stockholders, are required to, severally, and not jointly, subject to the provisions and limitations set forth in the Merger Agreement, indemnify, defend and hold harmless each member of the Parent Group for any and all Losses they suffer, sustain or incur to the extent arising from, in connection with, or as a result of (without duplication) the inaccuracy or breach of the representations and warranties of the Company contained in the Merger Agreement, the breach of any agreement or covenant of the Company contained in the Merger Agreement, the failure of the Company to pay certain transaction expenses prior to the closing of the Merger, any outstanding indebtedness of the Company at the closing of the Merger, certain claims made by Stockholders of the Company in their capacity as such, including claims with respect to Dissenting Shares, certain amounts paid to holders of Company Warrants, and certain pending litigation, all as more fully described in the Merger Agreement;

WHEREAS each of the undersigned stockholders have reviewed the terms of the Merger Agreement, the Escrow Agreement and such other information as they believe necessary to make an informed decision in connection therewith, and such stockholders have had the opportunity to consult with their own legal, tax and financial advisors regarding the consequences to them of the Merger, the Merger Agreement, the Escrow Agreement, the execution of this action by written consent and the consummation of the transactions contemplated thereby and hereby; and

WHEREAS, the board of directors of the Company (the “Board”) has (i) unanimously approved the Merger Agreement and all other ancillary agreements contemplated thereby to which the Company is a party, (ii) determined that the Merger is advisable, fair to, and in the best interests of the Company and the Company’s Stockholders, and (iii) recommends that the Company’s Stockholders approve the Merger and adopt the Merger Agreement.

NOW, THEREFORE, BE IT RESOLVED:

Adoption of the Merger Agreement and Approval of the Merger

RESOLVED:  That the Merger, the Merger Agreement and the transactions and agreements contemplated thereby (including, without limitation, the allocation of the consideration payable thereunder, and the escrow and indemnification obligations as set forth therein), be, and hereby are, approved and adopted.

RESOLVED FURTHER:  That each of the undersigned Stockholders agrees that the approval and adoption of the Merger Agreement and approval of the Merger by the Stockholders pursuant to this Written Consent shall constitute approval by such stockholders of specific terms of the Merger.

RESOLVED FURTHER:  That each of the undersigned Stockholders hereby agrees to be bound by the terms and conditions of the Merger Agreement as a “Securityholder” and “Indemnifying Person” thereunder as fully as though the Stockholder were a signatory thereto, including, without limitation, the escrow and indemnification provisions set forth in the Merger Agreement

RESOLVED FURTHER:  That the establishment of the Escrow Fund with the Escrow Agent pursuant to the terms of the Merger Agreement and the Escrow Agreement, as applicable, be, and hereby are, approved and adopted.

RESOLVED FURTHER:  That the Escrow Agreement is hereby approved and adopted.

RESOLVED FURTHER:  That the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare, execute, deliver and file or cause to be prepared, executed, delivered and filed such further agreements, certificates, instruments and documents and to take such actions as contemplated by the Merger Agreement or as such officer or officers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions, including, without limitation, the payment of all legal, accounting, financial advisory and other professional or out-of-pocket transaction expenses incurred by the Company in connection with the Merger.

RESOLVED FURTHER:  That the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute and file a Certificate of Merger with the Secretary of State of the State of Delaware in order to consummate the Merger.

Appointment of the Representative

RESOLVED:  That each of the undersigned Stockholders hereby irrevocably designates and appoints Shareholder Representative Services LLC as the Securityholders’ Representative and attorney-in-fact and agent to act for and on behalf of the Securityholders. Without limiting the generality of the foregoing, the Securityholders’ Representative has full power and authority on behalf of each Securityholder and his or her successors and assigns to, (i) interpret the terms and provisions of this the Merger Agreement; (ii) execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Escrow Agreement; (iii) receive service of process in connection with any claims under this Agreement; (iv) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing; (v) resolve disputes relating to the Revised Closing Statement, if any, in accordance with the procedures set forth in the Merger Agreement; (vi) give and receive notices and communications; (vii) engage counsel, and such accountants and other advisors or experts for the Securityholders and incur such other expenses on behalf of the Securityholders in connection with this agreement and the transactions contemplated hereby as the Securityholders’ Representative may deem appropriate; and (viii) take all actions necessary or appropriate in the judgment of Securityholders’ Representative on behalf of the Securityholders in connection with the Merger Agreement.

Waiver of Appraisal Rights

RESOLVED:  That each of the undersigned Stockholders hereby affirmatively waives (i) any right of appraisal the undersigned may have arising in connection with the Merger under Section 262 of Title 8, Chapter 1 of the DGCL and under any other applicable law or regulation granting such stockholder the right to have such stockholder’s shares of capital stock of the Company appraised in connection with the Merger and (ii) any rights to otherwise dissent from the transactions contemplated by the recitals and resolutions set forth herein.

Waiver of Notice

RESOLVED:  That each undersigned Stockholder hereby waives, on its own behalf and on behalf of all Stockholders, any notice with respect to the Merger which such Stockholder may be entitled pursuant to the Certificate of Incorporation, the Bylaws or any agreements by and between the Company and such stockholder, each, as in effect as of the date hereof.

Termination of Investors’ Rights Agreement

WHEREAS, certain of the undersigned Stockholders are parties to that certain Third Amended and Restated Investors’ Rights Agreement dated October 29, 2008 (the “Rights Agreement”) and such Stockholders desire to terminate the Rights Agreement, effective as of and contingent upon the Effective Time of the Merger; and

WHEREAS, the Company, by action of the Board, has agreed to terminate the Rights Agreement.

RESOLVED:  That the Rights Agreement hereby is terminated and cancelled effective as of and contingent upon the Effective Time of the Merger.

Omnibus Resolutions

RESOLVED:  That any and all acts, transactions, agreements or certificates previously signed on behalf of the officers of the Company in furtherance of the foregoing be, and they hereby are, in all respects approved and ratified as the true acts and deeds of the Company with the same force and effect as if such act, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Company’s stockholders, and that the proper officer of the Company did execute the same.

RESOLVED FURTHER:  That the appropriate officers of the Company be, and each of them singly hereby is, authorized in the name and on behalf of the Company to execute and deliver any and all agreements, instruments, documents and certificates and to take any and all actions which they or any one of them may deem necessary, appropriate or desirable in connection with or in furtherance of the actions contemplated by the foregoing resolutions, and that the execution and delivery of such agreements, instruments, documents and certificates and the taking of such actions, by such officer or officers shall be conclusive evidence of his determination and the approval of the stockholders of the Company.

RESOLVED FURTHER:  That this Action by Written Consent of the Stockholders shall be irrevocably effective and binding on all stockholders of the Company upon its execution by the minimum number of stockholders holding (i) a majority of the outstanding Company Preferred Stock (voting together as a single class on an as-converted to Company Stock basis) and (ii) a majority of the outstanding voting stock of the Company (voting together as a single class on an as-converted to Company Common Stock basis).

Annex C

ADVISORY CONSENT

Advisory Consent of Stockholders of OPENLANE, Inc.
Regarding Certain Named Executive Officers’ Compensation

The undersigned, being a holder of issued and outstanding voting shares of the capital stock of OPENLANE, Inc., a Delaware corporation (“Company”), as August 11, 2011, the record date of this vote, hereby votes all shares of the Company’s capital stock held of record by him, her or it in favor of the adoption and approval of the following resolutions, without a formal meeting and without prior notice.

Whereas, on August 15, 2011, ADESA, Inc., a Delaware corporation (“ADESA”) and a wholly owned subsidiary of KAR Auction Services, Inc., a Delaware corporation (“KAR”) entered into an Agreement and Plan of Merger, by and among ADESA, KAR, as the Guarantor, Riley Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of ADESA, (“Merger Sub”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholders’ Representative, (“Merger Agreement”), pursuant to which Merger Sub will be merged (“Merger”) with and into the Company, with the Company surviving as a wholly owned subsidiary of ADESA;

Whereas, the Company is required pursuant to Section 14A of the Securities Exchange Act of 1934 to obtain a non-binding, advisory vote on the compensation payable to each of its named executive officers in connection with the proposed Merger payable pursuant to arrangements entered into with the Company; and

Whereas, the undersigned has received a copy of the “Proxy Statement for Merger, Solicitation of Acknowledgment, Advisory Consent on Executive Compensation and Notice of Appraisal Rights” (the “Proxy Statement”) which contains a description of compensation that will or may become payable by the Company to the named executive officers of the Company as disclosed pursuant to Item 402(t) of Regulations S-K and as set forth in the Proxy Statement in the proposal titled “Advisory Consent Regarding Certain Executive Compensation” and as further described in “Interests of OPENLANE’s Directors and Executive Officers in the Merger.

Now, Therefore, Be It Resolved, that the compensation that will or may become payable by the Company to the named executive officers of the Company as disclosed pursuant to Item 402(t) of Regulations S-K and as set forth in the Proxy Statement in the proposal titled “Advisory Consent Regarding Certain Executive Compensation” and as further described in “Interests of OPENLANE’s Directors and Executive Officers in the Merger,” as set forth in the Proxy Statement is hereby approved.

Please note that because the consent is advisory in nature only, the consent will not be binding on either the Company or ADESA regardless of whether the proposed Merger is completed. Accordingly, as the compensation to be paid in connection with the proposed Merger is contractual with respect to the executives, regardless of the outcome of this advisory consent, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.

IN ACCORDANCE WITH SECTION 228 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND THE BYLAWS OF THE COMPANY, THE ACTIONS TAKEN BY THIS CONSENT SHALL HAVE THE SAME FORCE AND EFFECT AS IF TAKEN AT ANY MEETING OF THE STOCKHOLDERS OF THE COMPANY, DULY CALLED AND CONSTITUTED PURSUANT TO THE LAWS OF THE STATE OF DELAWARE.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Advisory Consent and votes all shares of the Company’s capital stock held of record by him, her or it in favor of the adoption and approval of the resolutions set forth above, without a formal meeting and without prior notice, as of the date set forth below.

(Entity Name(s), if applicable)
By: Name: Title:
Dated:

C-2

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262.  APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §253 or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstick corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

PRIOR CORPORATE ACTIONS

OPENLANE, INC.
(a Delaware corporation)

September 8, 2011

NOTICE OF STOCKHOLDER ACTIONS WITHOUT A MEETING

To:	Certain Stockholders of OPENLANE, Inc.

Ladies and Gentlemen:

This Notice is hereby provided to the stockholders of OPENLANE, Inc. (the “Company”) pursuant to Section 228(e) of the Delaware General Corporation Law.

The Company hereby advises you that certain stockholders of the Company took the actions outlined below by written consent without a meeting. Please note that no further action is required on your part.

1.	Increases to the Number of Shares Reserved for Issuance under the 2002 Stock Plan

Effective April 14, 2003, the holders of a majority of the Company’s (i) outstanding Common Stock, (ii) outstanding Preferred Stock, voting together as a single class, (iii) outstanding Common Stock and Preferred Stock, voting together as a single class, and (iv) outstanding Series E Preferred Stock, approved the adoption of the Company’s 2002 Stock Plan (the “Plan”) and reserved 89,312,611 shares reserved for issuance thereunder.

Effective June 10, 2004, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 76,411,699 shares, for a total of 165,724,280 shares reserved for issuance thereunder.

On August 2, 2004, the Company effected a 1-for-100 reverse stock split of the outstanding Common Stock and Preferred Stock, as well as shares authorized but not yet issued under the Plan. Post split, the Company had 1,657,242 shares authorized under the Plan.

Effective December 7, 2005, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 400,000 shares, for a total of 2,057,242 shares reserved for issuance thereunder.

Effective May 25, 2006, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 63,000 shares, for a total of 2,120,242 shares reserved for issuance thereunder.

Effective July 14, 2006, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 17,500 shares, for a total of 2,137,742 shares reserved for issuance thereunder.

Effective December 14, 2006, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 2,000,000 shares, for a total of 4,137,742 shares reserved for issuance thereunder.

Effective October 31, 2007, the holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 2,170,371 shares, for a total of 6,308,113 shares reserved for issuance thereunder.

Effective January 11, 2008, holders of not less than a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 700,000 shares, for a total of 7,008,113 shares reserved for issuance thereunder.

Effective October 27, 2008, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 892,586 shares, for a total of 7,900,699 shares reserved for issuance thereunder.

Effective October 5, 2009, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 200,000 shares, for a total of 8,100,699 shares reserved for issuance thereunder.

Effective April 14, 2010, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 100,000 shares, for a total of 8,200,699 shares reserved for issuance thereunder.

Effective April 14, 2010, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved an increase to the authorized number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 350,000 shares, for a total of 8,550,699 shares reserved for issuance thereunder.

2.	Approvals Regarding the Certificate of Incorporation

Effective August 6, 1999, the holders of not less than a majority of the outstanding shares approved the amendment and restatement of the Company’s Certificate of Incorporation in connection with the issuance and sale of up to approximately 5,000,000 of Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement which, among other things, (a) increased the total number of authorized Common Stock of the Company from 10,000,000 to 15,000,000 shares and (b) authorized a new series of Preferred Stock to be designated Series A Preferred Stock, consisting of 5,000,000 shares with such rights, preferences, privileges and restrictions as set forth therein.

Effective September 9, 1999, the holders of (i) not less than a majority of the outstanding shares of and (ii) not less than a majority of the outstanding Series A Preferred Stock, approved a certificate of amendment to the Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on August 6, 1999, which (a) increased the total number of authorized shares Common Stock of the Company from 15,000,000 to 16,000,000 shares and (b) increased the total number of authorized Series A Preferred Stock of the Company from 5,000,000 to 5,670,000 shares.

Effective September 23, 1999, the holders of (i) not less than a majority of the outstanding shares of and (ii) not less than a majority of the outstanding Series A Preferred Stock, approved a certificate of amendment to the Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on August 6, 1999,which (a) increased the total number of authorized Common Stock of the Company from 16,000,000 to 32,000,000 shares and (b) effected a 2-for-1 forward stock split of the Company’s outstanding Common Stock.

Effective May 10, 2000, the holders of not less than a majority of the outstanding shares of (i) Preferred Stock, voting separately and (ii) Common and Preferred Stock, voting together on an as-converted basis, approved the amendment and restatement of the Company’s Certificate of Incorporation in connection with the issuance and sale of up to approximately 9,470,924 of Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement which, among other things, (a) increased the total number of authorized Common Stock of the Company from 32,000,000 to 45,000,000 shares, (b) increased the number of authorized Preferred Stock of the Company from 5,650,000 to 15,108,423, (c) decreased the total number of authorized Series A Preferred Stock from 5,650,000 to 5,020,000 and (d) authorized a new series of Preferred Stock to be designated Series B Preferred Stock, consisting of 10,088,423 shares with such rights, preferences, privileges and restrictions as set forth therein.

Effective September 20, 2000, the holders of not less than a majority of the outstanding shares of (i) Series A Preferred Stock, voting separately (ii) Series B Preferred Stock, voting separately, and (iii) Common and Preferred Stock, voting together on an as-converted basis, approved the amendment and restatement of the Company’s Certificate of Incorporation in connection with the issuance and sale of up to approximately 1,300,000 of Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement which, among other things, (a) increased the number of authorized Preferred Stock of the Company from 15,108,423 to 16,408,423, and (b) authorized a new series of Preferred Stock to be designated Series C Preferred Stock, consisting of 1,300,000 shares with such rights, preferences, privileges and restrictions as set forth therein.

Effective, October 10, 2000, the holders of not less than a majority of the outstanding shares of (i) Series A Preferred Stock, voting separately (ii) Series B Preferred Stock, voting separately, (iii) Preferred Stock voting separately and (iii) Common and Preferred Stock, approved a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on September 29, 2000, which increased the total number of authorized Common Stock of the Company from 45,000,000 to 60,000,000 shares.

Pursuant to that certain Agreement and Plan of Reorganization dated as of June 28, 2002 and in connection with the Amended and restated Certificate of Incorporation originally filed with the State of Delaware on October 8, 2002, the Company authorized 1,881,853,767 shares of Common Stock and 588,326,713 of Preferred Stock, of which 165,490,189 were designated Series A Preferred Stock, 149,640,778 were designated Series B Preferred Stock, 10,497,089 were designated Series C Preferred Stock, 139,554,881 were designated Series D Preferred Stock, and 123,143,776 were designated Series E Preferred Stock.

Effective April 14, 2003, the holders of a majority of the Company’s (i) outstanding Common Stock, (ii) outstanding Preferred Stock, voting together as a single class, (iii) outstanding Common Stock and Preferred Stock, voting together as a single class, and (iv) outstanding Series E Preferred Stock, approved a certificate of amendment to the Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on October 8, 2002, which (a) increased the total number of authorized Common Stock by 23,000,000 shares for a total of 1,904,853,767 shares of authorized Common Stock, (b) increased the total number of authorized Series E Preferred Stock by 168,500 shares for a total of 123,312,276 shares of authorized Series E Preferred Stock, and (c) changed the current conversion prices for each series of Preferred Stock.

Effective June 10, 2004, the holders of not less than a majority of the outstanding shares of (i) Common Stock, voting separately, (ii) Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, (iii) Series E Preferred Stock, voting separately, and (iv) Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, approved the Amended and Restated Certificate of Incorporation, which (a) effected a 1-for-100 reverse stock split of the Company’s outstanding Common Stock and Preferred Stock, as well as shares authorized but not yet issued under the Plan, (b) decreased the number of authorized shares of Common Stock and (c) decreased the number of authorized shares of each series of Preferred Stock.

On August 2, 2004, the Company filed an Amended and Restated Certificate of Incorporation with the State of Delaware, the Company authorized 19,048,538 shares of Common Stock and 5,884,953 of Preferred Stock, of which 1,654,902 were designated Series A Preferred Stock, 1,496,408 were designated Series B Preferred Stock, 104,971 were designated Series C Preferred Stock, 1,395,549 were designated Series D Preferred Stock, and 1,233,123 were designated Series E Preferred Stock.

Effective July 14, 2006, the holders of not less than (i) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, (ii) a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (iii) a majority of the outstanding shares of Series E Preferred Stock, approved the business combination agreement, by and among the Company, ATC (AutoTradeCenter) Group Canada Company, a corporation organized under the laws of Nova Scotia, OGI, MPI Group Inc., a corporation organized under the laws of Ontario, MPI Holdings Inc., a corporation organized under the laws of Alberta, Michael Stein as Stockholder Agent and certain other parties (the “Business Combination Agreement”), pursuant to which the Company (a) increased the number of authorized shares of Common Stock from 19,048,538 to 30,000,000 and (b) the Company created a new series of Preferred Stock, consisting of 5,402,702 authorized shares of Series F Preferred Stock, increasing the total authorized Preferred Stock to 11,287,655 shares.

Effective October 31, 2007, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved the amendment and restatement of the Company’s Certificate of Incorporation in connection with the issuance and sale of up to approximately 2,937,721 of Series G Preferred Stock pursuant to the Series G Preferred Stock Purchase Agreement which, among other things, (a) increased the number of authorized shares of Common Stock, to a total of 30,000,000 shares, (b) increased the number of authorized shares of Preferred Stock, to a total of 14,232,655 shares, (c) created a new series of Preferred Stock, designated Series G Preferred Stock, consisting of 2,945,000 authorized shares, (d) established or amended the rights, preferences, privileges and restrictions of the Common Stock and the Preferred Stock and (e) made certain other changes as set forth therein.

Effective, March 31, 2008, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on October 31, 2007, to change the Company’s name to OPENLANE, Inc.

Effective May 9, 2008, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, originally filed with the state of Delaware on October 31, 2007, to increase the number of authorized shares of Series G Preferred Stock to a total of 3,000,000 authorized shares of Series G Preferred Stock and 14,287, 655 shares of Preferred Stock.

Effective October 27, 2008, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved the amendment and restatement of the Company’s Certificate of Incorporation in connection with the issuance and sale of up to approximately 6,400,000 of Series H Preferred Stock pursuant to the Series H Preferred Stock Purchase Agreement which, among other things, (a) increased the number of authorized shares of Common Stock, to a total of 37,300,000 shares, (b) increased the number of authorized shares of Preferred Stock, to a total of 20,687,655 shares, (c) created a new series of Preferred Stock, designated Series H Preferred Stock, consisting of 6,400,000 authorized shares, (d) established or amended the rights, preferences, privileges and restrictions of the Common Stock and the Preferred Stock and (e) made certain other changes as set forth therein.

3.	Approval of Series A Financing

Effective August 6, 1999, the holders of not less than a majority of the outstanding stock, approved the Series A Stock Purchase Agreement, by and between the Company and each of the persons and entities listed on the Schedule of Purchasers attached thereto.

4.	Approval of Series B Financing

Effective May 10, 2000, the holders of not less than a majority of the outstanding shares of (i) Preferred Stock, voting separately and (ii) Common and Preferred Stock, voting together on an as-converted basis, approved the Series B Stock Purchase Agreement, by and between the Company and each of the persons and entities listed on the Schedule of Purchasers attached thereto, certain stockholders also, among other things, (a) waived any rights of first refusal in connection with the Series B Financing to purchase their respective pro rata shares of the Series B Preferred Stock, pursuant to Section 8 of the Investor Rights Agreement, dated as of August 6, 1999, (b) waived Section 5.1(e) of the Right of First Refusal, Co-Sale and Voting Agreement, dated as of August 6, 1999 and (c) authorized the increase in the size of the Company’s Board of Directors to six (6) directors.

5.	Approval of Series C Financing

Effective September 20, 2000, the holders of not less than a majority of the outstanding shares of (i) Series A Preferred Stock, voting separately (ii) Series B Preferred Stock, voting separately, and (iii) Common and Preferred Stock, voting together on an as-converted basis, approved the Series C Stock Purchase Agreement, by and between the Company and each of the persons and entities listed on the Schedule of Purchasers attached thereto, certain stockholders also, among other things, waived any rights of first refusal in connection with the Series C Financing to purchase their respective pro rata shares of the Series C Preferred Stock, pursuant to Section 8 of the Amended and Restated Investor Rights Agreement, dated as of May 12, 2000.

6.	Approval of the Bridge Financing

Effective October 4, 2007, the holders of not less than a majority of the outstanding shares of Preferred Stock, consenting or voting as a single class on an as-converted to Common Stock basis, approved (i) the Note and Warrant Purchase Agreement by and among the Company and the Lenders named on the Schedule of Lenders attached thereto, pursuant to which the Company issued certain lenders promissory notes convertible into shares of the Company’s preferred stock in an aggregate amount of $3,729,171.21 and warrants to purchase shares of the Company’s Preferred Stock (the “Bridge Financing”) and (ii) waived, pursuant to Section 8 of the Amended and Restated Investor Rights Agreement by and among the Company and certain holders of the Company’s capital stock, dated as of August 14, 2006 (the “IRA”), (a) any right of first refusal to purchase their respective Pro Rata Shares (as defined in the IRA) of securities issued or issuable in connection with the Bridge Financing, and (b) any notice period with respect to the exercise of such right of first refusal in connection with the Bridge Financing. In accordance with Section 13 of the IRA, such waivers are binding all stockholders party to the IRA in connection with the Bridge Financing because such waivers were approved by a majority of the outstanding shares of Preferred Stock, voting together as a class on an as-converted basis as provided for in Section 13 of the IRA.

7.	Approval of Series G Financing

Effective October 31, 2007, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved the Series G Stock Purchase Agreement, by and between the Company and each of the persons and entities listed on the Schedule of Purchasers attached thereto, pursuant to which the Company authorized (a) the sale and issuance to the Purchasers (as defined in the Series G Stock Purchase Agreement) of up to 2,937,721 shares of the Company’s Series G Preferred Stock, par value $0.001 per share and (b) the reservation of shares of Common Stock for issuance upon conversion of the Series G shares (the “Series G Financing”). Concurrently with such stockholder approval, certain stockholders also, among other things, (i) waived the notice period pursuant to the Restricted Voting Agreement, in connection with the Series G Financing, (ii) waived the notice period with respect to the exercise of such stockholder’s right of first refusal, pursuant to Section 8(c) of the IRA, in connection with the Series G Financing, (iii) waived any rights of first refusal in connection with the Series G Financing to purchase their respective pro rata shares of the Series G Preferred Stock, pursuant to Section 8 of the IRA, and (iv) waived the right to receive annual financial information, pursuant to Section 6(a)(i) of the IRA, until such time as the audit of the annual financial information is completed pursuant to Section 6(a)(i) of the IRA. The waivers in subclauses (i), (ii), (iii) and (iv) are binding on all stockholders party to the IRA in connection with the Series G Financing because the waivers were approved by a majority of the outstanding shares of Preferred Stock, voting together as a class on an as-converted basis as provided for in Section 13 of the IRA.

8.	Conversion of Bridge Notes

Effective October 31, 2007, the holders of not less than the holders of a majority interest of the aggregate principal amount of convertible promissory notes issued pursuant the Bridge Financing elected to convert the aggregate principal and unpaid accrued interest of all the Notes held into shares of Series G Preferred stock upon the initial closing of the Series G Financing.

9.	Approval of Series H Financing

Effective October 27, 2008, the holders of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted, approved the Series H Stock Purchase and Exchange Agreement, by and between the Company and each of the persons and entities listed on the Schedule of Purchasers attached thereto, pursuant to which the Company authorized (a) the sale and issuance to the Purchasers (as defined in the Series H Stock Purchase and Exchange Agreement) of up to 6,222,253 shares of the Company’s Series H Preferred Stock, par value $0.001 per share and (b) the reservation of shares of Common Stock for issuance upon conversion of the Series H shares (the “Series H Financing”). Concurrently with such stockholder approval, certain stockholders also, among other things, (i) waived the notice period pursuant to the Restricted Voting Agreement, dated as of August 14, 2006, in connection with the Series H Financing, (ii) waived the notice period with respect to the exercise of such stockholder’s right of first refusal, pursuant to Section 8(c) of the Amended and Restated Investor Rights Agreement, dated as of August 14, 2006, (the “Rights Agreement”) in connection with the Series H Financing, (iii) waived any rights of first refusal in connection with the Series H Financing to purchase their respective pro rata shares of the Series H Preferred Stock, pursuant to Section 8 of the Rights Agreement, and (iv) waived the right to receive annual financial information, pursuant to Section 6(a) of the Rights Agreement, until such time as the audit of the annual financial information is completed pursuant to Section 6(a)(i) of the Rights Agreement. The waivers in subclauses (i), (ii), (iii) and (iv) are binding on all stockholders party to the Rights Agreement in connection with the Series H Financing because the waivers were approved by a majority of the outstanding shares of Preferred Stock, voting together as a class on an as-converted basis as provided for in Section 13 of the Rights Agreement.

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Please note that this Notice is provided for informational purposes only. Therefore, no action is required by you in connection with this Notice. Copies of the Actions by Written Consent of the Stockholders effective August 6, 1999, September 9, 1999, September 23, 1999, May 10, 2000, September 20, 2000, October 10, 2000, April 14, 2003, June 10, 2004, December 7, 2005, May 25, 2006, July 14, 2006, December 14, 2006, October 4, 2007, October 31, 2007, January 11, 2008, March 31, 2008, May 9, 2008, October 27, 2008, October 5, 2009 and April 14, 2010 are available from the Company upon written request.

OPENLANE, Inc.

Laurel Finch
Vice-President & General Counsel